Exhibit 99.1
PART I
ITEM 1.    BUSINESS
In this report, the terms "The Coca-Cola Company," "Company," "we," "us" and "our" mean The Coca-Cola Company and all entities included in our consolidated financial statements.
General
The Coca-Cola Company is the world's largest beverage company. We own or license and market more than 500 nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees, and energy and sports drinks. We own and market four of the world's top five nonalcoholic sparkling beverage brands: Coca-Cola, Diet Coke, Fanta and Sprite. Finished beverage products bearing our trademarks, sold in the United States since 1886, are now sold in more than 200 countries.
We make our branded beverage products available to consumers throughout the world through our network of Company-owned or -controlled bottling and distribution operations as well as independent bottling partners, distributors, wholesalers and retailers — the world's largest beverage distribution system. Beverages bearing trademarks owned by or licensed to us account for more than 1.9 billion of the approximately 58 billion servings of all beverages consumed worldwide every day.
We believe our success depends on our ability to connect with consumers by providing them with a wide variety of options to meet their desires, needs and lifestyles. Our success further depends on the ability of our people to execute effectively, every day.
Our goal is to use our Company's assets — our brands, financial strength, unrivaled distribution system, global reach, and the talent and strong commitment of our management and associates — to become more competitive and to accelerate growth in a manner that creates value for our shareowners.
We were incorporated in September 1919 under the laws of the State of Delaware and succeeded to the business of a Georgia corporation with the same name that had been organized in 1892.
Operating Segments
The Company's operating structure is the basis for our internal financial reporting. As of December 31, 2015, our operating structure included the following operating segments, the first six of which are sometimes referred to as "operating groups" or "groups":

•	Eurasia and Africa

•	Europe

•	Latin America

•	North America

•	Asia Pacific

•	Bottling Investments

•	Corporate
Except to the extent that differences among operating segments are material to an understanding of our business taken as a whole, the description of our business in this report is presented on a consolidated basis.
Effective January 1, 2016, we transferred Coca-Cola Refreshments' ("CCR") bottling and associated supply chain operations in the United States and Canada from our North America segment to our Bottling Investments segment. Additionally, effective August 1, 2016, the Company formed a new Europe, Middle East and Africa operating group consisting of the business units that were previously included in the Europe and the Eurasia and Africa operating groups. As a result, our organizational structure consists of the following operating segments: Europe, Middle East and Africa; Latin America; North America; Asia Pacific; Bottling Investments; and Corporate. Accordingly, all segment information presented herein has been revised to reflect these changes in our organizational structure.

For financial information about our operating segments and geographic areas, refer to Note 19 of Notes to Consolidated Financial Statements set forth in Part II, "Item 8. Financial Statements and Supplementary Data" of this report, incorporated herein by reference. For certain risks attendant to our non-U.S. operations, refer to "Item 1A. Risk Factors" below.
Products and Brands
As used in this report:

•	"concentrates" means flavoring ingredients and, depending on the product, sweeteners used to prepare syrups or finished beverages and includes powders for purified water products such as Dasani;

•	"syrups" means beverage ingredients produced by combining concentrates and, depending on the product, sweeteners and added water;

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"fountain syrups" means syrups that are sold to fountain retailers, such as restaurants and convenience stores, which use dispensing equipment to mix the syrups with sparkling or still water at the time of purchase to produce finished beverages that are served in cups or glasses for immediate consumption;

•	"sparkling beverages" means nonalcoholic ready-to-drink beverages with carbonation, including carbonated energy drinks and carbonated waters and flavored waters;

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"still beverages" means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, noncarbonated energy drinks, juices and juice drinks, ready-to-drink teas and coffees, and sports drinks;

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"Company Trademark Beverages" means beverages bearing our trademarks and certain other beverage products bearing trademarks licensed to us by third parties for which we provide marketing support and from the sale of which we derive economic benefit; and

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"Trademark Coca-Cola Beverages" or "Trademark Coca-Cola" means beverages bearing the trademark Coca-Cola or any trademark that includes Coca-Cola or Coke (that is, Coca-Cola, Coca-Cola Life, Diet Coke and Coca-Cola Zero and all their variations and any line extensions, including Coca-Cola Light, caffeine free Diet Coke, Cherry Coke, etc.). Likewise, when we use the capitalized word "Trademark" together with the name of one of our other beverage products (such as "Trademark Fanta," "Trademark Sprite" or "Trademark Simply"), we mean beverages bearing the indicated trademark (that is, Fanta, Sprite or Simply, respectively) and all its variations and line extensions (such that "Trademark Fanta" includes Fanta Orange, Fanta Zero Orange, Fanta Apple, etc.; "Trademark Sprite" includes Sprite, Diet Sprite, Sprite Zero, Sprite Light, etc.; and "Trademark Simply" includes Simply Orange, Simply Apple, Simply Grapefruit, etc.).

Our Company markets, manufactures and sells:

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beverage concentrates, sometimes referred to as "beverage bases," and syrups, including fountain syrups (we refer to this part of our business as our "concentrate business" or "concentrate operations"); and

•	finished sparkling and still beverages (we refer to this part of our business as our "finished product business" or "finished product operations").
Generally, finished product operations generate higher net operating revenues but lower gross profit margins than concentrate operations.
In our concentrate operations, we typically generate net operating revenues by selling concentrates and syrups to authorized bottling and canning operations (to which we typically refer as our "bottlers" or our "bottling partners"). Our bottling partners either combine the concentrates with sweeteners (depending on the product), still water and/or sparkling water, or combine the syrups with sparkling water to produce finished beverages. The finished beverages are packaged in authorized containers — such as cans and refillable and nonrefillable glass and plastic bottles — bearing our trademarks or trademarks licensed to us and are then sold to retailers directly or, in some cases, through wholesalers or other bottlers. Outside the United States, we also sell concentrates for fountain beverages to our bottling partners who are typically authorized to manufacture fountain syrups, which they sell to fountain retailers such as restaurants and convenience stores which use the fountain syrups to produce beverages for immediate consumption, or to authorized fountain wholesalers who in turn sell and distribute the fountain syrups to fountain retailers.

Our finished product operations consist primarily of our Company-owned or -controlled bottling, sales and distribution operations, including CCR's bottling and associated supply chain operations in the United States and Canada, and are included in our Bottling Investments operating segment. Our finished product operations generate net operating revenues by selling sparkling beverages and a variety of still beverages, such as juices and juice drinks, energy and sports drinks, ready-to-drink teas and coffees, and certain water products, to retailers or to distributors, wholesalers and bottling partners who distribute them to retailers. In addition, in the United States, we manufacture fountain syrups and sell them to fountain retailers, such as restaurants and convenience stores who use the fountain syrups to produce beverages for immediate consumption, or to authorized fountain wholesalers or bottling partners who resell the fountain syrups to fountain retailers. These fountain syrup sales are included in our North America operating segment. We authorize these wholesalers to resell our fountain syrups through nonexclusive appointments that neither restrict us in setting the prices at which we sell fountain syrups to the wholesalers nor restrict the territories in which the wholesalers may resell in the United States.
For information about net operating revenues and unit case volume related to our concentrate operations and finished product operations, refer to the heading "Our Business — General" set forth in Part II, "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" of this report, which is incorporated herein by reference.
We own numerous valuable nonalcoholic beverage brands, including the following:

Coca-Cola	Minute Maid	Aquarius	Bonaqua/Bonaqa
Diet Coke/Coca-Cola Light	Georgia[1]	Minute Maid Pulpy[4]	Gold Peak[6]
Coca-Cola Zero	Powerade	Dasani	FUZE TEA[7]
Fanta	Del Valle[2]	Simply[5]	Glacéau Smartwater[8]
Sprite	Schweppes[3]	Glacéau Vitaminwater	Ice Dew[9]

[1]	Georgia is primarily a coffee brand sold mainly in Japan.

[2]	We manufacture, market and sell juices and juice drinks under the Del Valle trademark primarily in Mexico and Brazil through joint ventures with our bottling partners.

[3]	Schweppes is owned by the Company in certain countries other than the United States.

[4]	Minute Maid Pulpy is a juice drink brand sold primarily in Asia Pacific.

[5]	Simply is a juice and juice drink brand sold in North America.

[6]	Gold Peak is primarily a tea brand sold in North America.

[7]	FUZE TEA is a brand sold outside of North America.

[8]	Glacéau Smartwater is a vapor-distilled water with added electrolytes which is sold mainly in North America and Great Britain.

[9]	Ice Dew is a water brand sold in China.
In addition to the beverage brands we own, we also provide marketing support and otherwise participate in the sales of other nonalcoholic beverage brands through licenses, joint ventures and strategic partnerships, including, but not limited to, the following:

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We and certain of our bottlers distribute certain brands of Monster Beverage Corporation ("Monster"), primarily Monster Energy, in designated territories in the United States, Canada and other international territories pursuant to distribution coordination agreements between the Company and Monster and related distribution agreements between Monster and Company-owned or -controlled bottling operations, including CCR, and independent bottling and distribution partners.

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We produce and/or distribute certain other third-party brands, including brands owned by Dr Pepper Snapple Group, Inc. ("DPSG"), which we produce and distribute in designated territories in the United States and Canada pursuant to license agreements with DPSG.

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We have a strategic partnership with Aujan Industries Company J.S.C. ("Aujan"), one of the largest independent beverage companies in the Middle East. We own 50 percent of the entity that holds the rights in certain territories to brands produced and distributed by Aujan, including Rani, a juice brand, and Barbican, a flavored malt beverage brand.

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We have a joint venture with Nestlé S.A. ("Nestlé") named Beverage Partners Worldwide ("BPW") which markets and distributes Nestea products in Europe and Canada under agreements with our bottlers. The Nestea trademark is owned by Société des Produits Nestlé S.A.

Consumer demand determines the optimal menu of Company product offerings. Consumer demand can vary from one locale to another and can change over time within a single locale. Employing our business strategy, and with special focus on core brands, our Company seeks to build its existing brands and, at the same time, to broaden its historical family of brands, products and services in order to create and satisfy consumer demand locale by locale.
We measure the volume of Company beverage products sold in two ways: (1) unit cases of finished products and (2) concentrate sales. As used in this report, "unit case" means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings), and "unit case volume" means the number of unit cases (or unit case equivalents) of Company beverage products directly or indirectly sold by the Company and its bottling partners ("Coca-Cola system") to customers. Unit case volume primarily consists of beverage products bearing Company trademarks. Also included in unit case volume are certain products licensed to, or distributed by, our Company, and brands owned by Coca-Cola system bottlers for which our Company provides marketing support and from the sale of which we derive economic benefit. In addition, unit case volume includes sales by certain joint ventures in which the Company has an equity interest. We believe unit case volume is one of the measures of the underlying strength of the Coca-Cola system because it measures trends at the consumer level. The unit case volume numbers used in this report are derived based on estimates received by the Company from its bottling partners and distributors. Concentrate sales volume represents the amount of concentrates and syrups (in all instances expressed in equivalent unit cases) sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers. Unit case volume and concentrate sales volume growth rates are not necessarily equal during any given period. Factors such as seasonality, bottlers' inventory practices, supply point changes, timing of price increases, new product introductions and changes in product mix can impact unit case volume and concentrate sales volume and can create differences between unit case volume and concentrate sales volume growth rates. In addition to the items mentioned above, the impact of unit case volume from certain joint ventures in which the Company has an equity interest but to which the Company does not sell concentrates or syrups may give rise to differences between unit case volume and concentrate sales volume growth rates.
Distribution System and Bottler's Agreements
We make our branded beverage products available to consumers in more than 200 countries through our network of Company-owned or -controlled bottling and distribution operations, independent bottling partners, distributors, wholesalers and retailers — the world's largest beverage distribution system. Consumers enjoy finished beverage products bearing trademarks owned by or licensed to us at a rate of more than 1.9 billion servings each day. We continue to expand our marketing presence in an effort to increase our unit case volume and net operating revenues in developed, developing and emerging markets. Our strong and stable system helps us to capture growth by manufacturing, distributing and marketing existing, enhanced and new innovative products to our consumers throughout the world.
The Coca-Cola system sold 29.2 billion, 28.6 billion and 28.2 billion unit cases of our products in 2015, 2014 and 2013, respectively. The unit case volume for 2015 and 2014 reflects the impact of the transfer of distribution rights with respect to non-Company-owned brands that were previously licensed to us in North American bottling territories that have since been refranchised and the discontinuance of certain brands owned by our Russian juice company in connection with the transition in 2014 of our Russian juice operations to an existing joint venture with an unconsolidated bottling partner (for information about these structural changes, refer to the heading "Operations Review — Structural Changes, Acquired Brands and Newly Licensed Brands" set forth in Part II, "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" of this report). The Company eliminated the unit case volume related to these structural changes from the base year, as applicable, when calculating 2015 versus 2014 and 2014 versus 2013 unit case volume growth rates. Sparkling beverages represented 73 percent, 73 percent and 74 percent of our worldwide unit case volume for 2015, 2014 and 2013, respectively. Trademark Coca-Cola Beverages accounted for 46 percent, 46 percent and 47 percent of our worldwide unit case volume for 2015, 2014 and 2013, respectively.
In 2015, unit case volume in the United States ("U.S. unit case volume") represented 19 percent of the Company's worldwide unit case volume. Of the U.S. unit case volume for 2015, 67 percent was attributable to sparkling beverages and 33 percent to still beverages. Trademark Coca-Cola Beverages accounted for 44 percent of U.S. unit case volume for 2015.
Unit case volume outside the United States represented 81 percent of the Company's worldwide unit case volume for 2015. The countries outside the United States in which our unit case volumes were the largest in 2015 were Mexico, China, Brazil and Japan, which together accounted for 31 percent of our worldwide unit case volume. Of the non-U.S. unit case volume for 2015, 74 percent was attributable to sparkling beverages and 26 percent to still beverages. Trademark Coca-Cola Beverages accounted for 46 percent of non-U.S. unit case volume for 2015.

Our five largest independent bottling partners based on unit case volume in 2015 were:

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Coca-Cola FEMSA, S.A.B. de C.V. ("Coca-Cola FEMSA"), which has bottling and distribution operations in a substantial portion of central Mexico, including Mexico City, and the southeast and northeast of Mexico, including the Gulf region; Guatemala City and the surrounding areas in Guatemala; Nicaragua (nationwide); Costa Rica (nationwide); Panama (nationwide); most of Colombia; Venezuela (nationwide); a major part of the states of São Paulo and Minas Gerais, the states of Paraná and Mato Grosso do Sul and part of the states of Rio de Janeiro and Goiás in Brazil; Buenos Aires and surrounding areas in Argentina; and the Philippines (nationwide);

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Coca-Cola HBC AG ("Coca-Cola Hellenic"), which has bottling and distribution operations in Armenia, Austria, Belarus, Bosnia-Herzegovina, Bulgaria, Croatia, Cyprus, the Czech Republic, Estonia, the Former Yugoslav Republic of Macedonia, Greece, Hungary, Italy, Latvia, Lithuania, Moldova, Montenegro, Nigeria, Northern Ireland, Poland, Republic of Ireland, Romania, Russia, Serbia, Slovakia, Slovenia, Switzerland and Ukraine;

•	Arca Continental, S.A.B. de C.V., which has bottling and distribution operations in northern and western Mexico, northern Argentina, Ecuador and Peru;

•	Coca-Cola Enterprises, Inc. ("CCE"), which has bottling and distribution operations in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway and Sweden; and

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Coca-Cola İçecek A.Ş., which has bottling and distribution operations in Turkey, Pakistan, Kazakhstan, Azerbaijan, Kyrgyzstan, Turkmenistan, Jordan, Iraq and Tajikistan and distribution operations in Syria.

In 2015, these five bottling partners combined represented 34 percent of our total unit case volume.
Being a bottler does not create a legal partnership or joint venture between us and our bottlers. Our bottlers are independent contractors and are not our agents.
Bottler's Agreements
We have separate contracts ("Bottler's Agreements") with each of our bottling partners regarding the manufacture and sale of Company products. Subject to specified terms and conditions and certain variations, the Bottler’s Agreements generally authorize the bottlers to prepare specified Company Trademark Beverages, to package the same in authorized containers, and to distribute and sell the same in (but, subject to applicable local law, generally only in) an identified territory. The bottler is obligated to purchase its entire requirement of concentrates or syrups for the designated Company Trademark Beverages from the Company or Company-authorized suppliers. We typically agree to refrain from selling or distributing, or from authorizing third parties to sell or distribute, the designated Company Trademark Beverages throughout the identified territory in the particular authorized containers; however, we typically reserve for ourselves or our designee the right (1) to prepare and package such Company Trademark Beverages in such containers in the territory for sale outside the territory, (2) to prepare, package, distribute and sell such Company Trademark Beverages in the territory in any other manner or form (territorial restrictions on bottlers vary in some cases in accordance with local law), and (3) to handle certain key accounts (accounts that cover multiple territories).
While under most of our Bottler's Agreements we generally have complete flexibility to determine the price and other terms of sale of the concentrates and syrups we sell to our bottlers, as a practical matter, our Company's ability to exercise its contractual flexibility to determine the price and other terms of sale of its syrups, concentrates and finished beverages is subject, both outside and within the United States, to competitive market conditions. In addition, in some instances we have agreed or may in the future agree with a bottler with respect to concentrate pricing on a prospective basis for specified time periods. Also, in some markets, in an effort to allow our Company and our bottling partners to grow together through shared value, aligned incentives and the flexibility necessary to meet consumers' always changing needs and tastes, we worked with our bottling partners to develop and implement an incidence-based pricing model for sparkling and still beverages. Under this model, the concentrate price we charge is impacted by a number of factors, including, but not limited to, bottler pricing, the channels in which the finished products are sold and package mix.
Under our Bottler's Agreements, in most cases, we have no obligation to provide marketing support to the bottlers. Nevertheless, we may, at our discretion, contribute toward bottler expenditures for advertising and marketing. We may also elect to undertake independent or cooperative advertising and marketing activities.

As further discussed below, our Bottler's Agreements for territories outside of the United States differ in some respects from our Bottler's Agreements for territories within the United States.
Bottler's Agreements Outside the United States
The Bottler's Agreements between us and our authorized bottlers outside the United States generally are of stated duration, subject in some cases to possible extensions or renewals of the term of the contract. Generally, these contracts are subject to termination by the Company following the occurrence of certain designated events. These events include defined events of default and certain changes in ownership or control of the bottler. Most of the Bottler's Agreements in force between us and bottlers outside the United States authorize the bottlers to manufacture and distribute fountain syrups, usually on a nonexclusive basis.
In certain parts of the world outside the United States, we have not granted comprehensive beverage production rights to the bottlers. In such instances, we or our authorized suppliers sell Company Trademark Beverages to the bottlers for sale and distribution throughout the designated territory, often on a nonexclusive basis.
Bottler's Agreements Within the United States
During the year ended December 31, 2015, our Company-owned operations manufactured, sold and distributed 82 percent of our U.S. unit case volume. The discussion below relates to Bottler's Agreements and other contracts for territories in the United States that are not covered by Company-owned operations.
In the United States, certain Bottler's Agreements for Trademark Coca-Cola Beverages and other cola-flavored beverages have no stated expiration date. Our standard contracts for other sparkling beverage flavors and for still beverages are of stated duration, subject to bottler renewal rights. The Bottler's Agreements in the United States are subject to termination by the Company for nonperformance or upon the occurrence of certain defined events of default that may vary from contract to contract.
Under the terms of the Bottler's Agreements, bottlers in the United States generally are not authorized to manufacture fountain syrups. Rather, in the United States, our Company manufactures and sells fountain syrups to authorized fountain wholesalers (including certain authorized bottlers) and some fountain retailers. These wholesalers in turn sell the syrups or deliver them on our behalf to restaurants and other retailers.
Certain Bottler's Agreements, entered into prior to 1987, provide for concentrates or syrups for certain Trademark Coca-Cola Beverages and other cola-flavored Company Trademark Beverages to be priced pursuant to a stated formula. Bottlers that accounted for 6.9 percent of U.S. unit case volume in 2015 have contracts for certain Trademark Coca-Cola Beverages and other cola-flavored Company Trademark Beverages with pricing formulas that generally provide for a baseline price. This baseline price may be adjusted periodically by the Company, up to a maximum indexed ceiling price, and is adjusted quarterly based upon changes in certain sugar or sweetener prices, as applicable. Bottlers that accounted for 0.3 percent of U.S. unit case volume in 2015 operate under our oldest form of contract, which provides for a fixed price for Coca-Cola syrup used in bottles and cans. This price is subject to quarterly adjustments to reflect changes in the quoted price of sugar.
In conjunction with implementing a new beverage partnership model in North America, the Company has entered into comprehensive beverage agreements ("CBAs") with certain bottling partners pursuant to which we granted to these bottlers certain exclusive territory rights for the distribution, promotion, marketing and sale of Company-owned and licensed beverage products as defined by the CBA. In some cases, the Company has entered into, or agreed to enter into, manufacturing agreements that authorize certain bottlers that have executed CBAs to manufacture certain beverage products. If a bottler has not entered into a specific manufacturing agreement, then under the CBA for the applicable territories, CCR retains the rights to produce these beverage products and the bottlers will purchase from CCR (or other Company-authorized manufacturing bottlers) substantially all of the related finished products needed in order to service the customers in these territories. Each CBA generally has a term of 10 years and is renewable, in most cases by the bottler and in some cases by the Company, indefinitely for successive additional terms of 10 years each. Under the CBA, each bottler will make ongoing quarterly payments to CCR based on its gross profit in the refranchised territories throughout the term of the CBA, including renewals, in exchange for the grant of the exclusive territory rights. For more information about the North America refranchising transactions, refer to Note 2 of Notes to Consolidated Financial Statements set forth in Part II, "Item 8. Financial Statements and Supplementary Data" of this report.

Promotions and Marketing Programs
In addition to conducting our own independent advertising and marketing activities, we may provide promotional and marketing services and/or funds to our bottlers. In most cases, we do this on a discretionary basis under the terms of commitment letters or agreements, even though we are not obligated to do so under the terms of the bottling or distribution agreements between our Company and the bottlers. Also, on a discretionary basis in most cases, our Company may develop and introduce new products, packages and equipment to assist the bottlers. Likewise, in many instances, we provide promotional and marketing services and/or funds and/or dispensing equipment and repair services to fountain and bottle/can retailers, typically pursuant to marketing agreements. The aggregate amount of funds provided by our Company to bottlers, resellers or other customers of our Company's products, principally for participation in promotional and marketing programs, was $6.8 billion in 2015.
Investments in Bottling Operations
Most of our branded beverage products are manufactured, sold and distributed by independent bottling partners. However, from time to time we acquire or take control of bottling operations, often in underperforming markets where we believe we can use our resources and expertise to improve performance. Owning such a controlling interest enables us to compensate for limited local resources; help focus the bottler's sales and marketing programs; assist in the development of the bottler's business and information systems; and establish an appropriate capital structure for the bottler. In line with our long-term bottling strategy, we may periodically consider options for divesting or reducing our ownership interest in a Company-owned or -controlled bottler, typically by selling our interest in a particular bottling operation to an independent bottler to improve Coca-Cola system efficiency. When we sell our interest in a bottling operation to one of our other bottling partners in which we have an equity method investment, our Company continues to participate in the bottler's results of operations through our share of the equity method investee's earnings or losses.
In addition, from time to time we make equity investments representing noncontrolling interests in selected bottling operations with the intention of maximizing the strength and efficiency of the Coca-Cola system's production, marketing, sales and distribution capabilities around the world by providing expertise and resources to strengthen those businesses. These investments are intended to result in increases in unit case volume, net revenues and profits at the bottler level, which in turn generate increased concentrate sales for our Company's concentrate and syrup business. When this occurs, both we and our bottling partners benefit from long-term growth in volume and improved cash flows. When our equity investment provides us with the ability to exercise significant influence over the investee bottler's operating and financial policies, we account for the investment under the equity method, and we sometimes refer to such a bottler as an "equity method investee bottler" or "equity method investee."
Our equity method investee bottlers include Coca-Cola FEMSA, in which as of December 31, 2015, we had an equity ownership interest of 28 percent, Coca-Cola Hellenic, in which as of December 31, 2015, we had an equity ownership interest of 24 percent, and Coca-Cola İçecek A.Ş., in which as of December 31, 2015, we had an equity ownership interest of 20 percent.
Seasonality
Sales of our nonalcoholic ready-to-drink beverages are somewhat seasonal, with the second and third calendar quarters accounting for the highest sales volumes. The volume of sales in the beverage business may be affected by weather conditions.
Competition
The nonalcoholic beverage segment of the commercial beverage industry is highly competitive, consisting of numerous companies ranging from small or emerging to very large and well established. These include companies that, like our Company, compete in multiple geographic areas, as well as businesses that are primarily regional or local in operation. Competitive products include numerous nonalcoholic sparkling beverages; various water products, including packaged, flavored and enhanced waters; juices and nectars; fruit drinks and dilutables (including syrups and powdered drinks); coffees and teas; energy and sports and other performance-enhancing drinks; filtered milk and other dairy-based drinks; functional beverages, including vitamin-based products and relaxation beverages; and various other nonalcoholic beverages. These competitive beverages are sold to consumers in both ready-to-drink and other than ready-to-drink form. In many of the countries in which we do business, including the United States, PepsiCo, Inc. ("PepsiCo"), is one of our primary competitors. Other significant competitors include, but are not limited to, Nestlé, DPSG, Groupe Danone, Mondelēz International, Inc. ("Mondelēz"), Kraft Foods Group, Inc. ("Kraft"), Suntory Beverage & Food Limited ("Suntory") and Unilever. In certain markets, our competition also includes beer companies. We also compete against numerous regional and local companies and, in some markets, against retailers that have developed their own store or private label beverage brands.
Competitive factors impacting our business include, but are not limited to, pricing, advertising, sales promotion programs, product innovation, increased efficiency in production techniques, the introduction of new packaging, new vending and dispensing equipment, and brand and trademark development and protection.

Our competitive strengths include leading brands with high levels of consumer acceptance; a worldwide network of bottlers and distributors of Company products; sophisticated marketing capabilities; and a talented group of dedicated associates. Our competitive challenges include strong competition in all geographic regions and, in many countries, a concentrated retail sector with powerful buyers able to freely choose among Company products, products of competitive beverage suppliers and individual retailers' own store or private label beverage brands.
Raw Materials
Water is a main ingredient in substantially all of our products. While historically we have not experienced significant water supply difficulties, water is a limited natural resource in many parts of the world, and our Company recognizes water availability, quality and sustainability, for both our operations and also the communities where we operate, as one of the key challenges facing our business.
In addition to water, the principal raw materials used in our business are nutritive and non-nutritive sweeteners. In the United States, the principal nutritive sweetener is high fructose corn syrup ("HFCS"), which is nutritionally equivalent to sugar. HFCS is available from numerous domestic sources and has historically been subject to fluctuations in its market price. The principal nutritive sweetener used by our business outside the United States is sucrose, i.e., table sugar, which is also available from numerous sources and has historically been subject to fluctuations in its market price. Our Company generally has not experienced any difficulties in obtaining its requirements for nutritive sweeteners. In the United States, we purchase HFCS to meet our and our bottlers' requirements with the assistance of Coca-Cola Bottlers' Sales & Services Company LLC ("CCBSS"). CCBSS is a limited liability company that is owned by authorized Coca-Cola bottlers doing business in the United States. Among other things, CCBSS provides procurement services to our Company for the purchase of various goods and services in the United States, including HFCS.
The principal non-nutritive sweeteners we use in our business are aspartame, acesulfame potassium, saccharin, cyclamate, sucralose and a sweetener derived from the stevia plant. Generally, these raw materials are readily available from numerous sources. However, our Company purchases aspartame, an important non-nutritive sweetener that is used alone or in combination with other important non-nutritive sweeteners such as saccharin or acesulfame potassium in our low- and no-calorie sparkling beverage products, primarily from Ajinomoto Co., Inc. and SinoSweet Co., Ltd., which we consider to be our primary sources for the supply of this product. Our Company generally has not experienced difficulties in obtaining its requirements for non-nutritive sweeteners and we do not anticipate such difficulties in the future. We work closely with Tate & Lyle PLC, our primary sucralose supplier, to maintain continuity of supply.
Juice and juice concentrate from various fruits, particularly orange juice and orange juice concentrate, are the principal raw materials for our juice and juice drink products. We source our orange juice and orange juice concentrate primarily from Florida and the Southern Hemisphere (particularly Brazil). We work closely with Cutrale Citrus Juices U.S.A., Inc., our primary supplier of orange juice from Florida and Brazil, to ensure an adequate supply of orange juice and orange juice concentrate that meets our Company's standards. However, the citrus industry is impacted by greening disease and the variability of weather conditions. In particular, freezing weather or hurricanes in central Florida may result in shortages and higher prices for orange juice and orange juice concentrate throughout the industry. In addition, greening disease is reducing the number of trees and increasing grower costs and prices.
Our Company-owned or consolidated bottling and canning operations and our finished product business also purchase various other raw materials including, but not limited to, polyethylene terephthalate ("PET") resin, preforms and bottles; glass and aluminum bottles; aluminum and steel cans; plastic closures; aseptic fiber packaging; labels; cartons; cases; postmix packaging; and carbon dioxide. We generally purchase these raw materials from multiple suppliers and historically have not experienced significant shortages.
Patents, Copyrights, Trade Secrets and Trademarks
Our Company owns numerous patents, copyrights and trade secrets, as well as substantial know-how and technology, which we collectively refer to in this report as "technology." This technology generally relates to our Company's products and the processes for their production; the packages used for our products; the design and operation of various processes and equipment used in our business; and certain quality assurance software. Some of the technology is licensed to suppliers and other parties. Our sparkling beverage and other beverage formulae are among the important trade secrets of our Company.
We own numerous trademarks that are very important to our business. Depending upon the jurisdiction, trademarks are valid as long as they are in use and/or their registrations are properly maintained. Pursuant to our Bottler's Agreements, we authorize our bottlers to use applicable Company trademarks in connection with their manufacture, sale and distribution of Company products. In addition, we grant licenses to third parties from time to time to use certain of our trademarks in conjunction with certain merchandise and food products.

Governmental Regulation
Our Company is required to comply, and it is our policy to comply, with all applicable laws in the numerous countries throughout the world in which we do business. In many jurisdictions, compliance with competition laws is of special importance to us, and our operations may come under special scrutiny by competition law authorities due to our competitive position in those jurisdictions.
In the United States, the safety, production, transportation, distribution, advertising, labeling and sale of many of our Company's products and their ingredients are subject to the Federal Food, Drug, and Cosmetic Act; the Federal Trade Commission Act; the Lanham Act; state consumer protection laws; competition laws; federal, state and local workplace health and safety laws; various federal, state and local environmental protection laws; and various other federal, state and local statutes and regulations. Outside the United States, our business is subject to numerous similar statutes and regulations, as well as other legal and regulatory requirements.
Under a California law known as Proposition 65, if the state has determined that a substance causes cancer or harms human reproduction, a warning must appear on any product sold in the state that exposes consumers to that substance. The state maintains lists of these substances and periodically adds other substances to them. Proposition 65 exposes all food and beverage producers to the possibility of having to provide warnings on their products in California because it does not provide for any generally applicable quantitative threshold below which the presence of a listed substance is exempt from the warning requirement. Consequently, the detection of even a trace amount of a listed substance can subject an affected product to the requirement of a warning label. However, Proposition 65 does not require a warning if the manufacturer of a product can demonstrate that the use of that product exposes consumers to a daily quantity of a listed substance that is:

•	below a "safe harbor" threshold that may be established;

•	naturally occurring;

•	the result of necessary cooking; or

•	subject to another applicable exemption.
One or more substances that are currently on the Proposition 65 lists, or that may be added in the future, can be detected in certain Company products at low levels that are safe. With respect to substances that have not yet been listed under Proposition 65, the Company takes the position that listing is not scientifically justified. With respect to substances that are already listed, the Company takes the position that the presence of each such substance in Company products is subject to an applicable exemption from the warning requirement. The state of California and other parties, however, have in the past taken a contrary position and may do so in the future.
Bottlers of our beverage products presently offer and use nonrefillable recyclable containers in the United States and various other markets around the world. Some of these bottlers also offer and use refillable containers, which are also recyclable. Legal requirements apply in various jurisdictions in the United States and overseas requiring that deposits or certain ecotaxes or fees be charged in connection with the sale, marketing and use of certain beverage containers. The precise requirements imposed by these measures vary. Other types of statutes and regulations relating to beverage container deposits, recycling, ecotaxes and/or product stewardship also apply in various jurisdictions in the United States and overseas. We anticipate that additional such legal requirements may be proposed or enacted in the future at local, state and federal levels, both in the United States and elsewhere.
All of our Company's facilities and other operations in the United States and elsewhere around the world are subject to various environmental protection statutes and regulations, including those relating to the use of water resources and the discharge of wastewater. Our policy is to comply with all such legal requirements. Compliance with these provisions has not had, and we do not expect such compliance to have, any material adverse effect on our Company's capital expenditures, net income or competitive position.
Employees
As of December 31, 2015 and 2014, our Company had approximately 123,200 and 129,200 employees, respectively, of which approximately 3,300 and 3,800, respectively, were employed by consolidated variable interest entities ("VIEs"). The decrease in the total number of employees in 2015 was primarily due to the refranchising of certain bottling territories that were previously managed by CCR to certain of the Company's unconsolidated bottling partners. For more information about the North America refranchising transactions, refer to Note 2 of Notes to Consolidated Financial Statements set forth in Part II, "Item 8. Financial Statements and Supplementary Data" of this report. As of December 31, 2015 and 2014, our Company had approximately 60,900 and 65,300 employees, respectively, located in the United States, of which approximately 500 were employed by consolidated VIEs in both years.

Our Company, through its divisions and subsidiaries, is a party to numerous collective bargaining agreements. As of December 31, 2015, approximately 17,500 employees, excluding seasonal hires, in North America were covered by collective bargaining agreements. These agreements typically have terms of three years to five years. We currently expect that we will be able to renegotiate such agreements on satisfactory terms when they expire.
The Company believes that its relations with its employees are generally satisfactory.
Securities Exchange Act Reports
The Company maintains a website at the following address: www.coca-colacompany.com. The information on the Company's website is not incorporated by reference in this Annual Report on Form 10-K.
We make available on or through our website certain reports and amendments to those reports that we file with or furnish to the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended ("Exchange Act"). These include our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We make this information available on our website free of charge as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC.
ITEM 2.  PROPERTIES
Our worldwide headquarters is located on a 35-acre office complex in Atlanta, Georgia. The complex includes our 621,000 square foot headquarters building and an 870,000 square foot building in which both our North America group's and CCR's main offices are located. The complex also includes several other buildings, including our 264,000 square foot Coca-Cola Plaza building, technical and engineering facilities and a reception center. We also own an office and retail building at 711 Fifth Avenue in New York, New York. These properties, except for the North America group's main offices, are included in the Corporate operating segment.
We own or lease additional facilities, real estate and office space throughout the world which we use for administrative, manufacturing, processing, packaging, storage, warehousing, distribution and retail operations. These properties are generally included in the geographic operating segment in which they are located.
In the North America operating segment, as of December 31, 2015, we owned eight beverage production facilities, 10 principal beverage concentrate and/or syrup manufacturing plants, one facility that manufactures juice concentrates for foodservice use, and two bottled water facilities; and we leased one bottled water facility and 33 principal beverage distribution warehouses. Also included in the North America operating segment is a portion of the Atlanta office complex consisting of the North America group's main offices.
Outside of the North America operating segment, as of December 31, 2015, our Company owned and operated 18 principal beverage concentrate manufacturing plants, of which six are included in the Europe, Middle East and Africa operating segment, five are included in the Latin America operating segment, and seven are included in the Asia Pacific operating segment.
We own or hold a majority interest in or otherwise consolidate under applicable accounting rules bottling operations located throughout the world that, as of December 31, 2015, owned 131 principal beverage bottling and canning plants, including 55 plants owned by CCR, and operated numerous beverage distribution warehouses, including 191 principal beverage distribution warehouses operated by CCR, of which 47 were leased and the remaining were owned. These plants and distribution warehouses are included in the Bottling Investments operating segment. Additionally, as of December 31, 2015, we owned one container manufacturing facility and leased one beverage production facility and four container manufacturing facilities, which are operated by CCR and included in the Bottling Investments operating segment.
Management believes that our Company's facilities for the production of our products are suitable and adequate, that they are being appropriately utilized in line with past experience, and that they have sufficient production capacity for their present intended purposes. The extent of utilization of such facilities varies based upon seasonal demand for our products. However, management believes that additional production can be obtained at the existing facilities by adding personnel and capital equipment and, at some facilities, by adding shifts of personnel or expanding the facilities. We continuously review our anticipated requirements for facilities and, on the basis of that review, may from time to time acquire additional facilities and/or dispose of existing facilities.

PART II
ITEM 6.  SELECTED FINANCIAL DATA
The following selected financial data should be read in conjunction with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and consolidated financial statements and notes thereto contained in "Item 8. Financial Statements and Supplementary Data" of this report.

Year Ended December 31,	2015	2014	2013	2012	2011
(In millions except per share data)
SUMMARY OF OPERATIONS
Net operating revenues	$44,294	$45,998	$46,854	$48,017	$46,542
Net income attributable to shareowners of The Coca-Cola Company	7,351	7,098	8,584	9,019	8,584
PER SHARE DATA
Basic net income	$1.69	$1.62	$1.94	$2.00	$1.88
Diluted net income	1.67	1.60	1.90	1.97	1.85
Cash dividends	1.32	1.22	1.12	1.02	0.94
BALANCE SHEET DATA
Total assets	$89,996	$91,968	$90,002	$86,143	$79,943
Long-term debt	28,311	19,010	19,101	14,706	13,626
The Company's results are impacted by acquisitions and divestitures. Refer to "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information.
ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
The following Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") is intended to help the reader understand The Coca-Cola Company, our operations and our present business environment. MD&A is provided as a supplement to — and should be read in conjunction with — our consolidated financial statements and the accompanying notes thereto contained in "Item 8. Financial Statements and Supplementary Data" of this report. This overview summarizes the MD&A, which includes the following sections:

•
Our Business — a general description of our business and the nonalcoholic beverage segment of the commercial beverage industry; our objective; our strategic priorities; our core capabilities; and challenges and risks of our business.

•	Critical Accounting Policies and Estimates — a discussion of accounting policies that require critical judgments and estimates.

•
Operations Review — an analysis of our Company's consolidated results of operations for the three years presented in our consolidated financial statements. Except to the extent that differences among our operating segments are material to an understanding of our business as a whole, we present the discussion on a consolidated basis.

•
Liquidity, Capital Resources and Financial Position — an analysis of cash flows; off-balance sheet arrangements and aggregate contractual obligations; foreign exchange; the impact of inflation and changing prices; and an overview of financial position.

Our Business
General
The Coca-Cola Company is the world's largest beverage company. We own or license and market more than 500 nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees, and energy and sports drinks. We own and market four of the world's top five nonalcoholic sparkling beverage brands: Coca-Cola, Diet Coke, Fanta and Sprite. Finished beverage products bearing our trademarks, sold in the United States since 1886, are now sold in more than 200 countries.

We make our branded beverage products available to consumers throughout the world through our network of Company-owned or -controlled bottling and distribution operations, bottling partners, distributors, wholesalers and retailers — the world's largest beverage distribution system. Beverages bearing trademarks owned by or licensed to us account for more than 1.9 billion of the approximately 58 billion servings of all beverages consumed worldwide every day.
We believe our success depends on our ability to connect with consumers by providing them with a wide variety of choices to meet their desires, needs and lifestyle choices. Our success further depends on the ability of our people to execute effectively, every day.
Our goal is to use our Company's assets — our brands, financial strength, unrivaled distribution system, global reach, and the talent and strong commitment of our management and associates — to become more competitive and to accelerate growth in a manner that creates value for our shareowners.
Our Company markets, manufactures and sells:

•
beverage concentrates, sometimes referred to as "beverage bases," and syrups, including fountain syrups (we refer to this part of our business as our "concentrate business" or "concentrate operations"); and

•	finished sparkling and still beverages (we refer to this part of our business as our "finished product business" or "finished product operations").
Generally, finished product operations generate higher net operating revenues but lower gross profit margins than concentrate operations.
In our concentrate operations, we typically generate net operating revenues by selling concentrates and syrups to authorized bottling and canning operations (to which we typically refer as our "bottlers" or our "bottling partners"). Our bottling partners either combine the concentrates with sweeteners (depending on the product), still water and/or sparkling water, or combine the syrups with sparkling water to produce finished beverages. The finished beverages are packaged in authorized containers — such as cans and refillable and nonrefillable glass and plastic bottles — bearing our trademarks or trademarks licensed to us and are then sold to retailers directly or, in some cases, through wholesalers or other bottlers. Outside the United States, we also sell concentrates for fountain beverages to our bottling partners who are typically authorized to manufacture fountain syrups, which they sell to fountain retailers such as restaurants and convenience stores which use the fountain syrups to produce beverages for immediate consumption, or to authorized fountain wholesalers who in turn sell and distribute the fountain syrups to fountain retailers.
Our finished product operations consist primarily of Company-owned or -controlled bottling, sales and distribution operations, including CCR's bottling and associated supply chain operations in the United States and Canada, and are included in our Bottling Investments operating segment. Our finished product operations generate net operating revenues by selling sparkling beverages and a variety of still beverages, such as juices and juice drinks, energy and sports drinks, ready-to-drink teas and coffees, and certain water products, to retailers or to distributors, wholesalers and bottling partners who distribute them to retailers. In addition, in the United States, we manufacture fountain syrups and sell them to fountain retailers such as restaurants and convenience stores who use the fountain syrups to produce beverages for immediate consumption or to authorized fountain wholesalers or bottling partners who resell the fountain syrups to fountain retailers. These fountain syrup sales are included in our North America operating segment. We authorize these wholesalers to resell our fountain syrups through nonexclusive appointments that neither restrict us in setting the prices at which we sell fountain syrups to the wholesalers nor restrict the territories in which the wholesalers may resell in the United States.
The following table sets forth the percentage of total net operating revenues related to concentrate operations and finished product operations:

Year Ended December 31,	2015	2014	2013
Concentrate operations[1]	37%	38%	38%
Finished product operations[2]	63	62	62
Total	100%	100%	100%

[1]
Includes concentrates sold by the Company to authorized bottling partners for the manufacture of fountain syrups. The bottlers then typically sell the fountain syrups to wholesalers or directly to fountain retailers.

[2]
Includes fountain syrups manufactured by the Company, including consolidated bottling operations, and sold to fountain retailers or to authorized fountain wholesalers or bottling partners who resell the fountain syrups to fountain retailers.

The following table sets forth the percentage of total worldwide unit case volume related to concentrate operations and finished product operations:

Year Ended December 31,	2015	2014	2013
Concentrate operations[1]	73%	73%	72%
Finished product operations[2]	27	27	28
Total	100%	100%	100%

[1]
Includes unit case volume related to concentrates sold by the Company to authorized bottling partners for the manufacture of fountain syrups. The bottlers then typically sell the fountain syrups to wholesalers or directly to fountain retailers.

[2]
Includes unit case volume related to fountain syrups manufactured by the Company, including consolidated bottling operations, and sold to fountain retailers or to authorized fountain wholesalers or bottling partners who resell the fountain syrups to fountain retailers.

The Nonalcoholic Beverage Segment of the Commercial Beverage Industry
We operate in the highly competitive nonalcoholic beverage segment of the commercial beverage industry. We face strong competition from numerous other general and specialty beverage companies. We, along with other beverage companies, are affected by a number of factors, including, but not limited to, cost to manufacture and distribute products, consumer spending, economic conditions, availability and quality of water, consumer preferences, inflation, political climate, local and national laws and regulations, foreign currency fluctuations, fuel prices and weather patterns.
Our Objective
Our objective is to use our formidable assets — our brands, financial strength, unrivaled distribution system, global reach, and the talent and strong commitment of our management and associates — to achieve long-term sustainable growth. Our vision for sustainable growth includes the following:

•	People: Being a great place to work where people are inspired to be the best they can be.

•	Portfolio: Bringing to the world a portfolio of beverage brands that anticipates and satisfies people's desires and needs.

•	Partners: Nurturing a winning network of partners and building mutual loyalty.

•	Planet: Being a responsible global citizen that makes a difference.

•	Profit: Maximizing return to shareowners while being mindful of our overall responsibilities.

•	Productivity: Managing our people, time and money for greatest effectiveness.
To enable us to achieve our objective, we must further enhance our core capabilities of consumer marketing; commercial leadership; franchise leadership; and bottling and distribution operations.
Core Capabilities
Consumer Marketing
Marketing investments are designed to enhance consumer awareness of, and increase consumer preference for, our brands. Successful marketing investments produce long-term growth in unit case volume, per capita consumption and our share of worldwide nonalcoholic beverage sales. Through our relationships with our bottling partners and those who sell our products in the marketplace, we create and implement integrated marketing programs, both globally and locally, that are designed to heighten consumer awareness of and product appeal for our brands. In developing a strategy for a Company brand, we conduct product and packaging research, establish brand positioning, develop precise consumer communications and solicit consumer feedback. Our integrated marketing activities include, but are not limited to, advertising, point-of-sale merchandising and sales promotions.
We are focusing on marketing strategies to drive volume growth in emerging markets, increasing our brand value in developing markets and growing profit in our developed markets. In emerging markets, we are investing in infrastructure programs that drive volume through increased access to consumers. In developing markets, where consumer access has largely been established, our focus is on differentiating our brands. In our developed markets, we continue to invest in brands and infrastructure programs but generally at a slower rate than gross profit growth.

Commercial Leadership
The Coca-Cola system has millions of customers around the world who sell or serve our products directly to consumers. We focus on enhancing value for our customers and providing solutions to grow their beverage businesses. Our approach includes understanding each customer's business and needs — whether that customer is a sophisticated retailer in a developed market or a kiosk owner in an emerging market. We focus on ensuring that our customers have the right product and package offerings and the right promotional tools to deliver enhanced value to themselves and the Company. We are constantly looking to build new beverage consumption occasions in our customers' outlets through unique and innovative consumer experiences, product availability and delivery systems, and beverage merchandising and displays. We participate in joint brand-building initiatives with our customers in order to drive consumer preference for our brands. Through our commercial leadership initiatives, we embed ourselves further into our retail customers' businesses while developing strategies for better execution at the point of sale.
Franchise Leadership
We must continue to improve our franchise leadership capabilities to give our Company and our bottling partners the ability to grow together through shared values, aligned incentives and a sense of urgency and flexibility that supports consumers' always changing needs and tastes. The financial health and success of our bottling partners are critical components of the Company's success. We work with our bottling partners to identify processes that enable us to quickly achieve scale and efficiencies, and we share best practices throughout the bottling system. With our bottling partners, we work to produce differentiated beverages and packages that are appropriate for the right channels and consumers. We also design business models for sparkling and still beverages in specific markets to ensure that we appropriately share the value created by these beverages with our bottling partners. We will continue to build a supply chain network that leverages the size and scale of the Coca-Cola system to gain a competitive advantage.
Bottling and Distribution Operations
Most of our Company beverage products are manufactured, sold and distributed by independent bottling partners. However, from time to time we acquire or take control of bottling operations, often in underperforming markets where we believe we can use our resources and expertise to improve performance. Owning such a controlling interest enables us to compensate for limited local resources; help focus the bottler's sales and marketing programs; assist in the development of the bottler's business and information systems; and establish an appropriate capital structure for the bottler.
Our Company has a long history of providing world-class customer service, demonstrating leadership in the marketplace and leveraging the talent of our global workforce. In addition, we have an experienced bottler management team. All of these factors are critical to build upon as we manage our bottling and distribution operations.
The Company has a deep commitment to continuously improving our business. This includes our efforts to develop innovative packaging and merchandising solutions which help drive demand for our beverages and meet the evolving preferences of our consumers. As we further transform the way we go to market, the Company continues to seek out ways to be more efficient.
Challenges and Risks
Being global provides unique opportunities for our Company. Challenges and risks accompany those opportunities. Our management has identified certain challenges and risks that demand the attention of the nonalcoholic beverage segment of the commercial beverage industry and our Company. Of these, six key challenges and risks are discussed below.
Obesity
The rates of obesity affecting communities, cultures and countries worldwide continue to be too high. There is growing concern among consumers, public health professionals and government agencies about the health problems associated with obesity, which results from poor diets that are too high in calories combined with inactive lifestyles. This concern represents a significant challenge to our industry. We understand and recognize that obesity is a complex public health challenge and are committed to being a part of the solution.
We recognize the uniqueness of consumers' lifestyles and dietary choices. We are working to pair commercial actions with community engagement to bring together business, government and civil society to help pursue solutions that address obesity. Commercially, we continue to:

•	offer reduced-, low- or no-calorie beverage options;

•	provide transparent nutrition information, featuring calories on the front of all of our packages;

•	provide our beverages in a range of packaging sizes; and

•	market responsibly, including no advertising to children under 12.

The heritage of our Company is to lead, and innovation is critical for leadership. As such, we are resolute in continuing to innovate and are committed to partnering to find winning solutions in the area of noncaloric sweeteners. This includes working to reduce caloric sweeteners, and therefore the calories, in our beverages. We want to be a more helpful and credible partner in the fight against obesity. Across the Coca-Cola system, we are mobilizing our assets in marketing and in community outreach to increase awareness and spur action.
Water Quality and Quantity
Water quality and quantity is an issue that increasingly requires our Company's attention and collaboration with other companies, suppliers, governments, nongovernmental organizations and communities where we operate. Water is a main ingredient in substantially all of our products, is vital to the production of the agricultural ingredients on which our business relies and is needed in our manufacturing process. It also is critical to the prosperity of the communities we serve. Water is a limited natural resource facing unprecedented challenges from overexploitation, flourishing food demand, increasing pollution, poor management and the effects of climate change.
Our Company has a robust water stewardship and management program and continues to work to improve water use efficiency, treat wastewater prior to discharge and achieve our goal of replenishing the water that we and our bottling partners source and use in our finished products. We regularly assess the specific water-related risks that we and many of our bottling partners face and have implemented a formal water risk management program. We are actively collaborating with other companies, governments, nongovernmental organizations and communities to advocate for needed water policy reforms and action to protect water availability and quality around the world. We are working with our global partners to develop and implement sustainability-related water projects that address local needs. We are encouraging improved water efficiency and conservation efforts throughout our system. Through these integrated programs, we believe that our Company is in an excellent position to leverage the water-related knowledge we have developed in the communities we serve — through source water availability assessments and planning, water resource management, water treatment, wastewater treatment systems and models for working with communities and partners in addressing water and sanitation needs. As demand for water continues to increase around the world, we expect commitment and continued action on our part will be crucial to the successful long-term stewardship of this critical natural resource.
Evolving Consumer Preferences
We are impacted by shifting consumer demographics and needs, on-the-go lifestyles, aging populations and consumers who are empowered with more information than ever. As a consequence of these changes, consumers want more choices. We are committed to meeting their needs and to generating new growth through our portfolio of more than 500 brands and more than 3,800 beverage products, including more than 1,100 low- and no-calorie products, new product offerings, innovative packaging and ingredient education efforts. We are also committed to continuing to expand the variety of choices we provide to consumers to meet their ever-changing needs, desires and lifestyles.
Increased Competition and Capabilities in the Marketplace
Our Company is facing strong competition from some well-established global companies and many local participants. We must continue to strengthen our capabilities in marketing and innovation in order to maintain our brand loyalty and market share while we strategically expand into other profitable categories of the nonalcoholic beverage segment of the commercial beverage industry.
Product Safety and Quality
As the world's largest beverage company, we strive to meet the highest of standards in both product safety and product quality. We are aware that some consumers have concerns and negative viewpoints regarding certain ingredients used in our products. Our system works every day to share safe and refreshing beverages with the world. We have rigorous product and ingredient safety and quality standards designed to ensure safety and quality in each of our products, and we drive innovation that provides new beverage options to meet consumers' evolving needs and preferences. Across the Coca-Cola system, we take great care in an effort to ensure that every one of our beverages meets the highest standards for safety and quality.
We work to ensure consistent safety and quality through strong governance and compliance with applicable regulations and standards. We stay current with new regulations, industry best practices and marketplace conditions and engage with standard-setting and industry organizations. Additionally, we manufacture and distribute our products according to strict policies, requirements and specifications set forth in an integrated quality management program that continually measures all operations within the Coca-Cola system against the same stringent standards. Our quality management system also identifies and mitigates risks and drives improvement. In our quality laboratories, we stringently measure the quality attributes of ingredients as well as samples of finished products collected from the marketplace.

We perform due diligence to ensure that product and ingredient safety and quality standards are maintained in the more than 200 countries where our products are sold. We consistently reassess the relevance of our requirements and standards and continually work to improve and refine them across our entire supply chain.
Food Security
Increased demand for commodities and decreased agricultural productivity in certain regions of the world as a result of changing weather patterns may limit the availability or increase the cost of key agricultural commodities, such as sugarcane, corn, sugar beets, citrus, coffee and tea, which are important sources of ingredients for our products and could impact the food security of communities around the world. We are dedicated to implementing our sustainable sourcing commitment, which is founded on principles that protect the environment, uphold workplace rights and help build more sustainable communities. To support this commitment, our programs focus on economic opportunity, with an emphasis on female farmers, and environmental sustainability designed to help address these agricultural challenges. Through joint efforts with farmers, communities, bottlers, suppliers and key partners, as well as our increased and continued investment in sustainable agriculture, we can together help make a positive strategic impact on food security.
All of these challenges and risks — obesity; water quality and quantity; evolving consumer preferences; increased competition and capabilities in the marketplace; product safety and quality; and food security — have the potential to have a material adverse effect on the nonalcoholic beverage segment of the commercial beverage industry and on our Company; however, we believe our Company is well positioned to appropriately address these challenges and risks.
See also ''Item 1A. Risk Factors'' in Part I of this report for additional information about risks and uncertainties facing our Company.
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates, judgments and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We believe our most critical accounting policies and estimates relate to the following:

•	Principles of Consolidation

•	Recoverability of Current and Noncurrent Assets

•	Pension Plan Valuations

•	Revenue Recognition

•	Income Taxes
Management has discussed the development, selection and disclosure of critical accounting policies and estimates with the Audit Committee of the Company's Board of Directors. While our estimates and assumptions are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions. For a discussion of the Company's significant accounting policies, refer to Note 1 of Notes to Consolidated Financial Statements.
Principles of Consolidation
Our Company consolidates all entities that we control by ownership of a majority voting interest as well as variable interest entities for which our Company is the primary beneficiary. Generally, we consolidate only business enterprises that we control by ownership of a majority voting interest. However, there are situations in which consolidation is required even though the usual condition of consolidation (ownership of a majority voting interest) does not apply. Generally, this occurs when an entity holds an interest in another business enterprise that was achieved through arrangements that do not involve voting interests, which results in a disproportionate relationship between such entity's voting interests in, and its exposure to the economic risks and potential rewards of, the other business enterprise. This disproportionate relationship results in what is known as a variable interest, and the entity in which we have the variable interest is referred to as a "VIE." An enterprise must consolidate a VIE if it is determined to be the primary beneficiary of the VIE. The primary beneficiary has both (1) the power to direct the activities of the VIE that most significantly impact the entity's economic performance, and (2) the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

Our Company holds interests in certain VIEs, primarily bottling and container manufacturing operations, for which we were not determined to be the primary beneficiary. Our variable interests in these VIEs primarily relate to profit guarantees or subordinated financial support. Refer to Note 11 of Notes to Consolidated Financial Statements. Although these financial arrangements resulted in our holding variable interests in these entities, they did not empower us to direct the activities of the VIEs that most significantly impact the VIEs' economic performance. Our Company's investments, plus any loans and guarantees, related to these VIEs totaled $2,687 million and $2,274 million as of December 31, 2015 and 2014, respectively, representing our maximum exposures to loss. The Company's investments, plus any loans and guarantees, related to these VIEs were not significant to the Company's consolidated financial statements.
In addition, our Company holds interests in certain VIEs, primarily bottling and container manufacturing operations, for which we were determined to be the primary beneficiary. As a result, we have consolidated these entities. Our Company's investments, plus any loans and guarantees, related to these VIEs totaled $221 million and $266 million as of December 31, 2015 and 2014, respectively, representing our maximum exposures to loss. The assets and liabilities of VIEs for which we are the primary beneficiary were not significant to the Company's consolidated financial statements.
Creditors of our VIEs do not have recourse against the general credit of the Company, regardless of whether they are accounted for as consolidated entities.
Recoverability of Current and Noncurrent Assets
Our Company faces many uncertainties and risks related to various economic, political and regulatory environments in the countries in which we operate, particularly in developing or emerging markets. Refer to the heading "Our Business — Challenges and Risks" above and "Item 1A. Risk Factors" in Part I of this report. As a result, management must make numerous assumptions which involve a significant amount of judgment when completing recoverability and impairment tests of current and noncurrent assets in various regions around the world.
We perform recoverability and impairment tests of current and noncurrent assets in accordance with accounting principles generally accepted in the United States. For certain assets, recoverability and/or impairment tests are required only when conditions exist that indicate the carrying value may not be recoverable. For other assets, impairment tests are required at least annually, or more frequently, if events or circumstances indicate that an asset may be impaired.
Our equity method investees also perform such recoverability and/or impairment tests. If an impairment charge is recorded by one of our equity method investees, the Company records its proportionate share of such charge as a reduction of equity income (loss) — net in our consolidated statements of income. However, the actual amount we record with respect to our proportionate share of such charges may be impacted by items such as basis differences, deferred taxes and deferred gains.
Management's assessments of the recoverability and impairment tests of noncurrent assets involve critical accounting estimates. These estimates require significant management judgment, include inherent uncertainties and are often interdependent; therefore, they do not change in isolation. Factors that management must estimate include, among others, the economic life of the asset, sales volume, pricing, cost of raw materials, delivery costs, inflation, cost of capital, marketing spending, foreign currency exchange rates, tax rates, capital spending and proceeds from the sale of assets. These factors are even more difficult to predict when global financial markets are highly volatile. The estimates we use when assessing the recoverability of current and noncurrent assets are consistent with those we use in our internal planning. When performing impairment tests, we estimate the fair values of the assets using management's best assumptions, which we believe would be consistent with what a hypothetical marketplace participant would use. Estimates and assumptions used in these tests are evaluated and updated as appropriate. The variability of these factors depends on a number of conditions, including uncertainty about future events, and thus our accounting estimates may change from period to period. If other assumptions and estimates had been used when these tests were performed, impairment charges could have resulted. As mentioned above, these factors do not change in isolation and, therefore, we do not believe it is practicable or meaningful to present the impact of changing a single factor. Furthermore, if management uses different assumptions or if different conditions occur in future periods, future impairment charges could result. Refer to the heading "Operations Review" below for additional information related to our present business environment. Certain factors discussed above are impacted by our current business environment and are discussed throughout this report, as appropriate.

Investments in Equity and Debt Securities
The carrying values of our investments in equity securities are determined using the equity method, the cost method or the fair value method. We account for investments in companies that we do not control or account for under the equity method either at fair value or under the cost method, as applicable. Investments in equity securities, other than investments accounted for under the equity method, are carried at fair value if the fair value of the security is readily determinable. Equity investments carried at fair value are classified as either trading or available-for-sale securities. Realized and unrealized gains and losses on trading securities and realized gains and losses on available-for-sale securities are included in net income. Unrealized gains and losses, net of deferred taxes, on available-for-sale securities are included in our consolidated balance sheets as a component of accumulated other comprehensive income (loss) ("AOCI"), except for the change in fair value attributable to the currency risk being hedged, if applicable, which is included in net income. Trading securities are reported as either marketable securities or other assets in our consolidated balance sheets. Securities classified as available-for-sale are reported as either marketable securities or other investments in our consolidated balance sheets, depending on the length of time we intend to hold the investment. Investments in equity securities that do not qualify for fair value accounting or equity method accounting are accounted for under the cost method. In accordance with the cost method, our initial investment is recorded at cost and we record dividend income when applicable dividends are declared. Cost method investments are reported as other investments in our consolidated balance sheets.
Our investments in debt securities are carried at either amortized cost or fair value. Investments in debt securities that the Company has the positive intent and ability to hold to maturity are carried at amortized cost and classified as held-to-maturity. Investments in debt securities that are not classified as held-to-maturity are carried at fair value and classified as either trading or available-for-sale.
The following table presents the carrying values of our investments in equity and debt securities (in millions):

December 31, 2015	Carrying Value	Percentage of Total Assets
Equity method investments	$12,318	14%
Securities classified as available-for-sale	8,606	10
Securities classified as trading	322	*
Cost method investments	190	*
Total	$21,436	24%

*	Accounts for less than 1 percent of the Company's total assets.
Investments classified as trading securities are not assessed for impairment, since they are carried at fair value with the change in fair value included in net income. We review our investments in equity and debt securities that are accounted for using the equity method or cost method or that are classified as available-for-sale or held-to-maturity each reporting period to determine whether a significant event or change in circumstances has occurred that may have an adverse effect on the fair value of each investment. When such events or changes occur, we evaluate the fair value compared to our cost basis in the investment. We also perform this evaluation every reporting period for each investment for which our cost basis has exceeded the fair value. The fair values of most of our Company's investments in publicly traded companies are often readily available based on quoted market prices. For investments in nonpublicly traded companies, management's assessment of fair value is based on valuation methodologies including discounted cash flows, estimates of sales proceeds and appraisals, as appropriate. We consider the assumptions that we believe hypothetical marketplace participants would use in evaluating estimated future cash flows when employing the discounted cash flow or estimates of sales proceeds valuation methodologies. The ability to accurately predict future cash flows, especially in emerging and developing markets, may impact the determination of fair value.
In the event the fair value of an investment declines below our cost basis, management is required to determine if the decline in fair value is other than temporary. If management determines the decline is other than temporary, an impairment charge is recorded. Management's assessment as to the nature of a decline in fair value is based on, among other things, the length of time and the extent to which the market value has been less than our cost basis, the financial condition and near-term prospects of the issuer, and our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value.

In 2013, four of the Company's Japanese bottling partners merged as Coca-Cola East Japan Bottling Company, Ltd., now known as Coca-Cola East Japan Co., Ltd. ("CCEJ"), a publicly traded entity, through a share exchange. The terms of the agreement included the issuance of new shares of one of the publicly traded bottlers in exchange for 100 percent of the outstanding shares of the remaining three bottlers according to an agreed-upon share exchange ratio. As a result, the Company recorded a net charge of $114 million for those investments in which the Company's carrying value was greater than the fair value of the shares received. These charges were recorded in the line item other income (loss) — net in our consolidated statement of income and impacted the Corporate operating segment. Refer to the heading "Operations Review — Other Income (Loss) — Net" below as well as Note 17 of Notes to Consolidated Financial Statements.
The following table presents the difference between calculated fair values, based on quoted closing prices of publicly traded shares, and our Company's cost basis in investments in publicly traded companies accounted for under the equity method (in millions):

December 31, 2015	Fair Value	Carrying Value	Difference
Monster Beverage Corporation	$5,071	$3,118	$1,953
Coca-Cola FEMSA, S.A.B. de C.V.	4,360	1,853	2,507
Coca-Cola HBC AG	1,851	1,105	746
Coca-Cola Amatil Limited	1,496	685	811
Coca-Cola İçecek A.Ş.	653	202	451
Coca-Cola East Japan Co., Ltd.	627	448	179
Coca-Cola Bottling Co. Consolidated	453	104	349
Embotelladora Andina S.A.	396	275	121
Corporación Lindley S.A.	191	83	108
Total	$15,098	$7,873	$7,225
Other Assets
Our Company invests in infrastructure programs with our bottlers that are directed at strengthening our bottling system and increasing unit case volume. Additionally, our Company advances payments to certain customers for distribution rights as well as to fund future marketing activities intended to generate profitable volume and expenses such payments over the periods benefited. Payments under these programs are generally capitalized and reported in the line items prepaid expenses and other assets or other assets, as appropriate, in our consolidated balance sheets. When facts and circumstances indicate that the carrying value of these assets (or asset groups) may not be recoverable, management assesses the recoverability of the carrying value by preparing estimates of sales volume and the resulting gross profit and cash flows. These estimated future cash flows are consistent with those we use in our internal planning. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount, we recognize an impairment loss. The impairment loss recognized is the amount by which the carrying amount exceeds the fair value.
Property, Plant and Equipment
As of December 31, 2015, the carrying value of our property, plant and equipment, net of depreciation, was $12,571 million, or 14 percent of our total assets. Certain events or changes in circumstances may indicate that the recoverability of the carrying amount or remaining useful life of property, plant and equipment should be assessed, including, among others, the manner or length of time in which the Company intends to use the asset, a significant decrease in market value, a significant change in the business climate in a particular market, or a current period operating or cash flow loss combined with historical losses or projected future losses. When such events or changes in circumstances are present and an impairment review is performed, we estimate the future cash flows expected to result from the use of the asset (or asset group) and its eventual disposition. These estimated future cash flows are consistent with those we use in our internal planning. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount, we recognize an impairment loss. The impairment loss recognized is the amount by which the carrying amount exceeds the fair value. We use a variety of methodologies to determine the fair value of property, plant and equipment, including appraisals and discounted cash flow models, which are consistent with the assumptions we believe hypothetical marketplace participants would use.

Goodwill, Trademarks and Other Intangible Assets
Intangible assets are classified into one of three categories: (1) intangible assets with definite lives subject to amortization, (2) intangible assets with indefinite lives not subject to amortization and (3) goodwill. For intangible assets with definite lives, tests for impairment must be performed if conditions exist that indicate the carrying value may not be recoverable. For intangible assets with indefinite lives and goodwill, tests for impairment must be performed at least annually or more frequently if events or circumstances indicate that assets might be impaired.
The following table presents the carrying values of intangible assets included in our consolidated balance sheet (in millions):

December 31, 2015	Carrying Value	Percentage of Total Assets[1]
Goodwill	$11,289	13%
Bottlers' franchise rights with indefinite lives	6,000	7
Trademarks with indefinite lives	5,989	7
Definite-lived intangible assets, net	690	1
Other intangible assets not subject to amortization	164	*
Total	$24,132	27%

*	Accounts for less than 1 percent of the Company's total assets.

[1]	The total percentage does not add due to rounding.
When facts and circumstances indicate that the carrying value of definite-lived intangible assets may not be recoverable, management assesses the recoverability of the carrying value by preparing estimates of sales volume and the resulting gross profit and cash flows. These estimated future cash flows are consistent with those we use in our internal planning. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset (or asset group), we recognize an impairment loss. The impairment loss recognized is the amount by which the carrying amount exceeds the fair value. We use a variety of methodologies to determine the fair value of these assets, including discounted cash flow models, which are consistent with the assumptions we believe hypothetical marketplace participants would use.
We test intangible assets determined to have indefinite useful lives, including trademarks, franchise rights and goodwill, for impairment annually, or more frequently if events or circumstances indicate that assets might be impaired. Our Company performs these annual impairment reviews as of the first day of our third fiscal quarter. We use a variety of methodologies in conducting impairment assessments of indefinite-lived intangible assets, including, but not limited to, discounted cash flow models, which are based on the assumptions we believe hypothetical marketplace participants would use. For indefinite-lived intangible assets, other than goodwill, if the carrying amount exceeds the fair value, an impairment charge is recognized in an amount equal to that excess.
The Company has the option to perform a qualitative assessment of indefinite-lived intangible assets, other than goodwill, prior to completing the impairment test described above. The Company must assess whether it is more likely than not that the fair value of the intangible asset is less than its carrying amount. If the Company concludes that this is the case, it must perform the testing described above. Otherwise, the Company does not need to perform any further assessment. During 2015, the Company performed qualitative assessments on 25 percent of the carrying value of our indefinite-lived intangible assets other than goodwill.
We perform impairment tests of goodwill at our reporting unit level, which is one level below our operating segments. Our operating segments are primarily based on geographic responsibility, which is consistent with the way management runs our business. Our operating segments are subdivided into smaller geographic regions or territories that we sometimes refer to as "business units." These business units are also our reporting units. The Bottling Investments operating segment includes all Company-owned or consolidated bottling operations, regardless of geographic location, including CCR's bottling and associated supply chain operations in the United States and Canada. Generally, each Company-owned or consolidated bottling operation within our Bottling Investments operating segment is its own reporting unit. Goodwill is assigned to the reporting unit or units that benefit from the synergies arising from each business combination.

The goodwill impairment test consists of a two-step process, if necessary. The first step is to compare the fair value of a reporting unit to its carrying value, including goodwill. We typically use discounted cash flow models to determine the fair value of a reporting unit. The assumptions used in these models are consistent with those we believe hypothetical marketplace participants would use. If the fair value of the reporting unit is less than its carrying value, the second step of the impairment test must be performed in order to determine the amount of impairment loss, if any. The second step compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds its implied fair value, an impairment charge is recognized in an amount equal to that excess. The loss recognized cannot exceed the carrying amount of goodwill.
The Company has the option to perform a qualitative assessment of goodwill prior to completing the two-step process described above to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill and other intangible assets. If the Company concludes that this is the case, it must perform the two-step process. Otherwise, the Company will forego the two-step process and does not need to perform any further testing. During 2015, the Company performed qualitative assessments on 10 percent of our consolidated goodwill balance. As of December 31, 2015, we did not have any reporting unit with a material amount of goodwill for which it is reasonably likely that it will fail step one of a goodwill impairment test in the near term.
Intangible assets acquired in recent transactions are naturally more susceptible to impairment, primarily due to the fact that they are recorded at fair value based on recent operating plans and macroeconomic conditions present at the time of acquisition. Consequently, if operating results and/or macroeconomic conditions deteriorate shortly after an acquisition, it could result in the impairment of the acquired assets. A deterioration of macroeconomic conditions may not only negatively impact the estimated operating cash flows used in our cash flow models but may also negatively impact other assumptions used in our analyses, including, but not limited to, the estimated cost of capital and/or discount rates. Additionally, as discussed above, in accordance with accounting principles generally accepted in the United States, we are required to ensure that assumptions used to determine fair value in our analyses are consistent with the assumptions a hypothetical marketplace participant would use. As a result, the cost of capital and/or discount rates used in our analyses may increase or decrease based on market conditions and trends, regardless of whether our Company's actual cost of capital has changed. Therefore, if the cost of capital and/or discount rates change, our Company may recognize an impairment of an intangible asset in spite of realizing actual cash flows that are approximately equal to, or greater than, our previously forecasted amounts.
On June 12, 2015, the Company closed a transaction with Monster. Under the terms of the transaction, the Company was required to discontinue selling energy products under one of the trademarks included in the glacéau portfolio. During the year ended December 31, 2015, the Company recognized impairment charges of $418 million, primarily as a result of discontinuing these products. The total combined fair value of the various trademarks in the glacéau portfolio significantly exceeds the remaining combined carrying value of $2.9 billion as of December 31, 2015. However, the fair value of the individual trademark that was the subject of the impairment charges currently equals its carrying value. If the future operating results of this trademark do not support the current near-term financial projections, or if macroeconomic conditions change causing the cost of capital and/or discount rate to increase without an offsetting increase in the operating results, it is likely that we would be required to recognize an additional impairment charge related to this trademark.
During 2015, the Company also recorded a charge of $55 million related to the impairment of a Venezuelan trademark. The Venezuelan trademark impairment was due to the Company's revised expectations regarding the convertibility of the local currency.
These charges were recorded in our Corporate operating segment in the line item other operating charges in our consolidated statement of income and were determined by comparing the fair value of the trademarks, derived using discounted cash flow analyses, to the respective carrying value. Management will continue to monitor the fair value of our intangible assets in future periods.
The Company did not record any significant impairment charges related to intangible assets during the year ended December 31, 2014. During 2013, the Company recorded charges of $195 million related to certain intangible assets. These charges included $113 million related to the impairment of trademarks recorded in our Bottling Investments and Asia Pacific operating segments. These impairments were primarily due to a strategic decision to phase out certain local-market brands, which resulted in a change in the expected useful life of the intangible assets, and were determined by comparing the fair value of the trademarks, derived using discounted cash flow analyses, to the current carrying value. Additionally, the remaining charge of $82 million related to goodwill recorded in our Bottling Investments operating segment. This charge was primarily the result of management's revised outlook on market conditions and volume performance. The total impairment charges of $195 million were recorded in our Corporate operating segment in the line item other operating charges in our consolidated statements of income.

Pension Plan Valuations
Our Company sponsors and/or contributes to pension and postretirement health care and life insurance benefit plans covering substantially all U.S. employees. We also sponsor nonqualified, unfunded defined benefit pension plans for certain associates and participate in multi-employer pension plans in the United States. In addition, our Company and its subsidiaries have various pension plans and other forms of postretirement arrangements outside the United States.
Management is required to make certain critical estimates related to actuarial assumptions used to determine our pension expense and obligations. We believe the most critical assumptions are related to (1) the discount rate used to determine the present value of the liabilities and (2) the expected long-term rate of return on plan assets. All of our actuarial assumptions are reviewed annually. Changes in these assumptions could have a material impact on the measurement of our pension expense and obligations.
At each measurement date, we determine the discount rate primarily by reference to rates of high-quality, long-term corporate bonds that mature in a pattern similar to the future payments we anticipate making under the plans. As of December 31, 2015 and 2014, the weighted-average discount rate used to compute our pension obligations was 4.25 percent and 3.75 percent, respectively.
During the years ended December 31, 2015, 2014, and 2013, for plans using the yield curve approach, the Company measured the related service and interest components of net periodic benefit cost for pension and other postretirement benefit plans utilizing the single weighted-average discount rate derived from the yield curve. Effective January 1, 2016, the Company changed the method used to calculate the service and interest components and will measure these costs by applying the specific spot rates along the yield curve to the plans' projected cash flows. The Company believes the new approach provides a more precise measurement of service and interest costs by improving the correlation between projected cash flows and the corresponding spot yield curve rates. The change does not affect the measurement of the Company's pension and other postretirement benefit obligations for those plans and is accounted for as a change in accounting estimate, which is applied prospectively. In 2016, we expect the change in estimate to reduce pension and other postretirement net periodic benefit plan costs by $73 million.
The expected long-term rate of return on plan assets is based upon the long-term outlook of our investment strategy as well as our historical returns and volatilities for each asset class. We also review current levels of interest rates and inflation to assess the reasonableness of our long-term rates. Our pension plan investment objective is to ensure all of our plans have sufficient funds to meet their benefit obligations when they become due. As a result, the Company periodically revises asset allocations, where appropriate, to improve returns and manage risk. The weighted-average expected long-term rate of return used to calculate our pension expense was 8.25 percent in 2015 and 2014.
In 2015, the Company's total pension expense related to defined benefit plans was $305 million. In 2016, we expect our total pension expense to be $105 million. The anticipated decrease is primarily due to settlement and special termination costs incurred in 2015 of $169 million, the new method to calculate service and interest costs described above, an increase in the weighted-average discount rate used to calculate the Company's benefit obligations and the impact of $471 million of contributions the Company made in early 2016 to U.S. pension plans. The impact of these items will be partially offset by unfavorable asset performance compared to our expected return during 2015 and a decrease in the expected return on assets for U.S. plans. The estimated impact of a 50 basis-point decrease in the discount rate on our 2016 pension expense would be an increase to our pension expense of $34 million. Additionally, the estimated impact of a 50 basis-point decrease in the expected long-term rate of return on plan assets on our 2016 pension expense would be an increase to our pension expense of $29 million.
The sensitivity information provided above is based only on changes to the actuarial assumptions used for our U.S. pension plans. As of December 31, 2015, the Company's primary U.S. plan represented 59 percent and 62 percent of the Company's consolidated projected pension benefit obligation and pension assets, respectively. Refer to Note 13 of Notes to Consolidated Financial Statements for additional information about our pension plans and related actuarial assumptions.
Effective December 31, 2014, the Company revised our mortality assumptions used to determine the projected benefit obligation of the U.S. defined benefit pension plans. The revised assumptions were derived from the mortality tables and the mortality improvement scales published by the Society of Actuaries in October 2014. The change in mortality assumptions for the U.S. plans resulted in an increase in the projected benefit obligation at December 31, 2014 of $210 million.

Revenue Recognition
We recognize revenue when persuasive evidence of an arrangement exists, delivery of products has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. For our Company, this generally means that we recognize revenue when title to our products is transferred to our bottling partners, resellers or other customers. Title usually transfers upon shipment to or receipt at our customers' locations, as determined by the specific sales terms of each transaction. Our sales terms do not allow for a right of return except for matters related to any manufacturing defects on our part.
Our customers can earn certain incentives which are included in deductions from revenue, a component of net operating revenues in our consolidated statements of income. These incentives include, but are not limited to, cash discounts, funds for promotional and marketing activities, volume-based incentive programs and support for infrastructure programs. Refer to Note 1 of Notes to Consolidated Financial Statements. The aggregate deductions from revenue recorded by the Company in relation to these programs, including amortization expense on infrastructure programs, were $6.8 billion, $7.0 billion and $6.9 billion in 2015, 2014 and 2013, respectively. In preparing the financial statements, management must make estimates related to the contractual terms, customer performance and sales volume to determine the total amounts recorded as deductions from revenue. Management also considers past results in making such estimates. The actual amounts ultimately paid may be different from our estimates. Such differences are recorded once they have been determined and have historically not been significant.
Income Taxes
Our annual tax rate is based on our income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our annual tax expense and in evaluating our tax positions. We establish reserves to remove some or all of the tax benefit of any of our tax positions at the time we determine that the positions become uncertain based upon one of the following: (1) the tax position is not "more likely than not" to be sustained, (2) the tax position is "more likely than not" to be sustained, but for a lesser amount, or (3) the tax position is "more likely than not" to be sustained, but not in the financial period in which the tax position was originally taken. For purposes of evaluating whether or not a tax position is uncertain, (1) we presume the tax position will be examined by the relevant taxing authority that has full knowledge of all relevant information, (2) the technical merits of a tax position are derived from authorities such as legislation and statutes, legislative intent, regulations, rulings and case law and their applicability to the facts and circumstances of the tax position, and (3) each tax position is evaluated without considerations of the possibility of offset or aggregation with other tax positions taken. We adjust these reserves, including any impact on the related interest and penalties, in light of changing facts and circumstances, such as the progress of a tax audit. Refer to the heading "Operations Review — Income Taxes" below and Note 14 of Notes to Consolidated Financial Statements.
On September 17, 2015, the Company received a Notice from the IRS for the tax years 2007 through 2009, after a five-year audit. In the Notice, the IRS claims that the Company's United States taxable income should be increased by an amount that creates a potential additional federal income tax liability of approximately $3.3 billion for the period, plus interest. No penalties were asserted in the Notice; however, the IRS has since taken the position that it is not precluded from asserting penalties and notified the Company that it may do so. The disputed amounts largely relate to a transfer pricing matter involving the appropriate amount of taxable income the Company should report in the United States in connection with its licensing of intangible property to certain related foreign licensees regarding the manufacturing, distribution, sale, marketing and promotion of products in overseas markets. The IRS designated the matter for litigation on October 15, 2015. The Company firmly believes that the IRS' claims are without merit and plans to pursue all available administrative and judicial remedies necessary to resolve this matter. To that end, the Company filed a petition in U.S. Tax Court on December 14, 2015. The Company believes that the final adjudication of this matter will not have a material impact on its consolidated financial position, results of operations or cash flows and that it has adequate tax reserves for all tax matters. However, if this dispute were to be ultimately determined adversely to us, the additional tax, interest and any potential penalties could have a material adverse impact on the Company's financial position, results of operations or cash flows. Refer to Note 11 of Notes to Consolidated Financial Statements for additional information.
A number of years may elapse before a particular matter for which we have established a reserve is audited and finally resolved. The number of years with open tax audits varies depending on the tax jurisdiction. The tax benefit that has been previously reserved because of a failure to meet the "more likely than not" recognition threshold would be recognized in our income tax expense in the first interim period when the uncertainty disappears under any one of the following conditions: (1) the tax position is "more likely than not" to be sustained, (2) the tax position, amount, and/or timing is ultimately settled through negotiation or litigation, or (3) the statute of limitations for the tax position has expired. Settlement of any particular issue would usually require the use of cash.

Tax law requires items to be included in the tax return at different times than when these items are reflected in the consolidated financial statements. As a result, the annual tax rate reflected in our consolidated financial statements is different from that reported in our tax return (our cash tax rate). Some of these differences are permanent, such as expenses that are not deductible in our tax return, and some differences reverse over time, such as depreciation expense. These timing differences create deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities. The tax rates used to determine deferred tax assets or liabilities are the enacted tax rates in effect for the year and manner in which the differences are expected to reverse. Based on the evaluation of all available information, the Company recognizes future tax benefits, such as net operating loss carryforwards, to the extent that realizing these benefits is considered more likely than not.
We evaluate our ability to realize the tax benefits associated with deferred tax assets by analyzing our forecasted taxable income using both historical and projected future operating results; the reversal of existing taxable temporary differences; taxable income in prior carryback years (if permitted); and the availability of tax planning strategies. A valuation allowance is required to be established unless management determines that it is more likely than not that the Company will ultimately realize the tax benefit associated with a deferred tax asset. As of December 31, 2015, the Company's valuation allowances on deferred tax assets were $477 million and primarily related to uncertainties regarding the future realization of recorded tax benefits on tax loss carryforwards generated in various jurisdictions. Current evidence does not suggest we will realize sufficient taxable income of the appropriate character within the carryforward period to allow us to realize these deferred tax benefits. If we were to identify and implement tax planning strategies to recover these deferred tax assets or generate sufficient income of the appropriate character in these jurisdictions in the future, it could lead to the reversal of these valuation allowances and a reduction of income tax expense. The Company believes it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets in our consolidated balance sheets.
The Company does not record a U.S. deferred tax liability for the excess of the book basis over the tax basis of its investments in foreign corporations to the extent that the basis difference results from earnings that meet the indefinite reversal criteria. These criteria are met if the foreign subsidiary has invested, or will invest, the undistributed earnings indefinitely. The decision as to the amount of undistributed earnings that the Company intends to maintain in non-U.S. subsidiaries takes into account items including, but not limited to, forecasts and budgets of financial needs of cash for working capital, liquidity plans, capital improvement programs, merger and acquisition plans, and planned loans to other non-U.S. subsidiaries. The Company also evaluates its expected cash requirements in the United States. Other factors that can influence that determination are local restrictions on remittances (for example, in some countries a central bank application and approval are required in order for the Company's local country subsidiary to pay a dividend), economic stability and asset risk. As of December 31, 2015, undistributed earnings of the Company's foreign subsidiaries that met the indefinite reversal criteria amounted to $31.9 billion. Refer to Note 14 of Notes to Consolidated Financial Statements.
The Company's effective tax rate is expected to be 22.5 percent in 2016. This estimated tax rate does not reflect the impact of any unusual or special items that may affect our tax rate in 2016.
Operations Review
Effective January 1, 2016, we transferred Coca-Cola Refreshments' ("CCR") bottling and associated supply chain operations in the United States and Canada from our North America segment to our Bottling Investments segment. Additionally, effective August 1, 2016, the Company formed a new Europe, Middle East and Africa operating group consisting of the business units that were previously included in the Europe and the Eurasia and Africa operating groups. As a result, our organizational structure consists of the following operating segments: Europe, Middle East and Africa; Latin America; North America; Asia Pacific; Bottling Investments; and Corporate. Accordingly, all segment information presented herein has been revised to reflect these changes in our organizational structure. For further information regarding our operating segments, including a discussion of changes made to our operating segments during 2016, refer to Note 19 of Notes to Consolidated Financial Statements.
Structural Changes, Acquired Brands and Newly Licensed Brands
In order to continually improve upon the Company's operating performance, from time to time, we engage in buying and selling ownership interests in bottling partners and other manufacturing operations. In addition, we also acquire brands or enter into license agreements for certain brands to supplement our beverage offerings. These items impact our operating results and certain key metrics used by management in assessing the Company's performance.
Unit case volume growth is a metric used by management to evaluate the Company's performance because it measures demand for our products at the consumer level. The Company's unit case volume represents the number of unit cases (or unit case equivalents) of Company beverage products directly or indirectly sold by the Company and its bottling partners to customers and, therefore, reflects unit case volume for consolidated and unconsolidated bottlers. Refer to the heading "Beverage Volume" below.

Concentrate sales volume represents the amount of concentrates and syrups (in all cases expressed in equivalent unit cases) sold by, or used in finished products sold by, the Company to its bottling partners or other customers. Refer to the heading "Beverage Volume" below.
Our Bottling Investments operating segment and our other finished product operations typically generate net operating revenues by selling sparkling beverages and a variety of still beverages, such as juices and juice drinks, energy and sports drinks, ready-to-drink teas and coffees, and certain water products, to retailers or to distributors, wholesalers and bottling partners who distribute them to retailers. In addition, in the United States, we manufacture fountain syrups and sell them to fountain retailers such as restaurants and convenience stores who use the fountain syrups to produce beverages for immediate consumption, or to authorized fountain wholesalers or bottling partners who resell the fountain syrups to fountain retailers. For these consolidated finished product operations, we recognize the associated concentrate sales volume at the time the unit case or unit case equivalent is sold to the customer. Our concentrate operations typically generate net operating revenues by selling concentrates and syrups to authorized bottling and canning operations. For these concentrate operations, we recognize concentrate revenue and concentrate sales volume when we sell concentrate to the authorized unconsolidated bottling and canning operations, and we typically report unit case volume when finished products manufactured from the concentrates and syrups are sold to the customer. When we analyze our net operating revenues we generally consider the following four factors: (1) volume growth (unit case volume or concentrate sales volume, as appropriate), (2) acquisitions and divestitures (including structural changes defined below), as applicable, (3) changes in price, product and geographic mix and (4) foreign currency fluctuations. Refer to the heading "Net Operating Revenues" below.
We generally refer to acquisitions and divestitures of bottling, distribution or canning operations and consolidation or deconsolidation of bottling and distribution entities for accounting purposes as structural changes ("structural changes"). Typically, structural changes do not impact the Company's unit case volume on a consolidated basis or at the geographic operating segment level. We recognize unit case volume for all sales of Company beverage products regardless of our ownership interest in the bottling partner, if any. However, the unit case volume reported by our Bottling Investments operating segment is generally impacted by structural changes because it only includes the unit case volume of our consolidated bottling operations.
"Acquired brands" refers to brands acquired during the past 12 months. Typically, the Company has not reported unit case volume or recognized concentrate sales volume related to acquired brands in periods prior to the closing of a transaction. Therefore, the unit case volume and concentrate sales volume from the sale of these brands is incremental to prior year volume. We do not generally consider acquired brands to be structural changes.
"Licensed brands" refers to brands not owned by the Company, but for which we hold certain rights, generally including, but not limited to, distribution rights, and from which we derive an economic benefit when these brands are ultimately sold. Typically, the Company has not reported unit case volume or recognized concentrate sales volume related to these brands in periods prior to the beginning of the term of a license agreement. Therefore, in the year that the licenses are entered into, the unit case volume and concentrate sales volume from the sale of these brands is incremental to prior year volume. We do not generally consider newly licensed brands to be structural changes.
In 2015, the Company closed a transaction with Monster ("Monster Transaction"), which has been included as a structural change (a component of acquisitions and divestitures) in our analysis of net operating revenues on a consolidated basis as well as for each of the Company's operating segments. This transaction consisted of multiple elements including, but not limited to, the acquisition of Monster's non-energy brands and the expansion of our distribution of Monster products into additional U.S. territories. These elements of the transaction impacted the Company's unit case volume and concentrate sales volume and therefore, in addition to being included as a structural change (a component of acquisitions and divestitures), they are also considered acquired brands. See further discussion of this transaction in Note 2 of Notes to Consolidated Financial Statements. Also during 2015, the Company acquired a South African bottler, which has been included as a structural change (a component of acquisitions and divestitures) in our analysis of net operating revenues on a consolidated basis as well as for the Bottling Investments operating segment. Refer to "Net Operating Revenues" below.
In 2014, the Company began refranchising bottling territories in North America that were previously managed by CCR to certain of our unconsolidated bottling partners. The impact of these refranchising activities has been included as a structural change (a component of acquisitions and divestitures) in our analysis of net operating revenues on a consolidated basis as well as for our North America and Bottling Investments operating segments. In addition, for non-Company-owned and licensed beverage products sold in the refranchised territories, we have eliminated the unit case volume and associated concentrate sales from the base year when calculating volume growth rates on a consolidated basis as well as for the Bottling Investments operating segment. Refer to the headings "Beverage Volume" and "Net Operating Revenues" below.

In 2014, the Company made a decision to change our process of buying and selling recyclable materials in North America. Also during 2014, the Company transitioned our Russian juice operations to an existing joint venture with an unconsolidated bottling partner and acquired a majority interest in bottling operations in Sri Lanka and Nepal. The impact of these changes is included as a structural change (a component of acquisitions and divestitures) in our analysis of net operating revenues on a consolidated basis as well as for our Bottling Investments operating segment. Refer to the heading "Net Operating Revenues" below.
In January 2014, the Venezuelan government enacted a new law ("Fair Price Law") that imposes limits on profit margins earned in the country, which limited the amount of revenue the Company was able to recognize in 2014 as compared to 2013. The impact of the Fair Price Law has been included as a structural change in our analysis of operating results for our Latin America segment for the year ended December 31, 2014. Refer to the heading "Net Operating Revenues" below.
In 2013, the Company acquired a majority interest in bottling operations in Myanmar, sold a majority interest in our previously consolidated bottling operations in the Philippines and deconsolidated our bottling operations in Brazil as a result of their combination with an independent bottling partner. Accordingly, the impact to net operating revenues related to these transactions is included as a structural change (a component of acquisitions and divestitures) in our analysis of net operating revenues for our Bottling Investments segment. Refer to the heading "Net Operating Revenues" below.
The Company sells concentrates and syrups to both consolidated and unconsolidated bottling partners. The ownership structure of our bottling partners impacts the timing of recognizing concentrate revenue and concentrate sales volume. When we sell concentrates or syrups to our consolidated bottling partners, we are not able to recognize the concentrate revenue or concentrate sales volume until the bottling partner has sold finished products manufactured from the concentrates or syrups to a third party or independent customer. When we sell concentrates or syrups to our unconsolidated bottling partners, we recognize the concentrate revenue and concentrate sales volume when the concentrates or syrups are sold to the bottling partner. The subsequent sale of the finished products manufactured from the concentrates or syrups to a customer does not impact the timing of recognizing the concentrate revenue or concentrate sales volume. When we account for an unconsolidated bottling partner as an equity method investment, we eliminate the intercompany profit related to these transactions until the equity method investee has sold finished products manufactured from the concentrates or syrups to a third party or independent customer.
The Company is currently pursuing certain transactions that, if completed, will be included as structural changes for the applicable periods. In November 2014, the Company and two of our existing bottling partners entered into an agreement to combine each of the parties' bottling operations in Southern and East Africa. In August 2015, the Company entered into an agreement to merge our German bottling operations with the bottling operations of two of our existing bottling partners. Subject to receiving any required regulatory and shareholder approvals, we expect each of these transactions to close during the second quarter of 2016. Additionally, in 2016 we announced our intent to refranchise 100 percent of Company-owned North America bottling territories by the end of 2017. The Company also announced that we have entered into a non-binding letter of intent to refranchise Company-owned bottling operations in China to two of our existing bottling partners.
Beverage Volume
We measure the volume of Company beverage products sold in two ways: (1) unit cases of finished products and (2) concentrate sales. As used in this report, "unit case" means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings); and "unit case volume" means the number of unit cases (or unit case equivalents) of Company beverage products directly or indirectly sold by the Company and its bottling partners to customers. Unit case volume primarily consists of beverage products bearing Company trademarks. Also included in unit case volume are certain products licensed to, or distributed by, our Company, and brands owned by Coca-Cola system bottlers for which our Company provides marketing support and from the sale of which we derive economic benefit. In addition, unit case volume includes sales by certain joint ventures in which the Company has an equity interest. We believe unit case volume is one of the measures of the underlying strength of the Coca-Cola system because it measures trends at the consumer level. The unit case volume numbers used in this report are derived based on estimates received by the Company from its bottling partners and distributors. Concentrate sales volume represents the amount of concentrates and syrups (in all instances expressed in equivalent unit cases) sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers. Unit case volume and concentrate sales volume growth rates are not necessarily equal during any given period. Factors such as seasonality, bottlers' inventory practices, supply point changes, timing of price increases, new product introductions and changes in product mix can impact unit case volume and concentrate sales volume and can create differences between unit case volume and concentrate sales volume growth rates. In addition to the items mentioned above, the impact of unit case volume from certain joint ventures in which the Company has an equity interest but to which the Company does not sell concentrates or syrups may give rise to differences between unit case volume and concentrate sales volume growth rates.

Information about our volume growth by operating segment is as follows:

	Percent Change
	2015 vs. 2014			2014 vs. 2013
Year Ended December 31,	Unit Cases[1,2]	Concentrate Sales		Unit Cases[1,2]	Concentrate Sales
Worldwide	2%	2%	[3]	2%	2%	[4]
Europe, Middle East & Africa	3%	2%		1%	1%
Latin America	1	1		1	—
North America	1	2	[3]	—	—
Asia Pacific	4	2		5	5
Bottling Investments	—	N/A		(2)	N/A

[1]	Bottling Investments operating segment data reflects unit case volume growth for consolidated bottlers only.

[2]	Geographic segment data reflects unit case volume growth for all bottlers, both consolidated and unconsolidated, and distributors in the applicable geographic areas.

[3]	After considering the impact of structural changes, concentrate sales volume both worldwide and for North America for the year ended December 31, 2015 grew 1 percent.

[4]	After considering the impact of structural changes, worldwide concentrate sales volume for the year ended December 31, 2014 grew 1 percent.

Unit Case Volume
The Coca-Cola system sold 29.2 billion, 28.6 billion and 28.2 billion unit cases of our products in 2015, 2014 and 2013, respectively. The number of unit cases sold in 2015 and 2014 does not include certain licensed beverage brands sold in the North American refranchised bottling territories and certain brands owned by our Russian juice company. Refer to the heading "Structural Changes, Acquired Brands and Newly Licensed Brands" above. The Company eliminated the unit case volume related to these structural changes from the base year, where applicable, when calculating the volume growth rates.
Year Ended December 31, 2015 versus Year Ended December 31, 2014
In Europe, Middle East and Africa, unit case volume grew 3 percent, which consisted of 2 percent growth in sparkling beverages and 6 percent growth in still beverages. The group's sparkling beverage growth included 2 percent growth in both Trademark Coca-Cola and Trademark Fanta. The growth in still beverages was led by packaged water, juices and juice drinks, teas and the expansion of the innocent brand. Europe, Middle East and Africa benefited from unit case volume growth of 6 percent in the South & East Africa and growth of 2 percent in both the Middle East & North Africa and Central & Eastern Europe business units.
Unit case volume in Latin America grew 1 percent as a result of growth in still beverages of 4 percent and even sparkling beverage volume. The growth in still beverages was led by growth in packaged water, juices and juice drinks and sports drinks. The Latin Center and South Latin business units reported unit case volume growth of 4 percent and 3 percent, respectively. The Mexico business unit reported unit case volume growth of 3 percent, reflecting growth in Trademark Coca-Cola of 3 percent. The growth in the Latin Center, South Latin and Mexico business units was partially offset by a unit case volume decline of 4 percent in the Brazil business unit.
In North America, unit case volume grew 1 percent. This increase reflects 5 percent growth in still beverage volume and even sparkling beverage volume. The still beverage growth in the group was led by 8 percent growth in packaged water and 6 percent growth in teas. After considering the impact of the acquired volume resulting from the Monster Transaction, North America unit case volume growth remained 1 percent.
Unit case volume in Asia Pacific increased 4 percent, which consisted of 4 percent growth in both sparkling and still beverage volume. The sparkling beverage volume growth was led by a 5 percent increase in Trademark Coca-Cola, a 4 percent increase in Trademark Sprite and a 6 percent increase in Trademark Fanta. Still beverage volume growth was led by increases in packaged water and teas of 12 percent and 6 percent, respectively. China's unit case volume grew 5 percent during the year, led by 12 percent growth in Trademark Coca-Cola and 3 percent growth in Trademark Sprite. India reported unit case volume growth of 4 percent and Japan reported even volume during the year.

Unit case volume for Bottling Investments was even, reflecting growth in China, India and Germany offset by a decline in CCR's unit case volume of 8 percent. The decline in CCR's unit case volume is primarily driven by North America refranchising activities. The Company's consolidated bottling operations accounted for 34 percent, 69 percent, and 100 percent of the unit case volume in China, India and Germany, respectively. CCR accounted for 73 percent of the total bottler-distributed unit case volume in North America.
Year Ended December 31, 2014 versus Year Ended December 31, 2013
In Europe, Middle East and Africa, unit case volume increased 1 percent, which consisted of even volume in sparkling beverages and 5 percent growth in still beverages. The growth in the group's still beverages was led by packaged water, juices and juice drinks and teas. The group's growth reflects a continued focus on improved marketplace execution and providing greater consumer choice in package and price options. Europe, Middle East and Africa benefited from unit case volume growth of 8 percent and 5 percent in the Middle East & North Africa and South & East Africa business units, respectively. This growth was partially offset by a decline in unit case volume of 4 percent in the Central & Eastern Europe business unit.
Unit case volume in Latin America increased 1 percent reflecting growth in still beverages of 6 percent and even sparkling beverage volume. The growth in still beverages was led by packaged water, value-added dairy and sports drinks. Latin America benefited from unit case volume growth of 6 percent and 2 percent in the Latin Center and Brazil business units, respectively, partially offset by a volume decline of 1 percent in the Mexico business unit. The decline in Mexico was primarily due to the impact of a new excise tax that went into effect on January 1, 2014.
In North America, unit case volume was even, reflecting 1 percent growth in still beverages offset by a decline of 1 percent in sparkling beverages. The still beverage growth was led by 8 percent growth in packaged water and 4 percent growth in teas.
Unit case volume in Asia Pacific increased 5 percent, which consisted of 5 percent growth in sparkling beverages and 4 percent growth in still beverages. The growth in sparkling beverages was led by a 5 percent increase in Trademark Sprite, a 4 percent increase in Trademark Fanta and a 3 percent increase in brand Coca-Cola. Still beverage volume growth was led by packaged water and growth in teas and value-added dairy of 6 percent and 10 percent, respectively. China's unit case volume grew 4 percent, led by 5 percent growth in brand Coca-Cola and 6 percent growth in Trademark Fanta. India reported double-digit volume growth, and Japan reported a volume decline of 1 percent, reflecting 1 percent growth in sparkling beverages offset by a 1 percent decline in still beverages.
Unit case volume for Bottling Investments decreased 2 percent. This decrease primarily reflects the deconsolidation of our bottling operations in Brazil during July 2013 as a result of their combination with an independent bottling partner and a decline in CCR's unit case volume. The decline in CCR's unit case volume is primarily driven by North America refranchising activities. The unfavorable impact of these transactions on the group's unit case volume results was partially offset by growth in other key markets, including China and India, where we own or otherwise consolidate bottling operations. The Company's consolidated bottling operations accounted for 35 percent and 65 percent of the unit case volume in China and India, respectively. CCR accounted for 78 percent of the total bottler-distributed unit case volume in North America.
Concentrate Sales Volume
In 2015, worldwide concentrate sales volume and unit case volume both grew 2 percent compared to 2014. After considering the impact of structural changes, concentrate sales volume grew 1 percent during the year ended December 31, 2015. In 2014, worldwide concentrate sales volume and unit case volume both grew 2 percent compared to 2013. After considering the impact of structural changes, concentrate sales volume grew 1 percent during the year ended December 31, 2014. The differences between concentrate sales volume and unit case volume growth rates worldwide and for individual operating segments in 2015 and 2014 were primarily due to the timing of concentrate shipments and the impact of unit case volume from certain joint ventures in which the Company has an equity interest, but to which the Company does not sell concentrates, syrups, beverage bases or powders.

Analysis of Consolidated Statements of Income

				Percent Change
Year Ended December 31,	2015	2014	2013	2015 vs. 2014	2014 vs. 2013
(In millions except percentages and per share data)
NET OPERATING REVENUES	$44,294	$45,998	$46,854	(4)%	(2)%
Cost of goods sold	17,482	17,889	18,421	(2)	(3)
GROSS PROFIT	26,812	28,109	28,433	(5)	(1)
GROSS PROFIT MARGIN	60.5%	61.1%	60.7%
Selling, general and administrative expenses	16,427	17,218	17,310	(5)	(1)
Other operating charges	1,657	1,183	895	40	32
OPERATING INCOME	8,728	9,708	10,228	(10)	(5)
OPERATING MARGIN	19.7%	21.1%	21.8%
Interest income	613	594	534	3	11
Interest expense	856	483	463	77	4
Equity income (loss) — net	489	769	602	(36)	28
Other income (loss) — net	631	(1,263)	576	*	*
INCOME BEFORE INCOME TAXES	9,605	9,325	11,477	3	(19)
Income taxes	2,239	2,201	2,851	2	(23)
Effective tax rate	23.3%	23.6%	24.8%
CONSOLIDATED NET INCOME	7,366	7,124	8,626	3	(17)
Less: Net income attributable to noncontrolling interests	15	26	42	(40)	(38)
NET INCOME ATTRIBUTABLE TO SHAREOWNERS OF THE COCA-COLA COMPANY	$7,351	$7,098	$8,584	4%	(17)%
BASIC NET INCOME PER SHARE[1]	$1.69	$1.62	$1.94	4%	(16)%
DILUTED NET INCOME PER SHARE[1]	$1.67	$1.60	$1.90	5%	(16)%

*	Calculation is not meaningful.

[1]	Calculated based on net income attributable to shareowners of The Coca-Cola Company.

Net Operating Revenues
Year Ended December 31, 2015 versus Year Ended December 31, 2014
The Company's net operating revenues decreased $1,704 million, or 4 percent.
The following table illustrates, on a percentage basis, the estimated impact of key factors resulting in the increase (decrease) in net operating revenues for each of our operating segments:

	Percent Change 2015 vs. 2014
	Volume[1]	Acquisitions & Divestitures	Price, Product & Geographic Mix	Currency Fluctuations	Total
Consolidated	1%	—%	2%	(7)%	(4)%
Europe, Middle East & Africa	2%	(1)%	1%	(10)%	(8)%
Latin America	1	—	9	(23)	(13)
North America	1	1	5	(1)	6
Asia Pacific	2	—	(3)	(8)	(9)
Bottling Investments	2	(1)	—	(3)	(2)
Corporate	*	*	*	*	*
* Calculation is not meaningful.

[1]
Represents the percent change in net operating revenues attributable to the increase (decrease) in concentrate sales volume for our geographic operating segments (expressed in equivalent unit cases) after considering the impact of structural changes. For our Bottling Investments operating segment, this represents the percent change in net operating revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes. Our Bottling Investments operating segment data reflects unit case volume growth for consolidated bottlers only. Refer to the heading "Beverage Volume" above.

Refer to the heading "Beverage Volume" above for additional information related to changes in our unit case and concentrate sales volumes.
"Acquisitions and Divestitures" refers to acquisitions and divestitures of brands or businesses, some of which the Company considers to be structural changes. Refer to the heading "Structural Changes, Acquired Brands and Newly Licensed Brands" above for additional information related to the structural changes. The acquisitions and divestitures percent change for 2015 versus 2014 in the table above consisted entirely of structural changes.
Price, product and geographic mix had a favorable 2 percent impact on our consolidated net operating revenues. Price, product and geographic mix was impacted by a variety of factors and events including, but not limited to, the following:

•	Europe, Middle East and Africa — favorable price mix in most of the segment's business units, partially offset by unfavorable geographic mix;

•	Latin America — favorable price mix in all four of the segment's business units and the impact of inflationary environments in certain markets;

•	North America — favorably impacted as a result of price increases and package mix; and

•	Asia Pacific — unfavorable product and channel mix as well as unfavorable geographic mix.
The unfavorable impact of foreign currency fluctuations decreased our consolidated net operating revenues by 7 percent. This unfavorable impact was primarily due to a stronger U.S. dollar compared to certain foreign currencies, including the South African rand, euro, U.K. pound sterling, Brazilian real, Mexican peso, Australian dollar and Japanese yen, which had an unfavorable impact on our Europe, Middle East and Africa, Latin America, Asia Pacific and Bottling Investments operating segments. Refer to the heading "Liquidity, Capital Resources and Financial Position — Foreign Exchange" below.
Net operating revenue growth rates are impacted by sales volume; acquisitions and divestitures; price, product and geographic mix; and foreign currency fluctuations. The size and timing of acquisitions and divestitures are not consistent from period to period. The Company currently expects acquisitions and divestitures to have a mid single-digit unfavorable impact on full year 2016 net operating revenues. Based on current spot rates and our hedging coverage in place, we expect currencies will continue to have an unfavorable impact on our full year 2016 net operating revenues.

Year Ended December 31, 2014 versus Year Ended December 31, 2013
The Company's net operating revenues decreased $856 million, or 2 percent.
The following table illustrates, on a percentage basis, the estimated impact of key factors resulting in the increase (decrease) in net operating revenues for each of our operating segments:

	Percent Change 2014 vs. 2013
	Volume[1]	Acquisitions & Divestitures	Price, Product & Geographic Mix	Currency Fluctuations	Total
Consolidated	1%	(2)%	1%	(2)%	(2)%
Europe, Middle East & Africa	1%	—%	3%	(2)%	2%
Latin America	—	(4)	8	(10)	(6)
North America	—	—	1	—	1
Asia Pacific	5	1	(2)	(6)	(2)
Bottling Investments	2	(4)	—	(1)	(3)
Corporate	*	*	*	*	*
* Calculation is not meaningful.

[1]
Represents the percent change in net operating revenues attributable to the increase (decrease) in concentrate sales volume for our geographic operating segments (expressed in equivalent unit cases) after considering the impact of structural changes. For our Bottling Investments operating segment, this represents the percent change in net operating revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes. Our Bottling Investments operating segment data reflects unit case volume growth for consolidated bottlers only. Refer to the heading "Beverage Volume" above.

Refer to the heading "Beverage Volume" above for additional information related to changes in our unit case and concentrate sales volumes.
"Acquisitions and Divestitures" refers to acquisitions and divestitures of brands or businesses, some of which the Company considers to be structural changes. Refer to the heading "Structural Changes, Acquired Brands and Newly Licensed Brands" above for additional information related to the structural changes. The acquisitions and divestitures percent change for 2014 versus 2013 in the table above consisted entirely of structural changes. The impact of the Venezuelan Fair Price Law reduced our Latin America segment revenues by 5 percent in 2014.
Price, product and geographic mix had a favorable 1 percent impact on our consolidated net operating revenues. Price, product and geographic mix was impacted by a variety of factors and events including, but not limited to, the following:

•
Europe, Middle East and Africa — favorable price mix in all of the segment's business units and the favorable impact as a result of consolidating the juice and smoothie business of Fresh Trading Ltd. ("innocent") in May 2013, partially offset by unfavorable geographic mix;

•	Latin America — favorable price mix in all four of the segment's business units and the impact of inflationary environments in certain markets; and

•	Asia Pacific — unfavorable geographic mix.
The unfavorable impact of foreign currency fluctuations decreased our consolidated net operating revenues by 2 percent. The unfavorable currency impact was primarily due to a stronger U.S. dollar compared to certain other foreign currencies, including the South African rand, Mexican peso, Brazilian real, Australian dollar and Japanese yen, which had an unfavorable impact on our Europe, Middle East and Africa, Latin America, Asia Pacific and Bottling Investments operating segments. The unfavorable impact of a stronger U.S. dollar compared to the currencies listed above was partially offset by the impact of a weaker U.S. dollar compared to certain other foreign currencies, including the euro and British pound, which had a favorable impact on our Europe, Middle East and Africa and our Bottling Investments operating segments. Refer to the heading "Liquidity, Capital Resources and Financial Position — Foreign Exchange" below.

Net Operating Revenues by Operating Segment
Information about our net operating revenues by operating segment as a percentage of Company net operating revenues is as follows:

Year Ended December 31,	2015	2014	2013
Europe, Middle East & Africa	15.7%	16.5%	15.8%
Latin America	9.0	10.0	10.1
North America	12.6	10.8	10.8
Asia Pacific	10.6	11.4	11.5
Bottling Investments	51.7	51.0	51.5
Corporate	0.4	0.3	0.3
Total	100.0%	100.0%	100.0%
The percentage contribution of each operating segment fluctuates over time due to net operating revenues in certain operating segments growing at a faster rate compared to other operating segments. Net operating revenue growth rates are impacted by sales volume; acquisitions and divestitures; price, product and geographic mix; and foreign currency fluctuations. For additional information about the impact of foreign currency fluctuations, refer to the heading "Liquidity, Capital Resources and Financial Position — Foreign Exchange" below.
Gross Profit Margin
As a result of our finished goods operations, which are primarily included in our North America and Bottling Investments operating segments, the following inputs represent a substantial portion of the Company's total cost of goods sold: (1) sweeteners, (2) metals, (3) juices and (4) PET. The Company enters into hedging activities related to certain commodities in order to mitigate a portion of the price risk associated with forecasted purchases. Many of the derivative financial instruments used by the Company to mitigate the risk associated with these commodity exposures, including any related foreign currency exposure, do not qualify for hedge accounting. As a result, the changes in fair value of these derivative instruments have been, and will continue to be, included as a component of net income in each reporting period. The Company recorded losses related to these derivatives of $206 million, $8 million and $120 million during the years ended December 31, 2015, 2014 and 2013, respectively, in the line item cost of goods sold in our consolidated statements of income. Refer to Note 5 of Notes to Consolidated Financial Statements. We do not currently expect changes in commodity costs to have a significant impact on our 2016 gross profit margin as compared to 2015.
Year Ended December 31, 2015 versus Year Ended December 31, 2014
Our gross profit margin decreased to 60.5 percent in 2015 from 61.1 percent in 2014. The decrease was primarily due to the impact of acquisitions and divestitures and the unfavorable impact of foreign currency exchange rate fluctuations, partially offset by positive price mix and slightly lower commodity costs. Refer to Note 2 of Notes to Consolidated Financial Statements for additional information related to acquisitions and divestitures.
Year Ended December 31, 2014 versus Year Ended December 31, 2013
Our gross profit margin increased to 61.1 percent in 2014 from 60.7 percent in 2013. The increase was partially due to the deconsolidation of our Brazilian bottling operations in July 2013 as well as lower commodity costs, primarily in our North America finished goods business, and favorable geographic mix. Refer to Note 2 of Notes to Consolidated Financial Statements for additional information regarding the impact of the deconsolidation of our Brazilian bottling operations.
The favorable geographic mix was primarily due to growth in emerging markets. Although this shift in geographic mix has a negative impact on net operating revenues, it generally has a favorable impact on our gross profit margin due to the correlated impact it has on our product mix. The product mix in the majority of our emerging and developing markets is more heavily skewed toward our sparkling beverage products, which generally yield a higher gross profit margin compared to our still beverages and finished products.

Selling, General and Administrative Expenses
The following table sets forth the significant components of selling, general and administrative expenses (in millions):

Year Ended December 31,	2015	2014	2013
Stock-based compensation expense	$236	$209	$227
Advertising expenses	3,976	3,499	3,266
Selling and distribution expenses	6,025	6,412	6,419
Other operating expenses	6,190	7,098	7,398
Selling, general and administrative expenses	$16,427	$17,218	$17,310
Year Ended December 31, 2015 versus Year Ended December 31, 2014
Selling, general and administrative expenses decreased $791 million, or 5 percent. During the year ended December 31, 2015, fluctuations in foreign currency decreased selling, general and administrative expenses by 6 percent. The increase in stock-based compensation was primarily due to reversals in 2014 of previously recognized expenses related to the Company's long-term incentive programs as performance criteria were not achieved. The increase in advertising expenses reflects the Company's increased investments to strengthen our brands, partially offset by a foreign currency exchange impact of 13 percent. The decrease in selling and distribution expenses reflects the impact of acquisitions and divestitures. The decrease in other operating expenses reflects the shift of the Company's marketing spending to more consumer-facing advertising expenses as well as savings from our productivity and reinvestment initiatives. Foreign currency exchange rate fluctuations have a more significant impact on both advertising and other operating expenses as compared to our selling and distribution expenses since they are generally transacted in local currency. Our selling and distribution expenses are primarily related to our Company-owned bottling operations, of which the majority of expenses are attributable to CCR and are primarily denominated in U.S. dollars. Refer to Note 2 of Notes to Consolidated Financial Statements for additional information related to acquisitions and divestitures.
In 2016, our pension expense is expected to decrease by $200 million compared to 2015. The anticipated decrease is primarily due to settlement and special termination costs incurred in 2015 of $169 million, the new method to calculate service and interest costs, an increase in the weighted-average discount rate used to calculate the Company's benefit obligations and the impact of $471 million of contributions the Company made in early 2016 to U.S. pension plans. The impact of these items will be partially offset by unfavorable asset performance compared to our expected return during 2015 and a decrease in the expected return on assets for U.S. plans. Refer to the heading "Liquidity, Capital Resources and Financial Position" below for information related to these contributions. Refer to the heading "Critical Accounting Policies and Estimates — Pension Plan Valuations" above and Note 13 of Notes to Consolidated Financial Statements for additional information related to the pension plan assumptions used by the Company.
As of December 31, 2015, we had $319 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under our plans. This cost is expected to be recognized over a weighted-average period of 1.8 years as stock-based compensation expense. This expected cost does not include the impact of any future stock-based compensation awards. Refer to Note 12 of Notes to Consolidated Financial Statements.
Year Ended December 31, 2014 versus Year Ended December 31, 2013
Selling, general and administrative expenses decreased $92 million, or 1 percent. Foreign currency fluctuations decreased selling, general and administrative expenses by 2 percent. The decrease in stock-based compensation was primarily due to reversals in 2014 of previously recognized expenses related to the Company's long-term incentive compensation programs. The increase in advertising expenses reflects the company's increased investment to strengthen our brands. This increase was partially offset by a foreign currency exchange impact of 4 percent. The decrease in selling and distribution expenses is a result of the refranchising of certain bottling territories in North America in 2014 and the deconsolidation of our Brazilian bottling operations as a result of their combination with an independent bottling partner in July 2013.

Other Operating Charges
Other operating charges incurred by operating segment were as follows (in millions):

Year Ended December 31,	2015	2014	2013
Europe, Middle East & Africa	$(9)	$137	$59
Latin America	40	295	—
North America	141	157	124
Asia Pacific	3	38	47
Bottling Investments	600	371	347
Corporate	882	185	318
Total	$1,657	$1,183	$895
In 2015, the Company incurred other operating charges of $1,657 million. These charges included $691 million due to the Company's productivity and reinvestment program and $292 million due to the integration of our German bottling operations. In addition, the Company recorded impairment charges of $418 million primarily due to the discontinuation of the energy products in the glacéau portfolio as a result of the Monster Transaction and incurred a charge of $100 million due to a cash contribution we made to The Coca-Cola Foundation. The Company also incurred a charge of $111 million due to the write-down we recorded related to receivables from our bottling partner in Venezuela and an impairment of a Venezuelan trademark primarily due to changes in exchange rates as a result of the establishment of the new open market exchange system. Refer to Note 18 of Notes to Consolidated Financial Statements for additional information on the Company's productivity, integration and restructuring initiatives. Refer to Note 2 of Notes to Consolidated Financial Statements for additional information on the Monster Transaction. Refer to Note 1 of Notes to Consolidated Financial Statements for additional information on the Venezuelan currency change. Refer to Note 19 of Notes to Consolidated Financial Statements for the impact these charges had on our operating segments.
In 2014, the Company incurred other operating charges of $1,183 million. These charges primarily consisted of $601 million due to the Company's productivity and reinvestment program and $208 million due to the integration of our German bottling operations. In addition, the Company incurred a charge of $314 million due to a write-down we recorded related to receivables from our bottling partner in Venezuela and an impairment of a Venezuelan trademark primarily due to higher exchange rates. The write-down was recorded as a result of our revised assessment of the U.S. dollar value we expect to realize upon the conversion of the Venezuelan bolivar into U.S. dollars by our bottling partner to pay our concentrate sales receivables. The Company also recorded a loss of $36 million as a result of the restructuring and transition of the Company's Russian juice operations to an existing joint venture with an unconsolidated bottling partner. Refer to Note 18 of Notes to Consolidated Financial Statements and see below for additional information on our productivity and reinvestment program as well as the Company's other productivity, integration and restructuring initiatives. Refer to Note 1 of Notes to Consolidated Financial Statements for additional information on the Venezuelan currency rate change. Refer to Note 19 of Notes to Consolidated Financial Statements for the impact these charges had on our operating segments.
In 2013, the Company incurred other operating charges of $895 million, which primarily consisted of $494 million associated with the Company's productivity and reinvestment program; $195 million due to the impairment of certain intangible assets; $188 million due to the Company's other productivity, integration and restructuring initiatives; and $22 million due to charges associated with certain of the Company's fixed assets. Refer to Note 17 of Notes to Consolidated Financial Statements for further information on the impairment charges. Refer to Note 18 of Notes to Consolidated Financial Statements and see below for further information on the Company's productivity and reinvestment program, as well as the Company's other productivity, integration and restructuring initiatives. Refer to Note 19 of Notes to Consolidated Financial Statements for the impact these charges had on our operating segments.
Productivity and Reinvestment Program
In February 2012, the Company announced a four-year productivity and reinvestment program designed to further enable our efforts to strengthen our brands and reinvest our resources to drive long-term profitable growth. This program is focused on the following initiatives: global supply chain optimization; global marketing and innovation effectiveness; operating expense leverage and operational excellence; data and information technology systems standardization; and the integration of Coca-Cola Enterprises Inc.'s ("Old CCE") former North America business.

In February 2014, the Company announced the expansion of our productivity and reinvestment program to drive an incremental $1 billion in productivity by 2016 that will primarily be redirected into increased media investments. Our incremental productivity goal consists of two relatively equal components. First, we will expand savings through global supply chain optimization, data and information technology system standardization, and resource and cost reallocation. Second, we will increase the effectiveness of our marketing investments by transforming our marketing and commercial model to redeploy resources into more consumer-facing marketing investments to accelerate growth.
In October 2014, the Company announced that we are further expanding our productivity and reinvestment program and extending it through 2019. The expansion of the productivity initiatives will focus on four key areas: restructuring the Company's global supply chain, including manufacturing in North America; implementing zero-based work, an evolution of zero-based budget principles, across the organization; streamlining and simplifying the Company's operating model; and further driving increased discipline and efficiency in direct marketing investments. The Company expects that the expanded productivity initiatives will generate an incremental $2 billion in annualized productivity. This productivity will enable the Company to fund marketing initiatives and innovation required to deliver sustainable net revenue growth and will also support margin expansion and increased returns on invested capital over time. We expect to achieve total annualized productivity of approximately $3.6 billion by 2019 from the initiatives implemented under this program since it began in 2012.
We have incurred total pretax expenses of $2,056 million since the initiative commenced in 2012. Refer to Note 18 of Notes to Consolidated Financial Statements for additional information.
Integration of Our German Bottling Operations
In 2008, the Company began the integration of our German bottling operations acquired in 2007. Since the integration commenced, the Company has incurred total pretax expenses of $1,127 million primarily related to involuntary terminations. We are currently reviewing additional restructuring opportunities within the German bottling operations, including integration costs related to information technology and other initiatives. If implemented, these initiatives will result in additional charges in future periods. Our German bottling operations are now classified as held for sale. Refer to Note 18 of Notes to Consolidated Financial Statements.
Operating Income and Operating Margin
Information about our operating income contribution by operating segment on a percentage basis is as follows:

Year Ended December 31,	2015	2014	2013
Europe, Middle East & Africa	44.4%	40.6%	38.6%
Latin America	24.9	23.8	28.4
North America	27.1	23.1	21.8
Asia Pacific	25.1	25.2	24.2
Bottling Investments	1.4	2.2	3.1
Corporate	(22.9)	(14.9)	(16.1)
Total	100.0%	100.0%	100.0%
Information about our operating margin on a consolidated basis and by operating segment is as follows:

Year Ended December 31,	2015	2014	2013
Consolidated	19.7%	21.1%	21.8%
Europe, Middle East & Africa	55.6%	52.0%	53.3%
Latin America	54.3	50.4	61.3
North America	42.4	45.1	44.2
Asia Pacific	46.5	46.6	46.1
Bottling Investments	0.5	0.9	1.3
Corporate	*	*	*

*	Calculation is not meaningful.

Year Ended December 31, 2015 versus Year Ended December 31, 2014
In 2015, foreign currency exchange rate fluctuations unfavorably impacted consolidated operating income by 12 percent. This unfavorable impact was primarily due to a stronger U.S. dollar compared to certain foreign currencies, including the South African rand, euro, U.K. pound sterling, Brazilian real, Mexican peso, Australian dollar and Japanese yen, which had an unfavorable impact on our Europe, Middle East and Africa, Latin America, Asia Pacific and Bottling Investments operating segments. Refer to the heading "Liquidity, Capital Resources and Financial Position — Foreign Exchange" below.
During the year ended December 31, 2015, the Company's operating income was unfavorably impacted by the refranchising of additional bottling territories in North America and the sale of the Company's energy brands as part of the Monster Transaction. The refranchising activities unfavorably impacted our Bottling Investments operating segment and the sale of the energy brands unfavorably impacted our Europe, Middle East and Africa, Latin America, North America, Asia Pacific and Bottling Investments operating segments. Refer to Note 2 of Notes to Consolidated Financial Statements for additional information.
Operating income for Europe, Middle East and Africa for the years ended December 31, 2015 and 2014 was $3,875 million and $3,936 million, respectively. The segment was unfavorably impacted by fluctuations in foreign currency exchange rates of 7 percent, partially offset by favorable price mix in most of the segment's business units.
Operating income for the Latin America segment for the years ended December 31, 2015 and 2014 was $2,169 million and $2,316 million, respectively. Foreign currency exchange rate fluctuations unfavorably impacted operating income by 31 percent, partially offset by the reduction in other operating charges and favorable price mix in all of the segment's business units.
North America's operating income for the years ended December 31, 2015 and 2014 was $2,366 million and $2,243 million, respectively. The segment was favorably impacted by price increases and product and package mix.
Operating income in Asia Pacific for the years ended December 31, 2015 and 2014 was $2,189 million and $2,448 million, respectively. Operating income for the segment reflects the unfavorable impact of foreign currency exchange rate fluctuations of 8 percent.
Our Bottling Investments segment's operating income for the years ended December 31, 2015 and 2014 was $124 million and $213 million, respectively. The Bottling Investments segment was unfavorably impacted by an increase in other operating charges partially offset by the favorable impact of acquisitions and divestitures. Refer to Note 2 of Notes to Consolidated Financial Statements for additional information related to acquisitions and divestitures.
The Corporate segment's operating loss for the years ended December 31, 2015 and 2014 was $1,995 million and $1,448 million, respectively. Operating loss in 2015 was unfavorably impacted by an impairment charge of $418 million primarily related to the discontinuation of the energy products in the glacéau portfolio as a result of the Monster Transaction, a charge of $100 million due to a cash contribution we made to The Coca-Cola Foundation and a $111 million charge due to an impairment of a Venezuelan trademark and a write-down the Company recorded on receivables from our bottling partner in Venezuela.
Year Ended December 31, 2014 versus Year Ended December 31, 2013
In 2014, foreign currency exchange rate fluctuations unfavorably impacted consolidated operating income by 6 percent. The unfavorable impact of changes in foreign currency exchange rates was primarily due to a stronger U.S. dollar compared to certain other foreign currencies, including the South African rand, Mexican peso, Brazilian real, Australian dollar and Japanese yen, which had an unfavorable impact on our Europe, Middle East and Africa, Latin America, Asia Pacific and Bottling Investments operating segments. The unfavorable impact of a stronger U.S. dollar compared to the currencies listed above was partially offset by the impact of a weaker U.S. dollar compared to certain other foreign currencies, including the euro and British pound, which had a favorable impact on our Europe, Middle East and Africa and Bottling Investments operating segments. Refer to the heading "Liquidity, Capital Resources and Financial Position — Foreign Exchange" below.
Operating income for Europe, Middle East and Africa for the years ended December 31, 2014 and 2013 was $3,936 million and $3,946 million, respectively. The segment was unfavorably impacted by fluctuations in foreign currency exchange rates of 2 percent. The unfavorable impact of the foreign currency exchange rates was offset by favorable price mix in all of the segment's business units.

Operating income in Latin America for the years ended December 31, 2014 and 2013 was $2,316 million and $2,908 million, respectively. Foreign currency exchange rate fluctuations and the Venezuelan Fair Price Law unfavorably impacted operating income by 12 percent and 9 percent, respectively. Operating income was also unfavorably impacted by the write-down of receivables from our local bottling partner in Venezuela. Refer to Note 1 of Notes to Consolidated Financial Statements for additional information on the write-down of receivables. The impact of these items was partially offset by favorable price mix in all of the segment's business units.
North America's operating income for the years ended December 31, 2014 and 2013 was $2,243 million and $2,233 million, respectively. The segment was favorably impacted by positive price mix and lower commodity costs, partially offset by increased marketing investments.
Operating income in Asia Pacific for the years ended December 31, 2014 and 2013 was $2,448 million and $2,478 million, respectively. Operating income was favorably impacted by a 5 percent increase in concentrate sales and a reduction in operating expenses, offset by the unfavorable impact of foreign currency exchange rate fluctuations of 8 percent.
Our Bottling Investments segment's operating income for the years ended December 31, 2014 and 2013 was $213 million and $314 million, respectively. The primary reason for the decrease in operating income was the deconsolidation of the Company's Brazilian bottling operations in July 2013 and increased restructuring expenses incurred by our German bottling operations. In addition, fluctuations in foreign currency unfavorably impacted the segment's 2014 operating income by 2 percent.
The Corporate segment's operating loss for the years ended December 31, 2014 and 2013 was $1,448 million and $1,651 million, respectively. Operating loss in 2013 was unfavorably impacted by a $195 million charge due to the impairment of certain intangible assets.
Interest Income
Year Ended December 31, 2015 versus Year Ended December 31, 2014
Interest income was $613 million in 2015, compared to $594 million in 2014, an increase of $19 million, or 3 percent. The increase primarily reflects higher average cash and investment balances and higher average interest rates in certain of our international locations, partially offset by the unfavorable impact of fluctuations in foreign currency exchange rates due to a stronger U.S. dollar against most major currencies.
Year Ended December 31, 2014 versus Year Ended December 31, 2013
Interest income was $594 million in 2014, compared to $534 million in 2013, an increase of $60 million, or 11 percent. The increase primarily reflects higher cash balances and higher average interest rates in certain of our international locations, partially offset by the unfavorable impact of fluctuations in foreign currency exchange rates due to a stronger U.S. dollar against most major currencies.
Interest Expense
Year Ended December 31, 2015 versus Year Ended December 31, 2014
Interest expense was $856 million in 2015, compared to $483 million in 2014, an increase of $373 million, or 77 percent. The increase is primarily due to charges of $320 million the Company recorded on the early extinguishment of certain long-term debt. These charges included the difference between the reacquisition price and the net carrying amount of the debt extinguished, including the impact of the related fair value hedging relationship. Interest expense also increased as a result of an overall increase in the total debt balances and a shift in the mix of our debt portfolio from short-term to long-term debt. During the year ended December 31, 2015, the Company issued SFr1,325 million, €8,500 million and $4,000 million of long-term debt. Refer to Note 5 of Notes to Consolidated Financial Statements for additional information related to the Company's hedging program. Refer to the heading "Liquidity, Capital Resources and Financial Position — Cash Flows from Financing Activities — Debt Financing" below and Note 10 of Notes to Consolidated Financial Statements for additional information related to the Company's long-term debt.
Year Ended December 31, 2014 versus Year Ended December 31, 2013
Interest expense was $483 million in 2014, compared to $463 million in 2013, an increase of $20 million, or 4 percent. The increase primarily reflects the impact of additional long-term debt the Company issued during late 2013 and 2014 as well as the unfavorable impact of interest rate swaps. In addition, interest expense in 2013 included charges related to the Company's early extinguishment of long-term debt. Refer to Note 5 of Notes to Consolidated Financial Statements for additional information related to the Company's hedging program. Refer to the heading "Liquidity, Capital Resources and Financial Position — Cash Flows from Financing Activities — Debt Financing" below for additional information related to the Company's long-term debt.

Equity Income (Loss) — Net
Year Ended December 31, 2015 versus Year Ended December 31, 2014
Equity income (loss) — net represents our Company's proportionate share of net income or loss from each of our equity method investees. In 2015, equity income was $489 million, compared to equity income of $769 million in 2014, a decrease of $280 million, or 36 percent. This decrease reflects, among other items, the unfavorable impact of the challenging economic conditions around the world where many of our equity method investees operate and fluctuations in foreign currency exchange rates due to a stronger U.S. dollar against most major currencies. The impact of these items was partially offset by the impact of acquisitions of equity investees. Refer to Note 2 of Notes to Consolidated Financial Statements for additional information.
Year Ended December 31, 2014 versus Year Ended December 31, 2013
In 2014, equity income was $769 million, compared to equity income of $602 million in 2013, an increase of $167 million, or 28 percent. This increase was primarily due to more favorable operating results reported by several of our equity method investees, a decrease in the impact of unusual or infrequent charges recorded by certain of our equity method investees, and the deconsolidation of our Brazilian bottling operations during 2013, which is now an equity method investee. This increase was partially offset by the unfavorable impact of foreign currency fluctuations.
Other Income (Loss) — Net
Other income (loss) — net includes, among other things, the impact of foreign currency exchange gains and losses; dividend income; rental income; gains and losses related to the disposal of property, plant and equipment; gains and losses related to business combinations and disposals; realized and unrealized gains and losses on trading securities; realized gains and losses on available-for-sale securities; other-than-temporary impairments of available-for-sale securities; and the accretion of expense related to certain acquisitions. The foreign currency exchange gains and losses are primarily the result of the remeasurement of monetary assets and liabilities from certain currencies into functional currencies. The effects of the remeasurement of these assets and liabilities are partially offset by the impact of our economic hedging program for certain exposures on our consolidated balance sheets. Refer to Note 5 of Notes to Consolidated Financial Statements.
In 2015, other income (loss) — net was income of $631 million. This income included a net gain of $1,403 million as a result the Monster Transaction, primarily due to the difference in the recorded carrying value of the assets transferred, including an allocated portion of goodwill, compared to the value of the total assets and business acquired. Other income (loss) — net also included net foreign currency exchange gains of $149 million and dividend income of $83 million. This income was partially offset by noncash losses of $1,006 million due to refranchising activities in North America. The net foreign currency exchange gains included a gain of $300 million associated with our foreign-denominated debt partially offset by a charge of $27 million due to the initial remeasurement of the net monetary assets of our Venezuelan subsidiary using the SIMADI exchange rate. The Company determined that based on its economic circumstances, the SIMADI rate best represented the applicable rate at which future transactions could be settled, including the payment of dividends. As such, the Company remeasured the net assets related to its operations in Venezuela using the current SIMADI rate. Refer to Note 2 of Notes to Consolidated Financial Statements for additional information on the Monster Transaction and North America refranchising. Refer to the heading "Liquidity, Capital Resources and Financial Position — Foreign Exchange" below and Note 1 of Notes to Consolidated Financial Statements for additional information on the charge due to the change in Venezuelan exchange rates.
In 2014, other income (loss) — net was a loss of $1,263 million, primarily due to noncash losses of $799 million related to the refranchising of certain bottling territories in North America and foreign exchange losses of $569 million, including a charge of $372 million due to the remeasurement of the net monetary assets of our Venezuelan subsidiary using the SICAD 2 exchange rate. These charges were partially offset by dividend income of $51 million and net gains of $45 million related to fluctuations in the carrying value of the Company's trading securities and sales of available-for-sale securities. Refer to Note 1, Note 2 and Note 17 of Notes to Consolidated Financial Statements.
In 2013, other income (loss) — net was income of $576 million, primarily related to a gain of $615 million due to the deconsolidation of our Brazilian bottling operations as a result of their combination with an independent bottling partner; a gain of $139 million as a result of Coca-Cola FEMSA, an equity method investee, issuing additional shares of its own stock at per share amounts greater than the carrying value of the Company's per share investment; and dividend income of $70 million. The favorable impact of these items was partially offset by a charge of $140 million due to the devaluation of the Venezuelan bolivar, which resulted in the Company remeasuring the net assets related to its operations in Venezuela, and a net charge of $114 million related to our investment in four bottling partners that merged during 2013 to form CCEJ through a share exchange. Refer to Note 2 and Note 17 of Notes to Consolidated Financial Statements.

Income Taxes
Our effective tax rate reflects the tax benefits of having significant operations outside the United States, which are generally taxed at rates lower than the U.S. statutory rate of 35.0 percent. As a result of employment actions and capital investments made by the Company, certain tax jurisdictions provide income tax incentive grants, including Brazil, Costa Rica, Singapore and Swaziland. The terms of these grants expire from 2016 to 2023. We anticipate that we will be able to extend or renew the grants in these locations. Tax incentive grants favorably impacted our income tax expense by $223 million, $265 million and $279 million for the years ended December 31, 2015, 2014 and 2013, respectively. In addition, our effective tax rate reflects the benefits of having significant earnings generated in investments accounted for under the equity method of accounting, which are generally taxed at rates lower than the U.S. statutory rate. A reconciliation of the statutory U.S. federal tax rate and our effective tax rate is as follows:

Year Ended December 31,	2015		2014		2013
Statutory U.S. federal tax rate	35.0%		35.0%		35.0%
State and local income taxes — net of federal benefit	1.2		1.0		1.0
Earnings in jurisdictions taxed at rates different from the statutory U.S. federal tax rate	(12.7)	[1]	(11.5)	[6,7]	(10.3)	[10,11,12]
Equity income or loss	(1.7)	[2]	(2.2)		(1.4)	[13]
Other operating charges	1.2	[3,4]	2.9	[8,9]	1.2	[14]
Other — net	0.3	[5]	(1.6)		(0.7)
Effective tax rate	23.3%		23.6%		24.8%

[1]
Includes a pretax charge of $27 million (or a 0.1 percent impact on our effective tax rate) due to the remeasurement of the net monetary assets of our local Venezuelan subsidiary into U.S. dollars using the SIMADI exchange rate. Refer to Note 1 and Note 17 of Notes to Consolidated Financial Statements.

[2]
Includes a tax benefit of $5 million on a pretax charge of $87 million (or a 0.3 percent impact on our effective tax rate) related to our proportionate share of unusual or infrequent items recorded by our equity method investees. Refer to Note 17 of Notes to Consolidated Financial Statements.

[3]
Includes a tax benefit of $45 million on a pretax charge of $225 million (or a 0.3 percent impact on our effective tax rate) primarily due to an impairment of a Venezuelan trademark, a write-down of receivables from our bottling partner in Venezuela, a cash contribution to The Coca-Cola Foundation and charges associated with ongoing tax litigation. Refer to Note 1 and Note 17 of Notes to Consolidated Financial Statements.

[4]
Includes a tax benefit of $259 million on pretax charges of $983 million (or a 0.9 percent impact on our effective tax rate) primarily related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Refer to Note 18 of Notes to Consolidated Financial Statements.

[5]
Includes tax expense of $150 million on pretax income of $77 million (or a 1.3 percent impact on our effective rate) primarily due to the gain related to the Monster Transaction, offset by charges related to the refranchising of certain bottling territories in North America and charges associated with the early extinguishment of long-term debt. Refer to Note 2 and Note 17 of Notes to Consolidated Financial Statements.

[6]
Includes tax expense of $6 million on a pretax net charge of $372 million (or a 1.5 percent impact on our effective tax rate) due to the remeasurement of the net monetary assets of our local Venezuelan subsidiary into U.S. dollars using the SICAD 2 exchange rate. Refer to Note 1 of Notes to Consolidated Financial Statements.

[7]
Includes tax expense of $18 million (or a 0.2 percent impact on our effective tax rate) related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties, in various international jurisdictions.

[8]
Includes tax expense of $55 million on a pretax charge of $352 million (or a 1.9 percent impact on our effective tax rate) primarily due to an impairment of a Venezuelan trademark, a write-down on receivables from our bottling partner in Venezuela, a charge associated with certain of the Company's fixed assets, and as a result of the restructuring and transition of the Company's Russian juice operations to an existing joint venture with an unconsolidated bottling partner. Refer to Note 1 and Note 17 of Notes to Consolidated Financial Statements.

[9]
Includes a tax benefit of $191 million on pretax charges of $809 million (or a 1 percent impact on our effective tax rate) primarily related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Refer to Note 18 of Notes to Consolidated Financial Statements.

[10]
Includes a tax benefit of $26 million (or a 0.2 percent impact on our effective tax rate) related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties, in various international jurisdictions.

[11]
Includes tax expense of $279 million on pretax net gains of $501 million (or a 0.9 percent impact on our effective tax rate) related to the deconsolidation of our Brazilian bottling operations upon their combination with an independent bottler and a loss due to the merger of four of the Company's Japanese bottling partners. Refer to Note 2 and Note 17 of Notes to Consolidated Financial Statements.

[12]
Includes tax expense of $3 million (or a 0.5 percent impact on our effective tax rate) related to a charge of $149 million due to the devaluation of the Venezuelan bolivar. Refer to Note 19 of Notes to Consolidated Financial Statements.

[13]
Includes a tax benefit of $8 million on a pretax charge of $159 million (or a 0.4 percent impact on our effective tax rate) related to our proportionate share of unusual or infrequent items recorded by our equity method investees. Refer to Note 17 of Notes to Consolidated Financial Statements.

[14]
Includes a tax benefit of $175 million on pretax charges of $877 million (or a 1.2 percent impact on our effective tax rate) primarily related to impairment charges recorded on certain of the Company's intangible assets and charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Refer to Note 17 and Note 18 of Notes to Consolidated Financial Statements.

As of December 31, 2015, the gross amount of unrecognized tax benefits was $168 million. If the Company were to prevail on all uncertain tax positions, the net effect would be a benefit to the Company's effective tax rate of $148 million, exclusive of any benefits related to interest and penalties. The remaining $20 million, which was recorded as a deferred tax asset, primarily represents tax benefits that would be received in different tax jurisdictions in the event the Company did not prevail on all uncertain tax positions.
A reconciliation of the changes in the gross amount of unrecognized tax benefits is as follows (in millions):

Year Ended December 31,	2015	2014	2013
Beginning balance of unrecognized tax benefits	$211	$230	$302
Increase related to prior period tax positions	4	13	1
Decrease related to prior period tax positions	(9)	(2)	(7)
Increase related to current period tax positions	5	11	8
Decrease related to settlements with taxing authorities	(5)	(5)	(4)
Decrease due to lapse of the applicable statute of limitations	(23)	(32)	(59)
Increase (decrease) due to effect of foreign currency exchange rate changes	(15)	(4)	(11)
Ending balance of unrecognized tax benefits	$168	$211	$230
The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. The Company had $111 million, $113 million and $105 million in interest and penalties related to unrecognized tax benefits accrued as of December 31, 2015, 2014 and 2013, respectively. Of these amounts, $8 million of expense and $8 million of benefit were recognized through income tax expense in 2014 and 2013, respectively. For the year ended December 31, 2015, an insignificant amount of interest and penalties were recognized through income tax expense. If the Company were to prevail on all uncertain tax positions, the reversal of this accrual would also be a benefit to the Company's effective tax rate.
Based on current tax laws, the Company's effective tax rate in 2016 is expected to be 22.5 percent before considering the effect of any unusual or special items that may affect our tax rate.
Liquidity, Capital Resources and Financial Position
We believe our ability to generate cash flows from operating activities is one of our fundamental financial strengths. Refer to the heading "Cash Flows from Operating Activities" below. The near-term outlook for our business remains strong, and we expect to generate substantial cash flows from operations in 2016. As a result of our expected cash flows from operations, we have significant flexibility to meet our financial commitments. The Company does not typically raise capital through the issuance of stock. Instead, we use debt financing to lower our overall cost of capital and increase our return on shareowners' equity. Refer to the heading "Cash Flows from Financing Activities" below. We have a history of borrowing funds domestically and continue to have the ability to borrow funds domestically at reasonable interest rates. In addition, our domestic entities have recently borrowed and continue to have the ability to borrow funds in international markets at reasonable interest rates. Our debt financing includes the use of an extensive commercial paper program as part of our overall cash management strategy. The Company reviews its optimal mix of short-term and long-term debt regularly and may replace certain amounts of commercial paper, short-term debt and current maturities of long-term debt with new issuances of long-term debt in the future. In addition to the Company's cash balances, commercial paper program, and our ability to issue long-term debt, we also had $8,340 million in lines of credit for general corporate purposes as of December 31, 2015. These backup lines of credit expire at various times from 2016 through 2019.
We have significant operations outside the United States. Unit case volume outside the United States represented 81 percent of the Company's worldwide unit case volume in 2015. We earn a substantial amount of our consolidated operating income and income before income taxes in foreign subsidiaries that either sell concentrate to our local bottling partners or, in certain instances, sell finished products directly to our customers to fulfill the demand for Company beverage products outside the United States. A significant portion of these foreign earnings is considered to be indefinitely reinvested in foreign jurisdictions where the Company has made, and will continue to make, substantial investments to support the ongoing development and growth of our international operations. Accordingly, no U.S. federal and state income taxes have been provided on the portion of our foreign earnings that is considered to be indefinitely reinvested in foreign jurisdictions. The Company's cash, cash equivalents, short-term investments and marketable securities held by our foreign subsidiaries totaled $17.9 billion as of December 31, 2015. With the exception of an insignificant amount, for which U.S. federal and state income taxes have already been provided, we do not intend, nor do we foresee a need, to repatriate these funds.

Net operating revenues in the United States were $20.4 billion in 2015, or 46 percent of the Company's consolidated net operating revenues. We expect existing domestic cash, cash equivalents, short-term investments, marketable securities, cash flows from operations and the issuance of debt to continue to be sufficient to fund our domestic operating activities and cash commitments for investing and financing activities. In addition, we expect existing foreign cash, cash equivalents, short-term investments, marketable securities and cash flows from operations to continue to be sufficient to fund our foreign operating activities and cash commitments for investing activities.
In the future, should we require more capital to fund significant discretionary activities in the United States than is generated by our domestic operations and is available through the issuance of domestic debt, we could elect to repatriate future periods' earnings from foreign jurisdictions. This alternative could result in a higher effective tax rate in the future. While the likelihood is remote, the Company could also elect to repatriate earnings from foreign jurisdictions that have previously been considered to be indefinitely reinvested. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to additional U.S. income taxes (net of an adjustment for foreign tax credits) and withholding taxes payable to various foreign jurisdictions, where applicable. This alternative could also result in a higher effective tax rate in the period in which such a determination is made to repatriate prior period foreign earnings. Refer to Note 14 of Notes to Consolidated Financial Statements for further information related to our income taxes and undistributed earnings of the Company's foreign subsidiaries.
Based on all the aforementioned factors, the Company believes its current liquidity position is strong, and we will continue to meet all of our financial commitments for the foreseeable future. These obligations and anticipated cash outflows include, but are not limited to, regular quarterly dividends, debt maturities, capital expenditures, share repurchases and obligations included under the heading "Off-Balance Sheet Arrangements and Aggregate Contractual Obligations" below.
Cash Flows from Operating Activities
Net cash provided by operating activities for the years ended December 31, 2015, 2014 and 2013 was $10,528 million, $10,615 million and $10,542 million, respectively.
Cash flows from operating activities decreased $87 million, or 1 percent, in 2015 compared to 2014. This decrease primarily reflects the impact of foreign currency fluctuations and an increase in tax payments, partially offset by the efficient management of working capital. Refer to the heading "Operations Review — Net Operating Revenues" above for additional information on the impact of foreign currency fluctuations. Refer to Note 14 of Notes to Consolidated Financial Statements for additional information on the tax payments.
Cash flows from operating activities increased $73 million, or 1 percent, in 2014 compared to 2013. This increase primarily reflects the incremental pension contributions that were made in the first quarter of 2013 compared to 2014 as well as efficient management of working capital. The increase was partially offset by an unfavorable impact of currency exchange rates during 2014. Refer to the heading "Operations Review — Net Operating Revenues" above for additional information on the impact of foreign currency fluctuations.
Cash Flows from Investing Activities
Our cash flows provided by (used in) investing activities are summarized as follows (in millions):

Year Ended December 31,	2015	2014	2013
Purchases of investments	$(15,831)	$(17,800)	$(14,782)
Proceeds from disposals of investments	14,079	12,986	12,791
Acquisitions of businesses, equity method investments and nonmarketable securities	(2,491)	(389)	(353)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	565	148	872
Purchases of property, plant and equipment	(2,553)	(2,406)	(2,550)
Proceeds from disposals of property, plant and equipment	85	223	111
Other investing activities	(40)	(268)	(303)
Net cash provided by (used in) investing activities	$(6,186)	$(7,506)	$(4,214)

Purchases of Investments and Proceeds from Disposals of Investments
In 2015, purchases of investments were $15,831 million and proceeds from disposals of investments were $14,079 million. This activity resulted in a net cash outflow of $1,752 million during 2015. In 2014, purchases of investments were $17,800 million and proceeds from disposals of investments were $12,986 million, resulting in a net cash outflow of $4,814 million. In 2013, purchases of investments were $14,782 million and proceeds from disposals of investments were $12,791 million, resulting in a net cash outflow of $1,991 million. These investments include time deposits that have maturities greater than three months but less than one year and are classified in the line item short-term investments in our consolidated balance sheets. The purchases during the years ended December 31, 2015 and 2014 include our investments in Keurig Green Mountain, Inc. ("Keurig") of $830 million and $1,567 million, respectively, partially offset by the net purchases and proceeds of our short-term investments that were made as part of the Company's overall cash management strategy. Refer to Note 2 of Notes to Consolidated Financial Statements for additional information on our investment in Keurig. In December 2015, Keurig announced that it had entered into an agreement with JAB Holding Company ("JAB") under which a JAB-led investor group will acquire Keurig for $92 per share in cash. The transaction is expected to close in the first quarter of 2016, subject to customary closing conditions, including receipt of regulatory approvals. Upon the sale of its shares, the Company will receive proceeds of approximately $2,380 million.
Acquisitions of Businesses, Equity Method Investments and Nonmarketable Securities
In 2015, the Company's acquisitions of businesses, equity method investments and nonmarketable securities totaled $2,491 million, which primarily included our equity investments in Monster and in Indonesian bottling operations and the acquisition of a controlling interest in a South African bottling operation.
In 2014, the Company's acquisitions of businesses, equity method investments and nonmarketable securities totaled $389 million, which primarily included a joint investment with one of our bottling partners in a dairy company in Ecuador.
In 2013, our Company's acquisitions of businesses, equity method investments and nonmarketable securities totaled $353 million. These activities primarily included our acquisition of the majority of the remaining outstanding shares of innocent and a majority interest in bottling operations in Myanmar.
Refer to Note 2 of Notes to Consolidated Financial Statements for additional information related to our acquisitions during the years ended December 31, 2015, 2014 and 2013.
Proceeds from Disposals of Businesses, Equity Method Investments and Nonmarketable Securities
In 2015, proceeds from disposals of businesses, equity method investments and nonmarketable securities were $565 million, which included cash received as a result of a Brazilian bottling entity's majority interest owners exercising their option to acquire from us an additional equity interest. The proceeds from disposals of businesses, equity method investments and nonmarketable securities during 2015 also included the proceeds from the sale of the Company's distribution assets, certain working capital items, and the grant of exclusive rights to distribute certain beverage brands not owned by the Company, but distributed by CCR, to certain unconsolidated bottling partners as part of the North America refranchising. Refer to Note 2 of Notes to Consolidated Financial Statements for additional information.
In 2014, proceeds from disposals of businesses, equity method investments and nonmarketable securities were $148 million, which represented the proceeds from the sale of the Company's distribution assets, certain working capital items, and the grant of exclusive rights to distribute certain beverage brands not owned by the Company, but distributed by CCR, to certain unconsolidated bottling partners as part of the North America refranchising. Refer to Note 2 of Notes to Consolidated Financial Statements for additional information.
In 2013, proceeds from disposals of businesses, equity method investments and nonmarketable securities were $872 million. These proceeds primarily related to the sale of a majority ownership interest in our previously consolidated Philippine bottling operations, and separately, the deconsolidation of our Brazilian bottling operations. Refer to Note 2 of Notes to Consolidated Financial Statements for additional information.
Property, Plant and Equipment
Purchases of property, plant and equipment net of disposals for the years ended December 31, 2015, 2014 and 2013 were $2,468 million, $2,183 million and $2,439 million, respectively.

Total capital expenditures for property, plant and equipment and the percentage of such totals by operating segment were as follows (in millions):

Year Ended December 31,	2015	2014	2013
Capital expenditures	$2,553	$2,406	$2,550
Europe, Middle East & Africa	2.1%	3.5%	2.9%
Latin America	2.7	2.3	2.5
North America	14.8	15.2	13.4
Asia Pacific	3.2	3.2	4.6
Bottling Investments	66.5	64.6	65.7
Corporate	10.7	11.2	10.9
We expect our annual 2016 capital expenditures to be $2.5 billion to $3.0 billion as we continue to make investments to enable growth in our business and further enhance our operational effectiveness.
Other Investing Activities
In 2015, cash used in other investing activities included a $530 million payment related to the Monster Transaction, partially offset by the cash flow impact of the Company's derivative contracts designated as net investment hedges. Refer to Note 2 of Notes to Consolidated Financial Statements for additional information on the Monster Transaction and Note 5 of Notes to Consolidated Financial Statements for additional information on the Company's derivative contracts designated as net investment hedges.
In 2014, other investing activities were primarily related to loans to Fairlife, LLC, a value-added dairy joint venture, as well as local investments in Argentina.
In 2013, other investing activities were primarily related to the acquisition of trademarks and certain other intangible assets. None of these investments was individually significant.
Cash Flows from Financing Activities
Our cash flows provided by (used in) financing activities were as follows (in millions):

Year Ended December 31,	2015	2014	2013
Issuances of debt	$40,434	$41,674	$43,425
Payments of debt	(37,738)	(36,962)	(38,714)
Issuances of stock	1,245	1,532	1,328
Purchases of stock for treasury	(3,564)	(4,162)	(4,832)
Dividends	(5,741)	(5,350)	(4,969)
Other financing activities	251	(363)	17
Net cash provided by (used in) financing activities	$(5,113)	$(3,631)	$(3,745)
Debt Financing
Our Company maintains debt levels we consider prudent based on our cash flows, interest coverage ratio and percentage of debt to capital. We use debt financing to lower our overall cost of capital, which increases our return on shareowners' equity. This exposes us to adverse changes in interest rates. Our interest expense may also be affected by our credit ratings.
As of December 31, 2015, our long-term debt was rated "AA" by Standard & Poor's, "Aa3" by Moody's and "A+" by Fitch. Our commercial paper program was rated "A-1+" by Standard & Poor's, "P-1" by Moody's and "F1" by Fitch. In assessing our credit strength, all three agencies consider our capital structure (including the amount and maturity dates of our debt) and financial policies as well as the aggregated balance sheet and other financial information of the Company. In addition, some rating agencies also consider the financial information of certain bottlers, including CCE, Coca-Cola Amatil Limited, Coca-Cola Bottling Co. Consolidated, Coca-Cola FEMSA and Coca-Cola Hellenic. While the Company has no legal obligation for the debt of these bottlers, the rating agencies believe the strategic importance of the bottlers to the Company's business model provides the Company with an incentive to keep these bottlers viable. It is our expectation that the credit rating agencies will continue using this methodology. If our credit ratings were to be downgraded as a result of changes in our capital structure, our major bottlers' financial performance, changes in the credit rating agencies' methodology in assessing our credit strength, or for any other reason, our cost of borrowing could increase. Additionally, if certain bottlers' credit ratings were to decline, the Company's equity income could be reduced as a result of the potential increase in interest expense for those bottlers.
In February 2016, Standard & Poor's downgraded the Company's long-term debt rating to AA- with a stable outlook. The Company does not believe that this downgrade will have a material adverse effect on our cost of borrowing.
We monitor our financial ratios and, as indicated above, the rating agencies consider these ratios in assessing our credit ratings. Each rating agency employs a different aggregation methodology and has different thresholds for the various financial ratios. These thresholds are not necessarily permanent, nor are they always fully disclosed to our Company.
Our global presence and strong capital position give us access to key financial markets around the world, enabling us to raise funds at a low effective cost. This posture, coupled with active management of our mix of short-term and long-term debt and our mix of fixed-rate and variable-rate debt, results in a lower overall cost of borrowing. Our debt management policies, in conjunction with our share repurchase program and investment activity, can result in current liabilities exceeding current assets.
Issuances and payments of debt included both short-term and long-term financing activities. In 2015, the Company had issuances of debt of $40,434 million, which included net issuances of $25,923 million of commercial paper and short-term debt with maturities greater than 90 days. The Company's total issuances of debt also included long-term debt issuances of $14,511 million, net of related discounts, premiums and issuance costs.
During 2015, the Company made payments of $37,738 million, which included net payments of $208 million of commercial paper and short-term debt with maturities of 90 days or less, $31,711 million of payments of commercial paper and short-term debt with maturities greater than 90 days and long-term debt payments of $5,819 million. The long-term debt payments included the extinguishment of $2,039 million of long-term debt prior to maturity, which resulted in associated charges of $320 million that were recorded in the line item interest expense in our consolidated statement of income. These charges included the difference between the reacquisition price and the net carrying amount of the debt extinguished, including the impact of the related fair value hedging relationship.
In 2014, the Company had issuances of debt of $41,674 million, which included net issuances of $317 million of commercial paper and short-term debt with maturities of 90 days or less and $37,799 million of issuances of commercial paper and short-term debt with maturities greater than 90 days. The Company's total issuances of debt also included long-term debt issuances of $3,558 million, net of related discounts and issuance costs.
During 2014, the Company made payments of debt of $36,962 million, which included $35,921 million for payments of commercial paper and short-term debt with maturities greater than 90 days or less and long-term debt payments of $1,041 million.
In 2013, the Company had issuances of debt of $43,425 million, which included $35,944 million of issuances of commercial paper and short-term debt with maturities greater than 90 days. The Company's total issuances of debt also included long-term debt issuances of $7,481 million, net of related discounts and issuance costs.
During 2013, the Company made payments of debt of $38,714 million, which included $70 million of net payments of commercial paper and short-term debt with maturities of 90 days or less, $35,199 million of payments of commercial paper and short-term debt with maturities greater than 90 days and long-term debt payments of $3,445 million. The long-term debt payments included the extinguishment of $2,154 million of long-term debt prior to maturity, which resulted in associated charges of $53 million, including hedge accounting adjustments reclassified from accumulated other comprehensive income, in the line item interest expense in our consolidated statement of income during the year ended December 31, 2013.
The carrying value of the Company's long-term debt included fair value adjustments related to the debt assumed from Old CCE of $411 million and $464 million as of December 31, 2015 and 2014, respectively. These fair value adjustments are being amortized over the number of years remaining until the underlying debt matures. As of December 31, 2015, the weighted-average maturity of the assumed debt to which these fair value adjustments relate was approximately 20 years. The amortization of these fair value adjustments will be a reduction of interest expense in future periods, which will typically result in our interest expense being less than the actual interest paid to service the debt. Total interest paid was $515 million, $498 million and $498 million in 2015, 2014 and 2013, respectively. Refer to Note 10 of Notes to Consolidated Financial Statements for additional information related to the Company's long-term debt balances.

Issuances of Stock
The issuances of stock in 2015, 2014 and 2013 were primarily related to the exercise of stock options by Company employees.
Share Repurchases
On July 20, 2006, the Board of Directors of the Company authorized a share repurchase program of up to 600 million shares of the Company's common stock. The program took effect on October 31, 2006. Although there were approximately 43 million shares that were yet to be purchased under this share repurchase program, the Board of Directors authorized a new share repurchase program of up to 500 million shares of the Company's common stock on October 18, 2012 ("2012 Plan"). The 2012 Plan allowed the Company to continue repurchasing shares following the completion of the prior program. The table below presents annual shares repurchased and average price per share:

Year Ended December 31,	2015	2014	2013
Number of shares repurchased (in millions)	86	98	121
Average price per share	$41.33	$40.97	$39.84
Since the inception of our initial share repurchase program in 1984 through our current program as of December 31, 2015, we have purchased 3.3 billion shares of our Company's common stock at an average price per share of $15.36. In addition to shares repurchased under the share repurchase program authorized by our Board of Directors, the Company's treasury stock activity also includes shares surrendered to the Company to pay the exercise price and/or to satisfy tax withholding obligations in connection with so-called stock swap exercises of employee stock options and/or the vesting of restricted stock issued to employees. In 2015, we repurchased $3.5 billion of our stock. However, due to the timing of settlements, the total amount of treasury stock purchases that settled during 2015 was $3.6 billion, which includes treasury stock that was purchased and settled during 2015 as well as treasury stock purchased in December 2014 that settled in early 2015. The net impact of the Company's treasury stock issuance and purchase activities in 2015 resulted in a net cash outflow of $2.3 billion. We currently expect to repurchase $2.0 billion to $2.5 billion of our stock during 2016, net of proceeds from the issuance of treasury stock due to the exercise of employee stock options.
Dividends
The Company paid dividends of $5,741 million, $5,350 million and $4,969 million during the years ended December 31, 2015, 2014 and 2013, respectively.
At its February 2016 meeting, our Board of Directors increased our quarterly dividend by 6 percent, raising it to $0.35 per share, equivalent to a full year dividend of $1.40 per share in 2016. This is our 54th consecutive annual increase. Our annual common stock dividend was $1.32 per share, $1.22 per share and $1.12 per share in 2015, 2014 and 2013, respectively. The 2015 dividend represented an 8 percent increase from 2014, and the 2014 dividend represented a 9 percent increase from 2013.
Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
Off-Balance Sheet Arrangements
In accordance with the definition under SEC rules, the following qualify as off-balance sheet arrangements:

•	any obligation under certain guarantee contracts;

•	a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;

•	any obligation under certain derivative instruments; and

•
any obligation arising out of a material variable interest held by the registrant in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the registrant, or engages in leasing, hedging or research and development services with the registrant.

As of December 31, 2015, we were contingently liable for guarantees of indebtedness owed by third parties of $572 million, of which $263 million was related to VIEs. These guarantees are primarily related to third-party customers, bottlers, vendors and container manufacturing operations and have arisen through the normal course of business. These guarantees have various terms, and none of these guarantees was individually significant. The amount represents the maximum potential future payments that we could be required to make under the guarantees; however, we do not consider it probable that we will be required to satisfy these guarantees. Management concluded that the likelihood of any significant amounts being paid by our

Company under these guarantees is not probable. As of December 31, 2015, we were not directly liable for the debt of any unconsolidated entity, and we did not have any retained or contingent interest in assets as defined above.
Our Company recognizes all derivatives as either assets or liabilities at fair value in our consolidated balance sheets. Refer to Note 5 of Notes to Consolidated Financial Statements.
As of December 31, 2015, the Company had $8,340 million in lines of credit for general corporate purposes. These backup lines of credit expire at various times from 2016 through 2019. There were no borrowings under these backup lines of credit during 2015. These credit facilities are subject to normal banking terms and conditions. Some of the financial arrangements require compensating balances, none of which are presently significant to our Company.
Aggregate Contractual Obligations
As of December 31, 2015, the Company's contractual obligations, including payments due by period, were as follows (in millions):

	Payments Due by Period
	Total	2016	2017-2018	2019-2020	2021 and Thereafter
Short-term loans and notes payable:[1]
Commercial paper borrowings	$13,035	$13,035	$—	$—	$—
Lines of credit and other short-term borrowings	95	95	—	—	—
Current maturities of long-term debt[2]	2,679	2,679	—	—	—
Long-term debt, net of current maturities[2]	28,150	—	6,660	6,232	15,258
Estimated interest payments[3]	6,011	553	1,022	899	3,537
Accrued income taxes[4]	331	331	—	—	—
Purchase obligations[5]	16,365	9,812	1,303	840	4,410
Marketing obligations[6]	4,260	2,302	914	546	498
Lease obligations	900	212	254	172	262
Held-for-sale obligations[7]	838	675	87	40	36
Total contractual obligations	$72,664	$29,694	$10,240	$8,729	$24,001

[1]
Refer to Note 10 of Notes to Consolidated Financial Statements for information regarding short-term loans and notes payable. Upon payment of outstanding commercial paper, we typically issue new commercial paper. Lines of credit and other short-term borrowings are expected to fluctuate depending upon current liquidity needs, especially at international subsidiaries.

[2]
Refer to Note 10 of Notes to Consolidated Financial Statements for information regarding long-term debt. We will consider several alternatives to settle this long-term debt, including the use of cash flows from operating activities, issuance of commercial paper or issuance of other long-term debt.

[3]
We calculated estimated interest payments for our long-term debt based on the applicable rates and payment dates. For our variable rate debt, we have assumed the December 31, 2015 rate for all years presented. We typically expect to settle such interest payments with cash flows from operating activities and/or short-term borrowings.

[4]
Refer to Note 14 of Notes to Consolidated Financial Statements for information regarding income taxes. As of December 31, 2015, the noncurrent portion of our income tax liability, including accrued interest and penalties related to unrecognized tax benefits, was $267 million, which was not included in the total above. At this time, the settlement period for the noncurrent portion of our income tax liability cannot be determined. In addition, any payments related to unrecognized tax benefits would be partially offset by reductions in payments in other jurisdictions.

[5]
Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including long-term contractual obligations, open purchase orders, accounts payable and certain accrued liabilities. We expect to fund these obligations with cash flows from operating activities.

[6]	We expect to fund these marketing obligations with cash flows from operating activities.

[7]	Represents liabilities of the Company's North American bottling territories, German bottling operations and South African bottling operations that are classified as held for sale.

The total accrued benefit liability for pension and other postretirement benefit plans recognized as of December 31, 2015, was $2,619 million. Refer to Note 13 of Notes to Consolidated Financial Statements. This amount is impacted by, among other items, pension expense, funding levels, plan amendments, changes in plan demographics and assumptions, and the investment return on plan assets. Because the accrued liability does not represent expected liquidity needs, we did not include this amount in the contractual obligations table.
We generally expect to fund all future pension contributions with cash flows from operating activities. Our international pension plans are generally funded in accordance with local laws and income tax regulations.
As of December 31, 2015, the projected benefit obligation of the U.S. qualified pension plans was $6,405 million, and the fair value of plan assets was $5,628 million. The projected benefit obligation of all pension plans other than the U.S. qualified pension plans was $2,754 million, and the fair value of all other pension plan assets was $2,061 million. The majority of this underfunding is attributable to an international pension plan for certain non-U.S. employees that is unfunded due to tax law restrictions, as well as certain unfunded U.S. nonqualified pension plans. These U.S. nonqualified pension plans provide, for certain associates, benefits that are not permitted to be funded through a qualified plan because of limits imposed by the Internal Revenue Code of 1986. The expected benefit payments for these unfunded pension plans are not included in the table above. However, we anticipate annual benefit payments for these unfunded pension plans to be $72 million in 2016 and remain near that level through 2031, decreasing annually thereafter. Refer to Note 13 of Notes to Consolidated Financial Statements.
The Company expects to contribute an additional $512 million to our global pension plans, the majority of which will be allocated to our U.S. plans. Refer to Note 13 of Notes to Consolidated Financial Statements. We did not include our estimated contributions to our various plans in the table above.
In general, we are self-insured for large portions of many different types of claims; however, we do use commercial insurance above our self-insured retentions to reduce the Company's risk of catastrophic loss. Our reserves for the Company's self-insured losses are estimated through actuarial procedures of the insurance industry and by using industry assumptions, adjusted for our specific expectations based on our claim history. As of December 31, 2015, our self-insurance reserves totaled $560 million. Refer to Note 11 of Notes to Consolidated Financial Statements. We did not include estimated payments related to our self-insurance reserves in the table above.
Deferred income tax liabilities as of December 31, 2015 were $5,434 million. Refer to Note 14 of Notes to Consolidated Financial Statements. This amount is not included in the total contractual obligations table because we believe that presentation would not be meaningful. Deferred income tax liabilities are calculated based on temporary differences between the tax bases of assets and liabilities and their respective book bases, which will result in taxable amounts in future years when the liabilities are settled at their reported financial statement amounts. The results of these calculations do not have a direct connection with the amount of cash taxes to be paid in any future periods. As a result, scheduling deferred income tax liabilities as payments due by period could be misleading, because this scheduling would not relate to liquidity needs.
Foreign Exchange
Our international operations are subject to certain opportunities and risks, including currency fluctuations and governmental actions. We closely monitor our operations in each country and seek to adopt appropriate strategies that are responsive to changing economic and political environments, and to fluctuations in foreign currencies.

In 2015, we used 72 functional currencies. Due to the geographic diversity of our operations, weakness in some of these currencies might be offset by strength in others. In 2015, 2014 and 2013, the weighted-average exchange rates for foreign currencies in which the Company conducted operations (all operating currencies), and for certain individual currencies, strengthened (weakened) against the U.S. dollar as follows:

Year Ended December 31,	2015	2014	2013
All operating currencies	(15)%	(5)%	(5)%
Brazilian real	(27)%	(10)%	(9)%
Mexican peso	(16)	(4)	4
Australian dollar	(17)	(7)	(6)
South African rand	(15)	(12)	(13)
British pound	(8)	6	(2)
Euro	(17)	1	3
Japanese yen	(14)	(8)	(18)
These percentages do not include the effects of our hedging activities and, therefore, do not reflect the actual impact of fluctuations in foreign currency exchange rates on our operating results. Our foreign currency management program is designed to mitigate, over time, a portion of the impact of exchange rate changes on our net income and earnings per share.
The total currency impacts on net operating revenues, including the effect of our hedging activities, were decreases of 7 percent and 2 percent in 2015 and 2014, respectively. The total currency impacts on income before income taxes, including the effect of our hedging activities, were decreases of 6 percent in 2015 and 9 percent in 2014.
Foreign currency exchange gains and losses are primarily the result of the remeasurement of monetary assets and liabilities from certain currencies into functional currencies. The effects of the remeasurement of these assets and liabilities are partially offset by the impact of our economic hedging program for certain exposures on our consolidated balance sheets. Refer to Note 5 of Notes to Consolidated Financial Statements. Foreign currency exchange gains and losses are included as a component of other income (loss) — net in our consolidated financial statements. Refer to the heading "Operations Review — Other Income (Loss) — Net" above. The Company recorded foreign currency exchange gains of $149 million in 2015 and foreign currency losses of $569 million and $162 million in 2014 and 2013, respectively.
Hyperinflationary Economies
A hyperinflationary economy is one that has cumulative inflation of 100 percent or more over a three-year period. In accordance with accounting principles generally accepted in the United States, local subsidiaries in hyperinflationary economies are required to use the U.S. dollar as their functional currency and remeasure the monetary assets and liabilities not denominated in U.S. dollars using the rate applicable to conversion of a currency for purposes of dividend remittances. All exchange gains and losses resulting from remeasurement are recognized currently in income.
Venezuela has been designated as a hyperinflationary economy. In February 2013, the Venezuelan government devalued its currency to an official rate of exchange ("official rate") of 6.3 bolivars per U.S. dollar. At that time, the Company remeasured the net monetary assets of our Venezuelan subsidiary at the official rate. As a result of the devaluation, we recognized a loss of $140 million from remeasurement in the line item other income (loss) — net in our consolidated statement of income.
Beginning in the first quarter of 2014, the Venezuelan government recognized three legal exchange rates to convert bolivars to the U.S. dollar: (1) the official rate of 6.3 bolivars per U.S. dollar; (2) SICAD 1, which was available to foreign investments and designated industry sectors to exchange a limited volume of bolivars for U.S. dollars using a bid rate established at weekly auctions; and (3) SICAD 2, which applied to transactions that did not qualify for either the official rate or SICAD 1. As of March 28, 2014, the three legal exchange rates were 6.3 (official rate), 10.8 (SICAD 1) and 50.9 (SICAD 2). We determined that the SICAD 1 rate was the most appropriate rate to use for remeasurement given our circumstances and estimates of the applicable rate at which future transactions could be settled, including the payment of dividends. Therefore, as of March 28, 2014, we remeasured the net monetary assets of our Venezuelan subsidiary using an exchange rate of 10.8 bolivars per U.S. dollar, resulting in a charge of $226 million recorded in the line item other income (loss) — net in our consolidated statement of income.

In December 2014, due to the continued lack of liquidity and increasing economic uncertainty, the Company reevaluated the rate that should be used to remeasure the monetary assets and liabilities of our Venezuelan subsidiary. As of December 31, 2014, we determined that the SICAD 2 rate of 50 bolivars per U.S. dollar was the most appropriate legally available rate and remeasured the net monetary assets of our Venezuelan subsidiary, resulting in a charge of $146 million recorded in the line item other income (loss) — net in our consolidated statement of income.
In February 2015, the Venezuelan government merged SICAD 1 and SICAD 2 into a single mechanism called SICAD and introduced a new open market exchange rate system, SIMADI. As a result, management determined that the SIMADI rate was the most appropriate legally available rate and remeasured the net monetary assets of our Venezuelan subsidiary, resulting in a charge of $27 million recorded in the line item other income (loss) — net in our consolidated statement of income.
In addition to the foreign currency exchange exposure related to our Venezuelan subsidiary's net monetary assets, we also sell concentrate to our bottling partner in Venezuela from outside the country. These sales are denominated in U.S. dollars. During the years ended December 31, 2015 and December 31, 2014, as a result of the continued lack of liquidity and our revised assessment of the U.S. dollar value we expect to realize upon the conversion of Venezuelan bolivars into U.S. dollars by our bottling partner to pay our concentrate sales receivables, we recorded write-downs of $56 million and $296 million, respectively, recorded in the line item other operating charges in our consolidated statements of income.
We also have certain U.S. dollar denominated intangible assets associated with products sold in Venezuela. As a result of the Company's revised expectations regarding the convertibility of the local currency, we recognized impairment charges of $55 million and $18 million, respectively, during the years ended December 31, 2015 and December 31, 2014. These charges were recorded in the line item other operating charges in our consolidated statements of income.
During the year ended December 31, 2015, the Company continued to use the SIMADI rate to remeasure the net monetary assets of our Venezuelan subsidiary. As of December 31, 2015, the combined value of the net monetary assets of our Venezuelan subsidiary, the receivables from our bottling partner in Venezuela and the intangible assets associated with products sold in Venezuela was $100 million. Included in this combined value is $15 million of cash and cash equivalents. Despite the additional currency conversion mechanisms, the Company's ability to pay dividends from Venezuela is still restricted due to the low volume of U.S. dollars available for conversion.
In February 2016, the Venezuelan government devalued its currency and changed its official and most preferential exchange rate, which will continue to be used for purchases of certain essential goods, to 10 bolivars per U.S. dollar from 6.3. The Venezuelan government announced it will reduce its three-tier system of exchange rates to two tiers by eliminating the SICAD rate. Additionally, the government announced that the SIMADI rate will be allowed to float freely beginning at a rate of 203 bolivars per U.S. dollar. As a result, the Company expects to continue to record losses on foreign currency exchange, may incur additional write-downs of receivables or impairment charges and will continue to record our proportionate share of any charges recorded by our equity method investee that has operations in Venezuela.
Impact of Inflation and Changing Prices
Inflation affects the way we operate in many markets around the world. In general, we believe that, over time, we will be able to increase prices to counteract the majority of the inflationary effects of increasing costs and to generate sufficient cash flows to maintain our productive capability.

Overview of Financial Position
The following table illustrates the change in the individual line items of the Company's consolidated balance sheet (in millions):

December 31,	2015	2014	Increase (Decrease)		Percent Change
Cash and cash equivalents	$7,309	$8,958	$(1,649)		(18)%
Short-term investments	8,322	9,052	(730)		(8)
Marketable securities	4,269	3,665	604		16
Trade accounts receivable — net	3,941	4,466	(525)		(12)
Inventories	2,902	3,100	(198)		(6)
Prepaid expenses and other assets	2,752	3,066	(314)		(10)
Assets held for sale	3,900	679	3,221		474
Equity method investments	12,318	9,947	2,371		24
Other investments	3,470	3,678	(208)		(6)
Other assets	4,110	4,352	(242)		(6)
Property, plant and equipment — net	12,571	14,633	(2,062)		(14)
Trademarks with indefinite lives	5,989	6,533	(544)		(8)
Bottlers' franchise rights with indefinite lives	6,000	6,689	(689)		(10)
Goodwill	11,289	12,100	(811)		(7)
Other intangible assets	854	1,050	(196)		(19)
Total assets	$89,996	$91,968	$(1,972)		(2)%
Accounts payable and accrued expenses	$9,660	$9,234	$426		5%
Loans and notes payable	13,129	19,130	(6,001)		(31)
Current maturities of long-term debt	2,676	3,550	(874)		(25)
Accrued income taxes	331	400	(69)		(17)
Liabilities held for sale	1,133	58	1,075		1,853
Long-term debt	28,311	19,010	9,301		49
Other liabilities	4,301	4,389	(88)		(2)
Deferred income taxes	4,691	5,636	(945)		(17)
Total liabilities	$64,232	$61,407	$2,825		5%
Net assets	$25,764	$30,561	$(4,797)	[1]	(16)%

[1]	Includes a decrease in net assets of $3,959 million resulting from foreign currency translation adjustments in various balance sheet accounts.
The increases (decreases) in the individual line items in the table above are primarily attributable to North America refranchising and the Company's German bottling operations being classified as held for sale. Refer to Note 2 of Notes to Consolidated Financial Statements for additional information. Additionally, the increases (decreases) include the impact of the following:

•
Equity method investments increased primarily due to our investment in Monster and a bottling partner in Indonesia, partially offset by the unfavorable impact of foreign currency exchange rate fluctuations. Refer to Note 2 of Notes to Consolidated Financial Statements for additional information.

•
Trademarks with indefinite lives decreased primarily due to the sale of our energy brands and the discontinuation of the energy products in the glacéau portfolio as a result of the Monster Transaction. Refer to Note 2 of Notes to Consolidated Financial Statements for additional information.

•
Loans and notes payable and current maturities of long-term debt decreased primarily due to the payments related to commercial paper and the retirement of $3,500 million of long-term debt during the year ended December 31, 2015.

•
Long-term debt increased primarily due to the issuances of Swiss franc-denominated, euro-denominated and U.S. dollar-denominated debt, partially offset by the early extinguishment of debt during the year ended December 31, 2015. Refer to Note 10 of Notes to Consolidated Financial Statements for additional information.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

THE COCA-COLA COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31,	2015	2014	2013
(In millions except per share data)
NET OPERATING REVENUES	$44,294	$45,998	$46,854
Cost of goods sold	17,482	17,889	18,421
GROSS PROFIT	26,812	28,109	28,433
Selling, general and administrative expenses	16,427	17,218	17,310
Other operating charges	1,657	1,183	895
OPERATING INCOME	8,728	9,708	10,228
Interest income	613	594	534
Interest expense	856	483	463
Equity income (loss) — net	489	769	602
Other income (loss) — net	631	(1,263)	576
INCOME BEFORE INCOME TAXES	9,605	9,325	11,477
Income taxes	2,239	2,201	2,851
CONSOLIDATED NET INCOME	7,366	7,124	8,626
Less: Net income attributable to noncontrolling interests	15	26	42
NET INCOME ATTRIBUTABLE TO SHAREOWNERS OF THE COCA-COLA COMPANY	$7,351	$7,098	$8,584
BASIC NET INCOME PER SHARE[1]	$1.69	$1.62	$1.94
DILUTED NET INCOME PER SHARE[1]	$1.67	$1.60	$1.90
AVERAGE SHARES OUTSTANDING	4,352	4,387	4,434
Effect of dilutive securities	53	63	75
AVERAGE SHARES OUTSTANDING ASSUMING DILUTION	4,405	4,450	4,509

[1]	Calculated based on net income attributable to shareowners of The Coca-Cola Company.
Refer to Notes to Consolidated Financial Statements.

THE COCA-COLA COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Year Ended December 31,	2015	2014	2013
(In millions)
CONSOLIDATED NET INCOME	$7,366	$7,124	$8,626
Other comprehensive income:
Net foreign currency translation adjustment	(3,959)	(2,382)	(1,187)
Net gain (loss) on derivatives	142	357	151
Net unrealized gain (loss) on available-for-sale securities	(684)	714	(80)
Net change in pension and other benefit liabilities	86	(1,039)	1,066
TOTAL COMPREHENSIVE INCOME	2,951	4,774	8,576
Less: Comprehensive income (loss) attributable to noncontrolling interests	(3)	21	39
TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO SHAREOWNERS OF THE COCA-COLA COMPANY	$2,954	$4,753	$8,537
Refer to Notes to Consolidated Financial Statements.

THE COCA-COLA COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

December 31,	2015	2014
(In millions except par value)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,309	$8,958
Short-term investments	8,322	9,052
TOTAL CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	15,631	18,010
Marketable securities	4,269	3,665
Trade accounts receivable, less allowances of $352 and $331, respectively	3,941	4,466
Inventories	2,902	3,100
Prepaid expenses and other assets	2,752	3,066
Assets held for sale	3,900	679
TOTAL CURRENT ASSETS	33,395	32,986
EQUITY METHOD INVESTMENTS	12,318	9,947
OTHER INVESTMENTS	3,470	3,678
OTHER ASSETS	4,110	4,352
PROPERTY, PLANT AND EQUIPMENT — net	12,571	14,633
TRADEMARKS WITH INDEFINITE LIVES	5,989	6,533
BOTTLERS' FRANCHISE RIGHTS WITH INDEFINITE LIVES	6,000	6,689
GOODWILL	11,289	12,100
OTHER INTANGIBLE ASSETS	854	1,050
TOTAL ASSETS	$89,996	$91,968
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$9,660	$9,234
Loans and notes payable	13,129	19,130
Current maturities of long-term debt	2,676	3,550
Accrued income taxes	331	400
Liabilities held for sale	1,133	58
TOTAL CURRENT LIABILITIES	26,929	32,372
LONG-TERM DEBT	28,311	19,010
OTHER LIABILITIES	4,301	4,389
DEFERRED INCOME TAXES	4,691	5,636
THE COCA-COLA COMPANY SHAREOWNERS' EQUITY
Common stock, $0.25 par value; Authorized — 11,200 shares; Issued — 7,040 and 7,040 shares, respectively	1,760	1,760
Capital surplus	14,016	13,154
Reinvested earnings	65,018	63,408
Accumulated other comprehensive income (loss)	(10,174)	(5,777)
Treasury stock, at cost — 2,716 and 2,674 shares, respectively	(45,066)	(42,225)
EQUITY ATTRIBUTABLE TO SHAREOWNERS OF THE COCA-COLA COMPANY	25,554	30,320
EQUITY ATTRIBUTABLE TO NONCONTROLLING INTERESTS	210	241
TOTAL EQUITY	25,764	30,561
TOTAL LIABILITIES AND EQUITY	$89,996	$91,968
Refer to Notes to Consolidated Financial Statements.

THE COCA-COLA COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31,	2015	2014	2013
(In millions)
OPERATING ACTIVITIES
Consolidated net income	$7,366	$7,124	$8,626
Depreciation and amortization	1,970	1,976	1,977
Stock-based compensation expense	236	209	227
Deferred income taxes	73	(40)	648
Equity (income) loss — net of dividends	(122)	(371)	(201)
Foreign currency adjustments	(137)	415	168
Significant (gains) losses on sales of assets — net	(374)	831	(670)
Other operating charges	929	761	465
Other items	744	149	234
Net change in operating assets and liabilities	(157)	(439)	(932)
Net cash provided by operating activities	10,528	10,615	10,542
INVESTING ACTIVITIES
Purchases of investments	(15,831)	(17,800)	(14,782)
Proceeds from disposals of investments	14,079	12,986	12,791
Acquisitions of businesses, equity method investments and nonmarketable securities	(2,491)	(389)	(353)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	565	148	872
Purchases of property, plant and equipment	(2,553)	(2,406)	(2,550)
Proceeds from disposals of property, plant and equipment	85	223	111
Other investing activities	(40)	(268)	(303)
Net cash provided by (used in) investing activities	(6,186)	(7,506)	(4,214)
FINANCING ACTIVITIES
Issuances of debt	40,434	41,674	43,425
Payments of debt	(37,738)	(36,962)	(38,714)
Issuances of stock	1,245	1,532	1,328
Purchases of stock for treasury	(3,564)	(4,162)	(4,832)
Dividends	(5,741)	(5,350)	(4,969)
Other financing activities	251	(363)	17
Net cash provided by (used in) financing activities	(5,113)	(3,631)	(3,745)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(878)	(934)	(611)
CASH AND CASH EQUIVALENTS
Net increase (decrease) during the year	(1,649)	(1,456)	1,972
Balance at beginning of year	8,958	10,414	8,442
Balance at end of year	$7,309	$8,958	$10,414
Refer to Notes to Consolidated Financial Statements.

THE COCA-COLA COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREOWNERS' EQUITY

Year Ended December 31,	2015	2014	2013
(In millions except per share data)
EQUITY ATTRIBUTABLE TO SHAREOWNERS OF THE COCA-COLA COMPANY
NUMBER OF COMMON SHARES OUTSTANDING
Balance at beginning of year	4,366	4,402	4,469
Purchases of treasury stock	(86)	(98)	(121)
Treasury stock issued to employees related to stock compensation plans	44	62	54
Balance at end of year	4,324	4,366	4,402
COMMON STOCK	$1,760	$1,760	$1,760
CAPITAL SURPLUS
Balance at beginning of year	13,154	12,276	11,379
Stock issued to employees related to stock compensation plans	532	526	569
Tax benefit (charge) from stock compensation plans	94	169	144
Stock-based compensation	236	209	227
Other activities	—	(26)	(43)
Balance at end of year	14,016	13,154	12,276
REINVESTED EARNINGS
Balance at beginning of year	63,408	61,660	58,045
Net income attributable to shareowners of The Coca-Cola Company	7,351	7,098	8,584
Dividends (per share — $1.32, $1.22 and $1.12 in 2015, 2014 and 2013, respectively)	(5,741)	(5,350)	(4,969)
Balance at end of year	65,018	63,408	61,660
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance at beginning of year	(5,777)	(3,432)	(3,385)
Net other comprehensive income (loss)	(4,397)	(2,345)	(47)
Balance at end of year	(10,174)	(5,777)	(3,432)
TREASURY STOCK
Balance at beginning of year	(42,225)	(39,091)	(35,009)
Stock issued to employees related to stock compensation plans	696	891	745
Purchases of treasury stock	(3,537)	(4,025)	(4,827)
Balance at end of year	(45,066)	(42,225)	(39,091)
TOTAL EQUITY ATTRIBUTABLE TO SHAREOWNERS OF THE COCA-COLA COMPANY	$25,554	$30,320	$33,173
EQUITY ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Balance at beginning of year	$241	$267	$378
Net income attributable to noncontrolling interests	15	26	42
Net foreign currency translation adjustment	(18)	(5)	(3)
Dividends paid to noncontrolling interests	(31)	(25)	(58)
Acquisition of interests held by noncontrolling owners	—	—	(34)
Contributions by noncontrolling interests	—	—	6
Business combinations	(3)	(22)	25
Deconsolidation of certain entities	—	—	(89)
Other activities	6	—	—
TOTAL EQUITY ATTRIBUTABLE TO NONCONTROLLING INTERESTS	$210	$241	$267
Refer to Notes to Consolidated Financial Statements.

THE COCA-COLA COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1: BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business
The Coca-Cola Company is the world's largest beverage company. We own or license and market more than 500 nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees, and energy and sports drinks. We own and market four of the world's top five nonalcoholic sparkling beverage brands: Coca-Cola, Diet Coke, Fanta and Sprite. Finished beverage products bearing our trademarks, sold in the United States since 1886, are now sold in more than 200 countries.
We make our branded beverage products available to consumers throughout the world through our network of Company-owned or -controlled bottling and distribution operations, as well as independent bottling partners, distributors, wholesalers and retailers — the world's largest beverage distribution system. Beverages bearing trademarks owned by or licensed to us account for more than 1.9 billion of the approximately 58 billion servings of all beverages consumed worldwide every day.
Our Company markets, manufactures and sells:

•
beverage concentrates, sometimes referred to as "beverage bases," and syrups, including fountain syrups (we refer to this part of our business as our "concentrate business" or "concentrate operations"); and

•	finished sparkling and still beverages (we refer to this part of our business as our "finished product business" or "finished product operations").
Generally, finished product operations generate higher net operating revenues but lower gross profit margins than concentrate operations.
In our concentrate operations, we typically generate net operating revenues by selling concentrates and syrups to authorized bottling and canning operations (to which we typically refer as our "bottlers" or our "bottling partners"). Our bottling partners either combine the concentrates with sweeteners (depending on the product), still water and/or sparkling water, or combine the syrups with sparkling water to produce finished beverages. The finished beverages are packaged in authorized containers — such as cans and refillable and nonrefillable glass and plastic bottles — bearing our trademarks or trademarks licensed to us  and are then sold to retailers directly or, in some cases, through wholesalers or other bottlers. Outside the United States, we also sell concentrates for fountain beverages to our bottling partners who are typically authorized to manufacture fountain syrups, which they sell to fountain retailers such as restaurants and convenience stores which use the fountain syrups to produce beverages for immediate consumption, or to authorized fountain wholesalers who in turn sell and distribute the fountain syrups to fountain retailers.
Our finished product operations consist primarily of Company-owned or -controlled bottling, sales and distribution operations, including Coca-Cola Refreshments' ("CCR") bottling and associated supply chain operations in the United States and Canada, and are included in our Bottling Investments operating segment. Our finished product operations generate net operating revenues by selling sparkling beverages and a variety of still beverages, such as juices and juice drinks, energy and sports drinks, ready-to-drink teas and coffees, and certain water products, to retailers or to distributors, wholesalers and bottling partners who distribute them to retailers. In addition, in the United States, we manufacture fountain syrups and sell them to fountain retailers, such as restaurants and convenience stores who use the fountain syrups to produce beverages for immediate consumption, or to authorized fountain wholesalers or bottling partners who resell the fountain syrups to fountain retailers. These fountain syrup sales are included in our North America operating segment. We authorize these wholesalers to resell our fountain syrups through nonexclusive appointments that neither restrict us in setting the prices at which we sell fountain syrups to the wholesalers nor restrict the territories in which the wholesalers may resell in the United States.
Summary of Significant Accounting Policies
Basis of Presentation
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions. Furthermore, when testing assets for impairment in future periods, if management uses different assumptions or if different conditions occur, impairment charges may result.
We use the equity method to account for investments in companies, if our investment provides us with the ability to exercise significant influence over operating and financial policies of the investee. Our consolidated net income includes our Company's proportionate share of the net income or loss of these companies. Our judgment regarding the level of influence over each equity method investment includes considering key factors such as our ownership interest, representation on the board of directors, participation in policy-making decisions and material intercompany transactions.
We eliminate from our financial results all significant intercompany transactions, including the intercompany transactions with consolidated variable interest entities ("VIEs") and the intercompany portion of transactions with equity method investees.
Principles of Consolidation
Our Company consolidates all entities that we control by ownership of a majority voting interest as well as VIEs for which our Company is the primary beneficiary. Generally, we consolidate only business enterprises that we control by ownership of a majority voting interest. However, there are situations in which consolidation is required even though the usual condition of consolidation (ownership of a majority voting interest) does not apply. Generally, this occurs when an entity holds an interest in another business enterprise that was achieved through arrangements that do not involve voting interests, which results in a disproportionate relationship between such entity's voting interests in, and its exposure to the economic risks and potential rewards of, the other business enterprise. This disproportionate relationship results in what is known as a variable interest, and the entity in which we have the variable interest is referred to as a "VIE." An enterprise must consolidate a VIE if it is determined to be the primary beneficiary of the VIE. The primary beneficiary has both (1) the power to direct the activities of the VIE that most significantly impact the entity's economic performance, and (2) the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.
Our Company holds interests in certain VIEs, primarily bottling and container manufacturing operations, for which we were not determined to be the primary beneficiary. Our variable interests in these VIEs primarily relate to profit guarantees or subordinated financial support. Refer to Note 11. Although these financial arrangements resulted in our holding variable interests in these entities, they did not empower us to direct the activities of the VIEs that most significantly impact the VIEs' economic performance. Our Company's investments, plus any loans and guarantees, related to these VIEs totaled $2,687 million and $2,274 million as of December 31, 2015 and 2014, respectively, representing our maximum exposures to loss. The Company's investments, plus any loans and guarantees, related to these VIEs were not significant to the Company's consolidated financial statements.
In addition, our Company holds interests in certain VIEs, primarily bottling and container manufacturing operations, for which we were determined to be the primary beneficiary. As a result, we have consolidated these entities. Our Company's investments, plus any loans and guarantees, related to these VIEs totaled $221 million and $266 million as of December 31, 2015 and 2014, respectively, representing our maximum exposures to loss. The assets and liabilities of VIEs for which we are the primary beneficiary were not significant to the Company's consolidated financial statements.
Creditors of our VIEs do not have recourse against the general credit of the Company, regardless of whether they are accounted for as consolidated entities.
Assets and Liabilities Held for Sale
Our Company classifies long-lived assets or disposal groups to be sold as held for sale in the period in which all of the following criteria are met: management, having the authority to approve the action, commits to a plan to sell the asset or disposal group; the asset or disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets or disposal groups; an active program to locate a buyer and other actions required to complete the plan to sell the asset or disposal group have been initiated; the sale of the asset or disposal group is probable, and transfer of the asset or disposal group is expected to qualify for recognition as a completed sale within one year, except if events or circumstances beyond our control extend the period of time required to sell the asset or disposal group beyond one year; the asset or disposal group is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

We initially measure a long-lived asset or disposal group that is classified as held for sale at the lower of its carrying value or fair value less any costs to sell. Any loss resulting from this measurement is recognized in the period in which the held-for-sale criteria are met. Conversely, gains are not recognized on the sale of a long-lived asset or disposal group until the date of sale. We assess the fair value of a long-lived asset or disposal group less any costs to sell each reporting period it remains classified as held for sale and report any subsequent changes as an adjustment to the carrying value of the asset or disposal group, as long as the new carrying value does not exceed the carrying value of the asset at the time it was initially classified as held for sale.
Upon determining that a long-lived asset or disposal group meets the criteria to be classified as held for sale, the Company ceases depreciation and reports long-lived assets and/or the assets and liabilities of the disposal group, if material, in the line items assets held for sale and liabilities held for sale, respectively, in our consolidated balance sheet. Refer to Note 2.
Revenue Recognition
Our Company recognizes revenue when persuasive evidence of an arrangement exists, delivery of products has occurred, the sales price charged is fixed or determinable, and collectibility is reasonably assured. For our Company, this generally means that we recognize revenue when title to our products is transferred to our bottling partners, resellers or other customers. In particular, title usually transfers upon shipment to or receipt at our customers' locations, as determined by the specific sales terms of the transactions. Our sales terms do not allow for a right of return except for matters related to any manufacturing defects on our part.
Deductions from Revenue
Our customers can earn certain incentives including, but not limited to, cash discounts, funds for promotional and marketing activities, volume-based incentive programs and support for infrastructure programs. The costs associated with these incentives are included in deductions from revenue, a component of net operating revenues in our consolidated statements of income. For customer incentives that must be earned, management must make estimates related to the contractual terms, customer performance and sales volume to determine the total amounts earned and to be recorded in deductions from revenue. In making these estimates, management considers past results. The actual amounts ultimately paid may be different from our estimates.
In some situations, the Company may determine it to be advantageous to make advance payments to specific customers to fund certain marketing activities intended to generate profitable volume and/or invest in infrastructure programs with our bottlers that are directed at strengthening our bottling system and increasing unit case volume. The Company also makes advance payments to certain customers for distribution rights. The advance payments made to customers are initially capitalized and included in our consolidated balance sheets in prepaid expenses and other assets and noncurrent other assets, depending on the duration of the agreements. The assets are amortized over the applicable periods and included in deductions from revenue. The duration of these agreements typically range up to 10 years.
Amortization expense for infrastructure programs was $61 million, $72 million and $69 million in 2015, 2014 and 2013, respectively. The aggregate deductions from revenue recorded by the Company in relation to these programs, including amortization expense on infrastructure programs, were $6.8 billion, $7.0 billion and $6.9 billion in 2015, 2014 and 2013, respectively.
Advertising Costs
Our Company expenses production costs of print, radio, television and other advertisements as of the first date the advertisements take place. All other marketing expenditures are expensed in the annual period in which the expenditure is incurred. Advertising costs included in the line item selling, general and administrative expenses in our consolidated statements of income were $4.0 billion, $3.5 billion and $3.3 billion in 2015, 2014 and 2013, respectively. As of December 31, 2015 and 2014, advertising and production costs of $207 million and $228 million, respectively, were primarily recorded in the line item prepaid expenses and other assets in our consolidated balance sheets.
For interim reporting purposes, we allocate our estimated full year marketing expenditures that benefit multiple interim periods to each of our interim reporting periods. We use the proportion of each interim period's actual unit case volume to the estimated full year unit case volume as the basis for the allocation. This methodology results in our marketing expenditures being recognized at a standard rate per unit case. At the end of each interim reporting period, we review our estimated full year unit case volume and our estimated full year marketing expenditures in order to evaluate if a change in estimate is necessary. The impact of any changes in these full year estimates is recognized in the interim period in which the change in estimate occurs. Our full year marketing expenditures are not impacted by this interim accounting policy.

Shipping and Handling Costs
Shipping and handling costs related to the movement of finished goods from manufacturing locations to our sales distribution centers are included in the line item cost of goods sold in our consolidated statements of income. Shipping and handling costs incurred to move finished goods from our sales distribution centers to customer locations are included in the line item selling, general and administrative expenses in our consolidated statements of income. During the years ended December 31, 2015, 2014 and 2013, the Company recorded shipping and handling costs of $2.5 billion, $2.7 billion and $2.7 billion, respectively, in the line item selling, general and administrative expenses. Our customers do not pay us separately for shipping and handling costs related to finished goods.
Net Income Per Share
Basic net income per share is computed by dividing net income by the weighted-average number of common shares outstanding during the reporting period. Diluted net income per share is computed similarly to basic net income per share, except that it includes the potential dilution that could occur if dilutive securities were exercised. Approximately 27 million, 38 million and 28 million stock option awards were excluded from the computations of diluted net income per share in 2015, 2014 and 2013, respectively, because the awards would have been antidilutive for the years presented.
Cash Equivalents
We classify time deposits and other investments that are highly liquid and have maturities of three months or less at the date of purchase as cash equivalents. We manage our exposure to counterparty credit risk through specific minimum credit standards, diversification of counterparties and procedures to monitor our credit risk concentrations.
Short-Term Investments
We classify time deposits and other investments that have maturities of greater than three months but less than one year as short-term investments.
Investments in Equity and Debt Securities
We use the equity method to account for our investments in equity securities if our investment gives us the ability to exercise significant influence over operating and financial policies of the investee. We include our proportionate share of earnings and/or losses of our equity method investees in equity income (loss) — net in our consolidated statements of income. The carrying value of our equity investments is reported in equity method investments in our consolidated balance sheets. Refer to Note 6.
We account for investments in companies that we do not control or account for under the equity method either at fair value or under the cost method, as applicable. Investments in equity securities, other than investments accounted for under the equity method, are carried at fair value if the fair value of the security is readily determinable. Equity investments carried at fair value are classified as either trading or available-for-sale securities with their cost basis determined by the specific identification method. Realized and unrealized gains and losses on trading securities and realized gains and losses on available-for-sale securities are included in other income (loss) — net in our consolidated statements of income. Unrealized gains and losses, net of deferred taxes, on available-for-sale securities are included in our consolidated balance sheets as a component of accumulated other comprehensive income (loss) ("AOCI"), except for the change in fair value attributable to the currency risk being hedged, if applicable, which is included in other income (loss) — net in our consolidated statements of income. Trading securities are reported as either marketable securities or other assets in our consolidated balance sheets. Securities classified as available-for-sale are reported as either marketable securities, other investments or other assets in our consolidated balance sheets, depending on the length of time we intend to hold the investment. Refer to Note 3.
Investments in equity securities that we do not control or account for under the equity method and do not have readily determinable fair values for are accounted for under the cost method. Cost method investments are originally recorded at cost, and we record dividend income when applicable dividends are declared. Cost method investments are reported as other investments in our consolidated balance sheets, and dividend income from cost method investments is reported in the line item other income (loss) — net in our consolidated statements of income.
Our investments in debt securities are carried at either amortized cost or fair value. Investments in debt securities that the Company has the positive intent and ability to hold to maturity are carried at amortized cost and classified as held-to-maturity. Investments in debt securities that are not classified as held-to-maturity are carried at fair value and classified as either trading or available-for-sale.

Each reporting period we review all of our investments in equity and debt securities, except for those classified as trading, to determine whether a significant event or change in circumstances has occurred that may have an adverse effect on the fair value of each investment. When such events or changes occur, we evaluate the fair value compared to our cost basis in the investment. We also perform this evaluation every reporting period for each investment for which our cost basis exceeded the fair value. The fair values of most of our investments in publicly traded companies are often readily available based on quoted market prices. For investments in nonpublicly traded companies, management's assessment of fair value is based on valuation methodologies including discounted cash flows, estimates of sales proceeds, and appraisals, as appropriate. We consider the assumptions that we believe hypothetical marketplace participants would use in evaluating estimated future cash flows when employing the discounted cash flow or estimates of sales proceeds valuation methodologies.
In the event the fair value of an investment declines below our cost basis, management is required to determine if the decline in fair value is other than temporary. If management determines the decline is other than temporary, an impairment charge is recorded. Management's assessment as to the nature of a decline in fair value is based on, among other things, the length of time and the extent to which the market value has been less than our cost basis; the financial condition and near-term prospects of the issuer; and our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value.
Trade Accounts Receivable
We record trade accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the trade accounts receivable balances and charged to the provision for doubtful accounts. We calculate this allowance based on our history of write-offs, the level of past-due accounts based on the contractual terms of the receivables, and our relationships with, and the economic status of, our bottling partners and customers. We believe our exposure to concentrations of credit risk is limited due to the diverse geographic areas covered by our operations. Activity in the allowance for doubtful accounts was as follows (in millions):

Year Ended December 31,	2015	2014	2013
Balance at beginning of year	$331	$61	$53
Net charges to costs and expenses[1]	45	308	30
Write-offs	(10)	(13)	(14)
Other[2]	(14)	(25)	(8)
Balance at end of year	$352	$331	$61

[1]	The increase in 2014 was primarily related to concentrate sales receivables from our bottling partner in Venezuela. See Hyperinflationary Economies discussion below for additional information.
2 Other includes foreign currency translation and the impact of transferring certain assets to assets held for sale. See Note 2.
A significant portion of our net operating revenues and corresponding accounts receivable is derived from sales of our products in international markets. Refer to Note 19. We also generate a significant portion of our net operating revenues by selling concentrates and syrups to bottlers in which we have a noncontrolling interest, including Coca-Cola FEMSA, S.A.B. de C.V. ("Coca-Cola FEMSA"), Coca-Cola HBC AG ("Coca-Cola Hellenic"), and Coca-Cola İçecek A.Ş. ("Coca-Cola İçecek"). Refer to Note 6.
Inventories
Inventories consist primarily of raw materials and packaging (which includes ingredients and supplies) and finished goods (which include concentrates and syrups in our concentrate operations and finished beverages in our finished product operations). Inventories are valued at the lower of cost or market. We determine cost on the basis of the average cost or first-in, first-out methods. Refer to Note 4.
Derivative Instruments
Our Company, when deemed appropriate, uses derivatives as a risk management tool to mitigate the potential impact of certain market risks. The primary market risks managed by the Company through the use of derivative instruments are foreign currency exchange rate risk, commodity price risk and interest rate risk. All derivatives are carried at fair value in our consolidated balance sheets in the following line items, as applicable: prepaid expenses and other assets; other assets; accounts payable and accrued expenses; and other liabilities. The cash flow impact of the Company's derivative instruments is primarily included in our consolidated statements of cash flows in net cash provided by operating activities. Refer to Note 5.

Property, Plant and Equipment
Property, plant and equipment are stated at cost. Repair and maintenance costs that do not improve service potential or extend economic life are expensed as incurred. Depreciation is recorded principally by the straight-line method over the estimated useful lives of our assets, which are reviewed periodically and generally have the following ranges: buildings and improvements: 40 years or less; and machinery, equipment and vehicle fleet: 20 years or less. Land is not depreciated, and construction in progress is not depreciated until ready for service. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term, including renewals that are deemed to be reasonably assured, or the estimated useful life of the improvement. Depreciation is not recorded during the period in which a long-lived asset or disposal group is classified as held for sale, even if the asset or disposal group continues to generate revenue during the period. Depreciation expense, including the depreciation expense of assets under capital lease, totaled $1,735 million, $1,716 million and $1,727 million in 2015, 2014 and 2013, respectively. Amortization expense for leasehold improvements totaled $18 million, $20 million and $16 million in 2015, 2014 and 2013, respectively.
Certain events or changes in circumstances may indicate that the recoverability of the carrying amount of property, plant and equipment should be assessed, including, among others, a significant decrease in market value, a significant change in the business climate in a particular market, or a current period operating or cash flow loss combined with historical losses or projected future losses. When such events or changes in circumstances are present, we estimate the future cash flows expected to result from the use of the asset or asset group and its eventual disposition. These estimated future cash flows are consistent with those we use in our internal planning. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount, we recognize an impairment loss. The impairment loss recognized is the amount by which the carrying amount exceeds the fair value. We use a variety of methodologies to determine the fair value of property, plant and equipment, including appraisals and discounted cash flow models, which are consistent with the assumptions we believe hypothetical marketplace participants would use. Refer to Note 7.
Goodwill, Trademarks and Other Intangible Assets
We classify intangible assets into three categories: (1) intangible assets with definite lives subject to amortization, (2) intangible assets with indefinite lives not subject to amortization and (3) goodwill. We determine the useful lives of our identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors we consider when determining useful lives include the contractual term of any agreement related to the asset, the historical performance of the asset, the Company's long-term strategy for using the asset, any laws or other local regulations which could impact the useful life of the asset, and other economic factors, including competition and specific market conditions. Intangible assets that are deemed to have definite lives are amortized, primarily on a straight-line basis, over their useful lives, generally ranging from 1 to 20 years. Refer to Note 8.
When facts and circumstances indicate that the carrying value of definite-lived intangible assets may not be recoverable, management assesses the recoverability of the carrying value by preparing estimates of sales volume and the resulting profit and cash flows. These estimated future cash flows are consistent with those we use in our internal planning. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount, we recognize an impairment loss. The impairment loss recognized is the amount by which the carrying amount of the asset or asset group exceeds the fair value. We use a variety of methodologies to determine the fair value of these assets, including discounted cash flow models, which are consistent with the assumptions we believe hypothetical marketplace participants would use.
We test intangible assets determined to have indefinite useful lives, including trademarks, franchise rights and goodwill, for impairment annually, or more frequently if events or circumstances indicate that assets might be impaired. Our Company performs these annual impairment reviews as of the first day of our third fiscal quarter. We use a variety of methodologies in conducting impairment assessments of indefinite-lived intangible assets, including, but not limited to, discounted cash flow models, which are based on the assumptions we believe hypothetical marketplace participants would use. For indefinite-lived intangible assets, other than goodwill, if the carrying amount exceeds the fair value, an impairment charge is recognized in an amount equal to that excess.
The Company has the option to perform a qualitative assessment of indefinite-lived intangible assets, other than goodwill, prior to completing the impairment test described above. The Company must assess whether it is more likely than not that the fair value of the intangible asset is less than its carrying amount. If the Company concludes that this is the case, it must perform the testing described above. Otherwise, the Company does not need to perform any further assessment. During 2015, the Company performed qualitative assessments on 25 percent of our indefinite-lived intangible assets balance.

We perform impairment tests of goodwill at our reporting unit level, which is one level below our operating segments. Our operating segments are primarily based on geographic responsibility, which is consistent with the way management runs our business. Our operating segments are subdivided into smaller geographic regions or territories that we sometimes refer to as "business units." These business units are also our reporting units. The Bottling Investments operating segment includes all Company-owned or consolidated bottling operations, regardless of geographic location, including CCR's bottling and associated supply chain operations in the United States and Canada. Generally, each Company-owned or consolidated bottling operation within our Bottling Investments operating segment is its own reporting unit. Goodwill is assigned to the reporting unit or units that benefit from the synergies arising from each business combination.
The goodwill impairment test consists of a two-step process, if necessary. The first step is to compare the fair value of a reporting unit to its carrying value, including goodwill. We typically use discounted cash flow models to determine the fair value of a reporting unit. The assumptions used in these models are consistent with those we believe hypothetical marketplace participants would use. If the fair value of the reporting unit is less than its carrying value, the second step of the impairment test must be performed in order to determine the amount of impairment loss, if any. The second step compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds its implied fair value, an impairment charge is recognized in an amount equal to that excess. The loss recognized cannot exceed the carrying amount of goodwill.
The Company has the option to perform a qualitative assessment of goodwill prior to completing the two-step process described above to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill and other intangible assets. If the Company concludes that this is the case, it must perform the two-step process. Otherwise, the Company will forego the two-step process and does not need to perform any further testing. During 2015, the Company performed qualitative assessments on 10 percent of our consolidated goodwill balance.
Impairment charges related to intangible assets are generally recorded in the line item other operating charges or, to the extent they relate to equity method investees, in the line item equity income (loss) — net in our consolidated statements of income.
Contingencies
Our Company is involved in various legal proceedings and tax matters. Due to their nature, such legal proceedings and tax matters involve inherent uncertainties including, but not limited to, court rulings, negotiations between affected parties and governmental actions. Management assesses the probability of loss for such contingencies and accrues a liability and/or discloses the relevant circumstances, as appropriate. Refer to Note 11.
Stock-Based Compensation
Our Company sponsors equity plans that provide for the grant of awards including stock options, restricted stock units, restricted stock and performance share units. The fair value of our stock option grants is estimated on the grant date using a Black-Scholes-Merton option-pricing model. The Company recognizes compensation expense on a straight-line basis over the period the grant is earned by the employee, generally four years.
The fair value of our restricted stock units, restricted stock and certain performance share units is the quoted market value of the Company's stock on the grant date less the present value of the expected dividends not received during the relevant holding period. For certain performance share units granted beginning in 2014, the Company includes a relative total shareowner return ("TSR") modifier to determine the number of shares earned at the end of the performance period. For these awards, the number of shares earned based on the certified achievement of the predefined performance criteria will be reduced or increased if total shareowner return over the performance period relative to a predefined compensation comparator group of companies falls outside of a defined range. The fair value of performance share units that include the TSR modifier is determined using a Monte Carlo valuation model.
In the period it becomes probable that the minimum performance criteria specified in the performance share award plan will be achieved, we recognize expense for the proportionate share of the total fair value of the award related to the vesting period that has already lapsed. The remaining fair value of the award is expensed on a straight-line basis over the balance of the vesting period. In the event the Company determines it is no longer probable that we will achieve the minimum performance criteria specified in the plan, we reverse all of the previously recognized compensation expense in the period such a determination is made. Refer to Note 12.
Pension and Other Postretirement Benefit Plans
Our Company sponsors and/or contributes to pension and postretirement health care and life insurance benefit plans covering substantially all U.S. employees. We also sponsor nonqualified, unfunded defined benefit pension plans for certain associates and participate in multi-employer pension plans in the United States. In addition, our Company and its subsidiaries have various pension plans and other forms of postretirement arrangements outside the United States. Refer to Note 13.

Income Taxes
Income tax expense includes United States, state, local and international income taxes, plus a provision for U.S. taxes on undistributed earnings of foreign subsidiaries not deemed to be indefinitely reinvested. Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial reporting basis and the tax basis of existing assets and liabilities. The tax rate used to determine the deferred tax assets and liabilities is the enacted tax rate for the year and manner in which the differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized. The Company records taxes that are collected from customers and remitted to governmental authorities on a net basis in our consolidated statements of income.
The Company is involved in various tax matters, with respect to some of which the outcome is uncertain. We establish reserves to remove some or all of the tax benefit of any of our tax positions at the time we determine that it becomes uncertain based upon one of the following conditions: (1) the tax position is not "more likely than not" to be sustained, (2) the tax position is "more likely than not" to be sustained, but for a lesser amount, or (3) the tax position is "more likely than not" to be sustained, but not in the financial period in which the tax position was originally taken. For purposes of evaluating whether or not a tax position is uncertain, (1) we presume the tax position will be examined by the relevant taxing authority that has full knowledge of all relevant information; (2) the technical merits of a tax position are derived from authorities such as legislation and statutes, legislative intent, regulations, rulings and case law and their applicability to the facts and circumstances of the tax position; and (3) each tax position is evaluated without consideration of the possibility of offset or aggregation with other tax positions taken. A number of years may elapse before a particular uncertain tax position is audited and finally resolved or when a tax assessment is raised. The number of years subject to tax assessments varies depending on the tax jurisdiction. The tax benefit that has been previously reserved because of a failure to meet the "more likely than not" recognition threshold would be recognized in our income tax expense in the first interim period when the uncertainty disappears under any one of the following conditions: (1) the tax position is "more likely than not" to be sustained, (2) the tax position, amount, and/or timing is ultimately settled through negotiation or litigation, or (3) the statute of limitations for the tax position has expired. Refer to Note 11 and Note 14.
Translation and Remeasurement
We translate the assets and liabilities of our foreign subsidiaries from their respective functional currencies to U.S. dollars at the appropriate spot rates as of the balance sheet date. Generally, our foreign subsidiaries use the local currency as their functional currency. Changes in the carrying value of these assets and liabilities attributable to fluctuations in spot rates are recognized in foreign currency translation adjustment, a component of AOCI. Refer to Note 15. Income statement accounts are translated using the monthly average exchange rates during the year.
Monetary assets and liabilities denominated in a currency that is different from a reporting entity's functional currency must first be remeasured from the applicable currency to the legal entity's functional currency. The effect of this remeasurement process is recognized in the line item other income (loss) — net in our consolidated statements of income and is partially offset by the impact of our economic hedging program for certain exposures on our consolidated balance sheets. Refer to Note 5.
Hyperinflationary Economies
A hyperinflationary economy is one that has cumulative inflation of 100 percent or more over a three-year period. In accordance with U.S. GAAP, local subsidiaries in hyperinflationary economies are required to use the U.S. dollar as their functional currency and remeasure the monetary assets and liabilities not denominated in U.S. dollars using the rate applicable to conversion of a currency for purposes of dividend remittances. All exchange gains and losses resulting from remeasurement are recognized currently in income.
Venezuela has been designated as a hyperinflationary economy. In February 2013, the Venezuelan government devalued its currency to an official rate of exchange ("official rate") of 6.3 bolivars per U.S. dollar. At that time, the Company remeasured the net monetary assets of our Venezuelan subsidiary at the official rate. As a result of the devaluation, we recognized a loss of $140 million from remeasurement in the line item other income (loss) — net in our consolidated statement of income.
Beginning in the first quarter of 2014, the Venezuelan government recognized three legal exchange rates to convert bolivars to the U.S. dollar: (1) the official rate of 6.3 bolivars per U.S. dollar; (2) SICAD 1, which was available to foreign investments and designated industry sectors to exchange a limited volume of bolivars for U.S. dollars using a bid rate established at weekly auctions; and (3) SICAD 2, which applied to transactions that did not qualify for either the official rate or SICAD 1. As of March 28, 2014, the three legal exchange rates were 6.3 (official rate), 10.8 (SICAD 1) and 50.9 (SICAD 2). We determined that the SICAD 1 rate was the most appropriate rate to use for remeasurement given our circumstances and estimates of the applicable rate at which future transactions could be settled, including the payment of dividends. Therefore, as of March 28, 2014, we remeasured the net monetary assets of our Venezuelan subsidiary using an exchange rate of 10.8 bolivars per U.S.

dollar, resulting in a charge of $226 million recorded in the line item other income (loss) — net in our consolidated statement of income.
In December 2014, due to the continued lack of liquidity and increasing economic uncertainty, the Company reevaluated the rate that should be used to remeasure the monetary assets and liabilities of our Venezuelan subsidiary. As of December 31, 2014, we determined that the SICAD 2 rate of 50 bolivars per U.S. dollar was the most appropriate legally available rate and remeasured the net monetary assets of our Venezuelan subsidiary, resulting in a charge of $146 million recorded in the line item other income (loss) — net in our consolidated statement of income.
In February 2015, the Venezuelan government merged SICAD 1 and SICAD 2 into a single mechanism called SICAD and introduced a new open market exchange rate system, SIMADI. As a result, management determined that the SIMADI rate was the most appropriate legally available rate and remeasured the net monetary assets of our Venezuelan subsidiary, resulting in a charge of $27 million recorded in the line item other income (loss) — net in our consolidated statement of income.
In addition to the foreign currency exchange exposure related to our Venezuelan subsidiary's net monetary assets, we also sell concentrate to our bottling partner in Venezuela from outside the country. These sales are denominated in U.S. dollars. During the years ended December 31, 2015 and December 31, 2014, as a result of the continued lack of liquidity and our revised assessment of the U.S. dollar value we expect to realize upon the conversion of Venezuelan bolivars into U.S. dollars by our bottling partner to pay our concentrate sales receivables, we recorded write-downs of $56 million and $296 million, respectively, recorded in the line item other operating charges in our consolidated statements of income.
We also have certain U.S. dollar denominated intangible assets associated with products sold in Venezuela. As a result of the Company's revised expectations regarding the convertibility of the local currency, we recognized impairment charges of $55 million and $18 million, respectively, during the years ended December 31, 2015 and December 31, 2014. These charges were recorded in the line item other operating charges in our consolidated statements of income.
During the year ended December 31, 2015, the Company continued to use the SIMADI rate to remeasure the net monetary assets of our Venezuelan subsidiary. As of December 31, 2015, the combined value of the net monetary assets of our Venezuelan subsidiary, the receivables from our bottling partner in Venezuela and the intangible assets associated with products sold in Venezuela was $100 million. Included in this combined value is $15 million of cash and cash equivalents. Despite the additional currency conversion mechanisms, the Company's ability to pay dividends from Venezuela is still restricted due to the low volume of U.S. dollars available for conversion.
In February 2016, the Venezuelan government devalued its currency and changed its official and most preferential exchange rate, which will continue to be used for purchases of certain essential goods, to 10 bolivars per U.S. dollar from 6.3. The Venezuelan government announced it will reduce its three-tier system of exchange rates to two tiers by eliminating the SICAD rate. Additionally, the government announced that the SIMADI rate will be allowed to float freely beginning at a rate of 203 bolivars per U.S. dollar. As a result, the Company expects to continue to record losses on foreign currency exchange, may incur additional write-downs of receivables or impairment charges and will continue to record our proportionate share of any charges recorded by our equity method investee that has operations in Venezuela.
Recently Issued Accounting Guidance
In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-09, Revenue from Contracts with Customers, which will replace most existing revenue recognition guidance in U.S. GAAP and is intended to improve and converge with international standards the financial reporting requirements for revenue from contracts with customers. The core principle of ASU 2014-09 is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. ASU 2014-09 also requires additional disclosures about the nature, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. ASU 2014-09 allows for both retrospective and prospective methods of adoption and will be effective for the Company beginning January 1, 2018. The Company is currently evaluating the impact that the adoption of ASU 2014-09 will have on our consolidated financial statements.
In February 2015, the FASB issued ASU 2015-02, Amendments to the Consolidation Analysis, which changes the guidance for evaluating whether to consolidate certain legal entities. Specifically, the amendments modify the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities. Additionally, the amendments eliminate the presumption that a general partner should consolidate a limited partnership and affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships. ASU 2015-02 will be effective for the Company beginning January 1, 2016. Companies have an option of using either a full retrospective or modified retrospective adoption approach. The Company does not believe that the adoption of ASU 2015-02 will have a material impact on the Company's financial position, results of operations or cash flows.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The standard was retrospectively adopted by the Company on January 1, 2016. As a result, $96 million and $1 million of debt issuance costs at December 31, 2015 were reclassified to long-term debt and current maturities of long-term debt, respectively, from other assets. Additionally, debt issuance costs of $53 million and $2 million at December 31, 2014 were reclassified to long-term debt and current maturities of long-term debt, respectively, from other assets.
In April 2015, the FASB issued ASU 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This amendment removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share. The standard was retrospectively adopted by the Company on January 1, 2016. As a result, the Company's pension assets and fair value disclosures have been updated in the Company's notes to the consolidated financial statements. The adoption of this standard did not have an effect on the Company's financial position or results of operations.
In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The amendments in this update simplify the presentation of deferred income taxes and require that deferred tax liabilities and assets be classified as noncurrent in a consolidated statement of financial position. These amendments may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The amendments will be effective for the Company beginning January 1, 2017. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period.
NOTE 2: ACQUISITIONS AND DIVESTITURES
Acquisitions
During 2015, our Company's acquisitions of businesses, equity method investments and nonmarketable securities totaled $2,491 million, which primarily related to our strategic partnership with Monster Beverage Corporation ("Monster") and an investment in a bottling partner in Indonesia that is accounted for under the equity method of accounting. The bottling partner in Indonesia is a subsidiary of Coca-Cola Amatil Limited, an equity method investee. We also acquired the remaining outstanding shares of a bottling partner in South Africa ("South African bottler"), which was previously accounted for as an equity method investment. We remeasured our previously held equity interest in the South African bottler to fair value upon the close of the transaction and recorded a loss on the remeasurement of $19 million during the year ended December 31, 2015. This bottler will be included in the Coca-Cola Beverages Africa Limited transaction discussed further below.
During 2014, our Company's acquisitions of businesses, equity method investments and nonmarketable securities totaled $389 million and primarily included a joint investment with one of our bottling partners in a dairy company in Ecuador, which is accounted for under the equity method of accounting.
During 2013, our Company's acquisitions of businesses, equity method investments and nonmarketable securities totaled $353 million, which primarily included our acquisition of the majority of the remaining outstanding shares of Fresh Trading Ltd. ("innocent") and a majority interest in bottling operations in Myanmar. The Company previously accounted for our investment in innocent under the equity method of accounting. We remeasured our equity interest in innocent to fair value upon the close of the transaction. The resulting gain on the remeasurement was not significant to our consolidated financial statements.
Monster Beverage Corporation
On August 14, 2014, the Company and Monster entered into definitive agreements for a long-term strategic relationship in the global energy drink category. The transaction contemplated under these agreements ("Monster Transaction") closed on June 12, 2015. As a result of the Monster Transaction, (1) the Company purchased newly issued shares of Monster common stock representing approximately 17 percent of the outstanding shares of Monster common stock (after giving effect to the new issuance); (2) the Company sold its global energy drink business (including NOS, Full Throttle, Burn, Mother, Play and Power Play, and Relentless) to Monster, and the Company acquired Monster's non-energy drink business (including Hansen's Natural Sodas, Peace Tea, Hubert's Lemonade and Hansen's Juice Products); and (3) the parties amended their distribution coordination agreements to expand distribution of Monster products into additional territories pursuant to long-term agreements with the Company's existing network of Company-owned or -controlled bottling operations and distribution partners. The Coca-Cola system also became Monster's preferred global distribution partner. The Company made a net cash payment of $2,150 million to Monster, of which $125 million is being held in escrow, subject to release upon achievement of milestones relating to the transfer of Monster's domestic distribution rights to our distribution network.

The Monster Transaction consisted of multiple elements including the purchase of common stock, the acquisition and divestiture of businesses and the expansion of distribution territories. When consideration transferred is not solely in the form of cash, measurement is based on either the cost to the acquiring entity (the fair value of the assets given) or the fair value of the assets acquired, whichever is more clearly evident and, thus, more reliably measurable. As the majority of the consideration transferred was cash, we believe the fair value of the consideration transferred is more reliably measurable. The consideration transferred consists of $2,150 million of cash (including $125 million in escrow) and the fair value of our global energy business of $2,046 million, which we determined using discounted cash flow analyses, resulting in total consideration transferred of $4,196 million. As such, we have allocated the total consideration transferred to the individual assets and business acquired based on a relative fair value basis, using the closing date fair values of each element, as follows (in millions):

June 12, 2015
Equity investment in Monster	$3,066
Expansion of distribution territories	1,035
Monster non-energy drink business	95
Total assets and business acquired	$4,196

In addition to our ownership interest in Monster's outstanding common stock, the Company is represented by two directors on Monster's 10 member Board of Directors. Based on our equity ownership percentage, the significance that our expanded distribution and coordination agreements have on Monster's operations, and our representation on Monster's Board of Directors, the Company is accounting for its interest in Monster as an equity method investment.
As a result of the Monster Transaction, the North America Coca-Cola system obtained the right to distribute Monster products in territories for which it was not previously the authorized distributor ("expanded territories"). These distribution rights are governed by an agreement with an initial term of 20 years, after which it will continue to remain in effect unless otherwise terminated by either party and there are no future costs of renewal. As such, these rights were determined to be indefinite-lived intangible assets and are classified in the line item bottlers' franchise rights with indefinite lives in our consolidated balance sheet. CCR is the distributor in the majority of the expanded territories. The remainder of the territories are serviced by independent bottling partners. Of the $1,035 million allocated to the expanded distribution rights, the Company derecognized $341 million related to the expanded territories serviced by the independent bottling partners upon the close of the transaction. As consideration for these rights, the Company received an up-front payment of $28 million related to these territories, and we will receive a payment per case on all future sales made by these independent bottlers for the duration of the distribution agreements. As these payments are dependent on future sales, they are a form of contingent consideration. We elected to account for this consideration in the same manner as the contingent consideration to be received in the North America refranchising, discussed below. This resulted in a net loss of $313 million recorded in the line item other income (loss) — net in our consolidated statement of income during the year ended December 31, 2015.
During the year ended December 31, 2015, the Company recognized a gain of $1,715 million on the sale of our global energy drink business, primarily due to the difference in the recorded carrying value of the assets transferred, including an allocated portion of goodwill, compared to the value of the total assets and business acquired. After considering the loss resulting from the derecognition of the expanded territory rights serviced by the independent bottling partners, the net gain recognized on the Monster Transaction was $1,403 million, which was recorded in the line item other income (loss) — net in our consolidated statement of income. Additionally, under the terms of the Monster Transaction, we were required to discontinue selling energy products under certain trademarks, including one trademark in the glacéau portfolio. The Company recognized an impairment charge of $380 million upon closing, primarily related to the discontinuation of the energy products in the glacéau portfolio, which was recorded in the line item other operating charges in our consolidated statement of income.
During the year ended December 31, 2015, based on the relative fair values of the total assets and business acquired, $1,620 million of the $2,150 million cash payment made was classified in the line item acquisitions of businesses, equity method investments and nonmarketable securities in our consolidated statement of cash flows. The remaining $530 million was classified in the line item other investing activities in our consolidated statement of cash flows.

Keurig Green Mountain, Inc.
In February 2014, the Company purchased newly issued shares in Keurig Green Mountain, Inc. ("Keurig") for $1,265 million, including transaction costs of $14 million. In May 2014, the Company purchased additional shares of Keurig in the market for $302 million, which represented an additional 2 percent equity position in Keurig.
Subsequent to these purchases, the Company entered into an agreement with Credit Suisse Capital LLC ("CS") to purchase additional shares of Keurig which would increase the Company's equity position to a 16 percent interest based on the total number of issued and outstanding shares of Keurig as of May 1, 2014. Under the agreement, the Company was to purchase from CS, on a date selected by CS no later than February 2015, the lesser of (1) 6.5 million shares of Keurig or (2) the number of shares that shall cause our ownership to equal 16 percent. The purchase price per share was the average of the daily volume-weighted average price per share from May 15, 2014, to the date selected by CS, as adjusted in certain circumstances specified in the agreement. CS had exclusive ownership and control over any such shares until delivered to the Company. In February 2015, the Company purchased 6.4 million shares from CS under this agreement for a total purchase price of $830 million. As this agreement qualified as a derivative, we recognized a loss of $58 million in the line item other income (loss) — net in our consolidated statement of income during the year ended December 31, 2015. The Company recognized a cumulative loss of $47 million in the line item other income (loss) — net in our consolidated statement of income over the term of the agreement.
We account for the investment in Keurig as an available-for-sale security, which is included in the line item other investments in our consolidated balance sheet. These purchases of the shares were included in the line item purchases of investments in our consolidated statement of cash flows, net of any related derivative impact.
German Bottling Operations
In conjunction with the Company's acquisition of German bottling operations in 2007, the former owners received put options to sell their respective shares in the operations back to the Company in January 2014. During the year ended December 31, 2014, the Company paid $503 million to purchase these shares, which was included in the line item other financing activities in our consolidated statement of cash flows, resulting in 100 percent ownership of our German bottling operations.
Divestitures
During 2015, proceeds from disposals of businesses, equity method investments and nonmarketable securities totaled $565 million, which included proceeds from the refranchising of certain of our bottling territories in North America and proceeds from the sale of a 10 percent interest in a Brazilian bottling partner as a result of the majority owners exercising their right to acquire additional shares from us.
During 2014, proceeds from disposals of businesses, equity method investments and nonmarketable securities totaled $148 million, which primarily represented the proceeds from the refranchising of certain of our bottling territories in North America.
During 2013, proceeds from disposals of businesses, equity method investments and nonmarketable securities totaled $872 million. These proceeds primarily included the sale of a majority ownership interest in our previously consolidated bottling operations in the Philippines ("Philippine bottling operations"), and separately, the deconsolidation of our bottling operations in Brazil ("Brazilian bottling operations").
North America Refranchising
In conjunction with implementing a new beverage partnership model in North America, the Company refranchised bottling territories that were previously managed by CCR to certain of our unconsolidated bottling partners. These territories generally border these bottlers' existing territories, allowing each bottler to better service local customers and provide more efficient execution. By entering into comprehensive beverage agreements ("CBAs") with each of the bottlers, we granted certain exclusive territory rights for the distribution, promotion, marketing and sale of Company-owned and licensed beverage products as defined by the CBA. In some cases, the Company has entered into, or agreed to enter into, manufacturing agreements that authorize certain bottlers that have executed a CBA to manufacture certain beverage products. If a bottler has not entered into a specific manufacturing agreement, then under the CBA for these territories, CCR retains the rights to produce these beverage products and the bottlers will purchase from CCR (or other Company-authorized manufacturing bottlers) substantially all of the related finished products needed in order to service the customers in these territories.

Each CBA generally has a term of 10 years and is renewable, in most cases by the bottler and in some cases by the Company, indefinitely for successive additional terms of 10 years each. Under the CBA, the bottlers will make ongoing quarterly payments to the Company based on their gross profit in the refranchised territories throughout the term of the CBA, including renewals, in exchange for the grant of the exclusive territory rights.
Contemporaneously with the grant of these rights, the Company sold the distribution assets, certain working capital items, and the exclusive rights to distribute certain beverage brands not owned by the Company, but distributed by CCR, in each of these territories to the respective bottlers in exchange for cash. These rights include, where applicable, the recently acquired Monster distribution rights discussed above. During the years ended December 31, 2015 and December 31, 2014, cash proceeds from these sales totaled $362 million and $143 million, respectively. Included in the cash proceeds for the years ended December 31, 2015 and December 31, 2014 was $83 million and $42 million, respectively, from Coca-Cola Bottling Co. Consolidated, an equity method investee. Under the applicable accounting guidance, we were required to derecognize all of the tangible assets sold as well as the intangible assets transferred, including distribution rights, customer relationships and an allocated portion of goodwill related to these territories.
Additionally, in September 2015, the Company announced the formation of a new National Product Supply System ("NPSS") which will facilitate optimal operation of the U.S. product supply system. Under the NPSS, the Company and several of its existing independent producing bottlers will administer key national product supply activities for these bottlers, which currently represent approximately 95 percent of the U.S. produced volume. As part of the NPSS, it is anticipated that each of these bottlers will acquire certain production facilities from CCR in exchange for cash, subject to the parties reaching definitive agreements. The transition of these production facilities is anticipated to take place by the end of 2017.
We recognized noncash losses of $1,006 million and $799 million during the years ended December 31, 2015 and December 31, 2014, respectively. These losses primarily related to the derecognition of the intangible assets transferred or reclassified as held for sale, and were included in the line item other income (loss) — net in our consolidated statements of income. See further discussion of assets and liabilities held for sale below. We expect to recover the value of the intangible assets transferred to the bottlers under the CBAs through the future quarterly payments; however, as the payments for the territory rights are dependent on the bottlers' future gross profit in these territories, they are considered a form of contingent consideration.
There is diversity in practice as it relates to the accounting for contingent consideration by the seller. The seller can account for the future contingent payments received as a gain contingency, recognizing the amounts in the income statement only after the related contingencies are resolved and the gain is realized, which in this arrangement will be quarterly as the bottlers earn gross profit in the transferred territories. Alternatively, the seller can record a receivable for the contingent consideration at fair value on the date of sale and record any future differences between the payments received and this receivable in the income statement as they occur. We elected the gain contingency treatment since the quarterly payments will be received throughout the terms of the CBAs, including all subsequent renewals, regardless of the cumulative amount received as compared to the value of the intangible assets transferred.
Philippine Bottling Operations
On January 25, 2013, the Company sold a 51 percent interest in our Philippine bottling operations to Coca-Cola FEMSA, an equity method investee. The Company accounts for our remaining 49 percent ownership interest in the Philippine bottling operations under the equity method of accounting. As a result of this transaction, we remeasured our remaining investment in the Philippine bottling operations to fair value taking into consideration the sale price of the majority ownership interest. Coca-Cola FEMSA has an option to purchase our remaining ownership interest in the Philippine bottling operations at any time during the seven years following closing based on the initial purchase price plus a defined return. Coca-Cola FEMSA also has an option exercisable during the sixth year after closing to sell its ownership interest back to the Company at a price not to exceed the initial purchase price.

Brazilian Bottling Operations
On July 3, 2013, the Company combined our Brazilian bottling operations with an independent bottler in Brazil in a transaction involving a disposition of shares for cash and an exchange of shares for a 44 percent minority ownership interest in the newly combined entity, which was recorded at fair value. This combination resulted in the deconsolidation of our Brazilian bottling operations. As a result of this transaction, the Company recognized a gain of $615 million in the line item other income (loss) — net in our consolidated statement of income during the year ended December 31, 2013.
The owners of the majority interest have the option to acquire up to 24 percent of the new entity's outstanding shares from us at any time for a period of six years beginning December 31, 2013, based on an agreed-upon formula. In December 2014, the Company received notification that the owners of the majority interest had exercised their option to acquire from us a 10 percent interest in the entity's outstanding shares. During the year ended December 31, 2014, we recorded an estimated loss of $32 million as a result of the exercise price being lower than our carrying value. The transaction closed in January 2015, and the Company recorded an additional loss of $6 million during the year ended December 31, 2015, calculated based on the final option price. As a result of this transaction, the Company's ownership was reduced to 34 percent of the entity’s outstanding shares. The owners of the majority interest have a remaining option to acquire an additional 14 percent interest of the entity's outstanding shares at any time through December 31, 2019, based on an agreed-upon formula.
Assets and Liabilities Held for Sale
North America Refranchising
As of December 31, 2015, the Company had entered into agreements to refranchise additional bottling territories in North America. These territories met the criteria to be classified as held for sale. Additionally, to the extent that the parties have reached definitive agreements related to the transfer of production assets in conjunction with the new NPSS, and the related transfer is anticipated to close within a year, the related assets also met the criteria to be classified as held for sale. As such, we were required to record the related assets and liabilities at the lower of carrying value or fair value less any costs to sell based on the agreed-upon sale price. The Company expects these transactions to close at various times throughout 2016.
Coca-Cola European Partners
In August 2015, the Company entered into an agreement to merge our German bottling operations with Coca-Cola Enterprises, Inc. ("CCE") and Coca-Cola Iberian Partners SA ("CCIP") to create Coca-Cola European Partners ("CCEP"). At closing, the Company will own 18 percent of CCEP, which we anticipate accounting for as an equity method investment based on our equity ownership percentage, our representation on CCEP's Board of Directors and other governance rights. The Boards of Directors of the Company, CCE and CCIP have approved the transaction. The proposed merger is subject to approval by CCE's shareowners, receipt of regulatory clearances and other customary conditions. The merger is expected to close in the second quarter of 2016. As a result of this agreement, our German bottling operations met the criteria to be classified as held for sale as of December 31, 2015. We were not required to record the related assets and liabilities at fair value less any costs to sell because their fair value exceeded our carrying value.
Coca-Cola Beverages Africa Limited
In November 2014, the Company, SAB Miller plc, and Gutsche Family Investments entered into an agreement to combine the bottling operations of each of the parties' nonalcoholic ready-to-drink beverage businesses in Southern and East Africa. Upon completion of the proposed merger, the Company will have an ownership of 11 percent in the bottler which will be called Coca-Cola Beverages Africa Limited. The Company will also acquire or license several brands in exchange for cash as a result of the transaction. As of December 31, 2015, our South African bottling operations and related equity method investments met the criteria to be classified as held for sale, but we were not required to record these assets and liabilities at fair value less any costs to sell because their fair value exceeded our carrying value. The Company expects the transaction to close in the second quarter of 2016, subject to regulatory approval. Based on the proposed governance structure, the Company expects to account for its resulting interest in the new entity as an equity method investment.

The following table presents information related to the major classes of assets and liabilities that were classified as held for sale in our consolidated balance sheet (in millions):

	December 31, 2015		December 31, 2014
Cash, cash equivalents and short-term investments	$143		$30
Trade accounts receivable, less allowances	485		100
Inventories	276		54
Prepaid expenses and other assets	83		7
Equity method investments	92		141
Other assets	25		3
Property, plant and equipment — net	2,021		303
Bottlers' franchise rights with indefinite lives	1,020		410
Trademarks	—		43
Goodwill	333		46
Other intangible assets	115		36
Allowance for reduction of assets held for sale	(693)		(494)
Total assets	$3,900	[1]	$679	[3]
Accounts payable and accrued expenses	$712		$48
Current maturities of long-term debt	12		—
Accrued income taxes	4		—
Long-term debt	74		—
Other liabilities	79		6
Deferred income taxes	252		4
Total liabilities	$1,133	[2]	$58	[4]

[1]
Consists of total assets relating to CCEP of $2,894 million, North America refranchising of $589 million, Coca-Cola Beverages Africa Limited of $398 million and other assets held for sale of $19 million, which are included in the Europe, Middle East and Africa, Bottling Investments and Corporate operating segments.

[2]
Consists of total liabilities relating to CCEP of $924 million, North America refranchising of $123 million and Coca-Cola Beverages Africa Limited of $86 million, which are included in the Europe, Middle East and Africa and Bottling Investments operating segments.

[3]
Consists of total assets relating to North America refranchising of $223 million, Coca-Cola Beverages Africa Limited of $333 million, the Monster Transaction of $43 million and other assets held for sale of $80 million, which are included in the Europe, Middle East and Africa, Bottling Investments and Corporate operating segments.

[4]
Consists of total liabilities relating to North America refranchising of $22 million and Coca-Cola Beverages Africa Limited of $36 million, which are included in the Europe, Middle East and Africa and Bottling Investments operating segments.

We determined that the operations included in the table above did not meet the criteria to be classified as discontinued operations under the applicable guidance.

NOTE 3: INVESTMENTS
Investments in debt and marketable securities, other than investments accounted for under the equity method, are classified as trading, available-for-sale or held-to-maturity. Our marketable equity investments are classified as either trading or available-for-sale with their cost basis determined by the specific identification method. Our investments in debt securities are carried at either amortized cost or fair value. Investments in debt securities that the Company has the positive intent and ability to hold to maturity are carried at amortized cost and classified as held-to-maturity. Investments in debt securities that are not classified as held-to-maturity are carried at fair value and classified as either trading or available-for-sale. Realized and unrealized gains and losses on trading securities and realized gains and losses on available-for-sale securities are included in net income. Unrealized gains and losses, net of deferred taxes, on available-for-sale securities are included in our consolidated balance sheets as a component of AOCI, except for the change in fair value attributable to the currency risk being hedged. Refer to Note 5 for additional information related to the Company's fair value hedges of available-for-sale securities.
Trading Securities
As of December 31, 2015 and 2014, our trading securities had a fair value of $322 million and $409 million, respectively, and consisted primarily of equity securities. The Company had net unrealized gains on trading securities of $19 million, $40 million and $12 million as of December 31, 2015, 2014 and 2013, respectively.
The Company's trading securities were included in the following line items in our consolidated balance sheets (in millions):

December 31,	2015	2014
Marketable securities	$229	$315
Other assets	93	94
Total trading securities	$322	$409
Available-for-Sale and Held-to-Maturity Securities
As of December 31, 2015 and 2014, the Company did not have any held-to-maturity securities. Available-for-sale securities consisted of the following (in millions):

		Gross Unrealized			Estimated Fair Value
	Cost	Gains	Losses
2015
Available-for-sale securities:[1]
Equity securities	$3,573	$485	$(84)		$3,974
Debt securities	4,593	64	(25)		4,632
Total	$8,166	$549	$(109)		$8,606
2014
Available-for-sale securities:[1]
Equity securities	$2,687	$1,463	$(29)		$4,121
Debt securities	3,796	68	(106)	[2]	3,758
Total	$6,483	$1,531	$(135)		$7,879

[1]	Refer to Note 16 for additional information related to the estimated fair value.
2 Includes $101 million recognized in the consolidated income statement line item other income (loss) — net during the year ended December 31, 2014. The amount was primarily offset by changes in the fair value of foreign currency contracts designated as fair value hedges. Refer to Note 5 for additional information.
The sale and/or maturity of available-for-sale securities resulted in the following activity (in millions):

Year Ended December 31,	2015	2014	2013
Gross gains	$103	$38	$12
Gross losses	(42)	(21)	(24)
Proceeds	4,043	4,157	4,212

In 2015 and 2014, the Company had investments classified as available-for-sale securities in which our cost basis exceeded the fair value of our investment. Management assessed each of these investments on an individual basis to determine if the decline in fair value was other than temporary. Management's assessment as to the nature of a decline in fair value is based on, among other things, the length of time and the extent to which the market value has been less than our cost basis; the financial condition and near-term prospects of the issuer; and our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value. As a result of these assessments, management determined that the decline in fair value of these investments was not other than temporary and did not record any impairment charges.
The Company uses insurance captives to reinsure group annuity insurance contracts that cover the pension obligations of certain of our European and Canadian pension plans. In accordance with local insurance regulations, our insurance captive is required to meet and maintain minimum solvency capital requirements. The Company elected to invest its solvency capital in a portfolio of available-for-sale securities, which have been classified in the line item other assets in our consolidated balance sheets because the assets are not available to satisfy our current obligations. As of December 31, 2015 and 2014, the Company's available-for-sale securities included solvency capital funds of $804 million and $836 million, respectively.
As of December 31, 2015 and 2014, the Company did not have any held-to-maturity securities. The Company's available-for-sale securities were included in the following line items in our consolidated balance sheets (in millions):

December 31,	2015	2014
Cash and cash equivalents	$361	$43
Marketable securities	4,040	3,350
Other investments	3,280	3,512
Other assets	925	974
Total	$8,606	$7,879
The contractual maturities of these investments as of December 31, 2015 were as follows (in millions):

	Available-for-Sale Securities
	Cost	Fair Value
Within 1 year	$2,496	$2,496
After 1 year through 5 years	1,709	1,728
After 5 years through 10 years	111	122
After 10 years	277	286
Equity securities	3,573	3,974
Total	$8,166	$8,606
The Company expects that actual maturities may differ from the contractual maturities above because borrowers have the right to call or prepay certain obligations.
Cost Method Investments
Cost method investments are initially recorded at cost, and we record dividend income when applicable dividends are declared. Cost method investments are reported as other investments in our consolidated balance sheets, and dividend income from cost method investments is reported in other income (loss) — net in our consolidated statements of income. We review all of our cost method investments quarterly to determine if impairment indicators are present; however, we are not required to determine the fair value of these investments unless impairment indicators exist. When impairment indicators exist, we generally use discounted cash flow analyses to determine the fair value. We estimate that the fair values of our cost method investments approximated or exceeded their carrying values as of December 31, 2015 and 2014. Our cost method investments had a carrying value of $190 million and $166 million as of December 31, 2015 and 2014, respectively.

NOTE 4: INVENTORIES
Inventories consist primarily of raw materials and packaging (which includes ingredients and supplies) and finished goods (which include concentrates and syrups in our concentrate operations and finished beverages in our finished product operations). Inventories are valued at the lower of cost or market. We determine cost on the basis of the average cost or first-in, first-out methods. Inventories consisted of the following (in millions):

December 31,	2015	2014
Raw materials and packaging	$1,564	$1,615
Finished goods	1,032	1,134
Other	306	351
Total inventories	$2,902	$3,100
NOTE 5: HEDGING TRANSACTIONS AND DERIVATIVE FINANCIAL INSTRUMENTS
The Company is directly and indirectly affected by changes in certain market conditions. These changes in market conditions may adversely impact the Company's financial performance and are referred to as "market risks." When deemed appropriate, our Company uses derivatives as a risk management tool to mitigate the potential impact of certain market risks. The primary market risks managed by the Company through the use of derivative and non-derivative financial instruments are foreign currency exchange rate risk, commodity price risk and interest rate risk.
The Company uses various types of derivative instruments including, but not limited to, forward contracts, commodity futures contracts, option contracts, collars and swaps. Forward contracts and commodity futures contracts are agreements to buy or sell a quantity of a currency or commodity at a predetermined future date, and at a predetermined rate or price. An option contract is an agreement that conveys the purchaser the right, but not the obligation, to buy or sell a quantity of a currency or commodity at a predetermined rate or price during a period or at a time in the future. A collar is a strategy that uses a combination of options to limit the range of possible positive or negative returns on an underlying asset or liability to a specific range, or to protect expected future cash flows. To do this, an investor simultaneously buys a put option and sells (writes) a call option, or alternatively buys a call option and sells (writes) a put option. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. We do not enter into derivative financial instruments for trading purposes. The Company may also designate certain non-derivative instruments, such as our foreign-denominated debt, in hedging relationships.
All derivatives are carried at fair value in our consolidated balance sheets in the following line items, as applicable: prepaid expenses and other assets; other assets; accounts payable and accrued expenses; and other liabilities. The carrying values of the derivatives reflect the impact of legally enforceable master netting agreements and cash collateral held or placed with the same counterparties, as applicable. These master netting agreements allow the Company to net settle positive and negative positions (assets and liabilities) arising from different transactions with the same counterparty.
The accounting for gains and losses that result from changes in the fair values of derivative instruments depends on whether the derivatives have been designated and qualify as hedging instruments and the type of hedging relationships. Derivatives can be designated as fair value hedges, cash flow hedges or hedges of net investments in foreign operations. The changes in the fair values of derivatives that have been designated and qualify for fair value hedge accounting are recorded in the same line item in our consolidated statements of income as the changes in the fair values of the hedged items attributable to the risk being hedged. The changes in the fair values of derivatives that have been designated and qualify as cash flow hedges or hedges of net investments in foreign operations are recorded in AOCI and are reclassified into the line item in our consolidated statement of income in which the hedged items are recorded in the same period the hedged items affect earnings. Due to the high degree of effectiveness between the hedging instruments and the underlying exposures being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the fair values or cash flows of the underlying exposures being hedged. The changes in the fair values of derivatives that were not designated and/or did not qualify as hedging instruments are immediately recognized into earnings.

For derivatives that will be accounted for as hedging instruments, the Company formally designates and documents, at inception, the financial instrument as a hedge of a specific underlying exposure, the risk management objective and the strategy for undertaking the hedge transaction. In addition, the Company formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments used in hedging transactions are effective at offsetting changes in either the fair values or cash flows of the related underlying exposures. Any ineffective portion of a financial instrument's change in fair value is immediately recognized into earnings.
The Company determines the fair values of its derivatives based on quoted market prices or pricing models using current market rates. Refer to Note 16. The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure to the financial risks described above. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as interest rates, foreign currency exchange rates, commodity rates or other financial indices. The Company does not view the fair values of its derivatives in isolation but rather in relation to the fair values or cash flows of the underlying hedged transactions or other exposures. Virtually all of our derivatives are straightforward over-the-counter instruments with liquid markets.
The following table presents the fair values of the Company's derivative instruments that were designated and qualified as part of a hedging relationship (in millions):

		Fair Value[1,2]
Derivatives Designated as Hedging Instruments	Balance Sheet Location[1]	December 31, 2015	December 31, 2014
Assets:
Foreign currency contracts	Prepaid expenses and other assets	$572	$923
Foreign currency contracts	Other assets	246	346
Commodity contracts	Prepaid expenses and other assets	1	—
Interest rate contracts	Prepaid expenses and other assets	20	14
Interest rate contracts	Other assets	62	146
Total assets		$901	$1,429
Liabilities:
Foreign currency contracts	Accounts payable and accrued expenses	$51	$24
Foreign currency contracts	Other liabilities	75	249
Commodity contracts	Accounts payable and accrued expenses	—	1
Interest rate contracts	Accounts payable and accrued expenses	53	11
Interest rate contracts	Other liabilities	231	35
Total liabilities		$410	$320

[1]
All of the Company's derivative instruments are carried at fair value in our consolidated balance sheets after considering the impact of legally enforceable master netting agreements and cash collateral held or placed with the same counterparties, as applicable. Current disclosure requirements mandate that derivatives must also be disclosed without reflecting the impact of master netting agreements and cash collateral. Refer to Note 16 for the net presentation of the Company's derivative instruments.

[2]	Refer to Note 16 for additional information related to the estimated fair value.

The following table presents the fair values of the Company's derivative instruments that were not designated as hedging instruments (in millions):

		Fair Value[1,2]
Derivatives Not Designated as Hedging Instruments	Balance Sheet Location[1]	December 31, 2015	December 31, 2014
Assets:
Foreign currency contracts	Prepaid expenses and other assets	$105	$44
Foreign currency contracts	Other assets	241	231
Commodity contracts	Prepaid expenses and other assets	2	9
Commodity contracts	Other assets	1	1
Other derivative instruments	Prepaid expenses and other assets	17	14
Other derivative instruments	Other assets	3	2
Total assets		$369	$301
Liabilities:
Foreign currency contracts	Accounts payable and accrued expenses	$59	$33
Foreign currency contracts	Other liabilities	9	21
Commodity contracts	Accounts payable and accrued expenses	154	156
Commodity contracts	Other liabilities	19	17
Interest rate contracts	Other liabilities	1	2
Other derivative instruments	Accounts payable and accrued expenses	5	11
Other derivative instruments	Other liabilities	2	—
Total liabilities		$249	$240

[1]
All of the Company's derivative instruments are carried at fair value in our consolidated balance sheets after considering the impact of legally enforceable master netting agreements and cash collateral held or placed with the same counterparties, as applicable. Current disclosure requirements mandate that derivatives must also be disclosed without reflecting the impact of master netting agreements and cash collateral. Refer to Note 16 for the net presentation of the Company's derivative instruments.

[2]	Refer to Note 16 for additional information related to the estimated fair value.
Credit Risk Associated with Derivatives
We have established strict counterparty credit guidelines and enter into transactions only with financial institutions of investment grade or better. We monitor counterparty exposures regularly and review any downgrade in credit rating immediately. If a downgrade in the credit rating of a counterparty were to occur, we have provisions requiring collateral for substantially all of our transactions. To mitigate presettlement risk, minimum credit standards become more stringent as the duration of the derivative financial instrument increases. In addition, the Company's master netting agreements reduce credit risk by permitting the Company to net settle for transactions with the same counterparty. To minimize the concentration of credit risk, we enter into derivative transactions with a portfolio of financial institutions. Based on these factors, we consider the risk of counterparty default to be minimal.
Cash Flow Hedging Strategy
The Company uses cash flow hedges to minimize the variability in cash flows of assets or liabilities or forecasted transactions caused by fluctuations in foreign currency exchange rates, commodity prices or interest rates. The changes in the fair values of derivatives designated as cash flow hedges are recorded in AOCI and are reclassified into the line item in our consolidated statement of income in which the hedged items are recorded in the same period the hedged items affect earnings. The changes in fair values of hedges that are determined to be ineffective are immediately reclassified from AOCI into earnings. The maximum length of time for which the Company hedges its exposure to the variability in future cash flows is typically three years.

The Company maintains a foreign currency cash flow hedging program to reduce the risk that our eventual U.S. dollar net cash inflows from sales outside the United States and U.S. dollar net cash outflows from procurement activities will be adversely affected by changes in foreign currency exchange rates. We enter into forward contracts and purchase foreign currency options (principally euros and Japanese yen) and collars to hedge certain portions of forecasted cash flows denominated in foreign currencies. When the U.S. dollar strengthens against the foreign currencies, the decline in the present value of future foreign currency cash flows is partially offset by gains in the fair value of the derivative instruments. Conversely, when the U.S. dollar weakens, the increase in the present value of future foreign currency cash flows is partially offset by losses in the fair value of the derivative instruments. The total notional values of derivatives that have been designated and qualify for the Company's foreign currency cash flow hedging program were $10,383 million and $13,224 million as of December 31, 2015 and 2014, respectively.
The Company uses cross-currency swaps to hedge the changes in cash flows of certain of its foreign currency denominated debt due to changes in foreign currency exchange rates. For this hedging program, the Company records the change in carrying value of the foreign currency denominated debt due to changes in exchange rates into earnings each period. The changes in fair value of the cross-currency swap derivatives are recorded in AOCI with an immediate reclassification into earnings for the change in fair value attributable to fluctuations in foreign currency exchange rates. These swaps had a notional amount of $2,590 million as of December 31, 2014. During the year ended December 31, 2015, the Company discontinued the cash flow hedge relationships related to these swaps. Upon discontinuance, the Company recognized a loss of $92 million in other comprehensive income, which will be reclassified from AOCI into interest expense over the remaining life of the debt, a weighted-average period of approximately 10 years. The Company did not discontinue any cash flow hedging relationships during the years ended December 31, 2014 and 2013. During the year ended December 31, 2015, the Company entered into new cross-currency swaps, which had a notional value of $566 million as of December 31, 2015.
The Company has entered into commodity futures contracts and other derivative instruments on various commodities to mitigate the price risk associated with forecasted purchases of materials used in our manufacturing process. These derivative instruments have been designated and qualify as part of the Company's commodity cash flow hedging program. The objective of this hedging program is to reduce the variability of cash flows associated with future purchases of certain commodities. The total notional values of derivatives that have been designated and qualify for this program were $8 million and $9 million as of December 31, 2015 and 2014, respectively.
Our Company monitors our mix of short-term debt and long-term debt regularly. From time to time, we manage our risk to interest rate fluctuations through the use of derivative financial instruments. The Company has entered into interest rate swap agreements and has designated these instruments as part of the Company's interest rate cash flow hedging program. The objective of this hedging program is to mitigate the risk of adverse changes in benchmark interest rates on the Company's future interest payments. The total notional values of these interest rate swap agreements that were designated and qualified for the Company's interest rate cash flow hedging program were $3,328 million and $4,328 million as of December 31, 2015 and 2014, respectively.

The following table presents the pretax impact that changes in the fair values of derivatives designated as cash flow hedges had on AOCI and earnings during the years ended December 31, 2015, 2014 and 2013 (in millions):

	Gain (Loss) Recognized in Other Comprehensive Income ("OCI")	Location of Gain (Loss) Recognized in Income[1]	Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Gain (Loss) Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
2015
Foreign currency contracts	$949	Net operating revenues	$618	$12
Foreign currency contracts	60	Cost of goods sold	62	—	[2]
Foreign currency contracts	18	Interest expense	(9)	—
Foreign currency contracts	(38)	Other income (loss) — net	(40)	—
Interest rate contracts	(153)	Interest expense	(3)	1
Commodity contracts	(1)	Cost of goods sold	(3)	—
Total	$835		$625	$13
2014
Foreign currency contracts	$973	Net operating revenues	$121	$—	[2]
Foreign currency contracts	50	Cost of goods sold	34	—	[2]
Foreign currency contracts	(218)	Other income (loss) — net	(108)	—
Interest rate contracts	(180)	Interest expense	—	—
Commodity contracts	—	Cost of goods sold	3	—
Total	$625		$50	$—
2013
Foreign currency contracts	$218	Net operating revenues	$149	$1
Foreign currency contracts	52	Cost of goods sold	32	—	[2]
Interest rate contracts	169	Interest expense	(12)	(3)
Commodity contracts	2	Cost of goods sold	(2)	—
Total	$441		$167	$(2)

[1]	The Company records gains and losses reclassified from AOCI into income for the effective portion and ineffective portion, if any, to the same line items in our consolidated statements of income.

[2]	Includes a de minimis amount of ineffectiveness in the hedging relationship.
As of December 31, 2015, the Company estimates that it will reclassify into earnings during the next 12 months gains of $697 million from the pretax amount recorded in AOCI as the anticipated cash flows occur.
Fair Value Hedging Strategy
The Company uses interest rate swap agreements designated as fair value hedges to minimize exposure to changes in the fair value of fixed-rate debt that results from fluctuations in benchmark interest rates. The Company also uses cross-currency interest rate swaps to hedge the changes in the fair value of foreign currency denominated debt relating to changes in foreign currency exchange rates and benchmark interest rates. The changes in fair values of derivatives designated as fair value hedges and the offsetting changes in fair values of the hedged items are recognized in earnings. The ineffective portions of these hedges are immediately recognized into earnings. As of December 31, 2015, such adjustments had cumulatively decreased the carrying value of our long-term debt by $86 million. When a derivative is no longer designated as a fair value hedge for any reason, including termination and maturity, the remaining unamortized difference between the carrying value of the hedged item at that time and the face value of the hedged item is amortized to earnings over the remaining life of the hedged item, or immediately if the hedged item has matured. The total notional values of derivatives that related to our fair value hedges of this type were $7,963 million and $6,600 million as of December 31, 2015 and 2014, respectively.

The Company also uses fair value hedges to minimize exposure to changes in the fair value of certain available-for-sale securities from fluctuations in foreign currency exchange rates. The changes in fair values of derivatives designated as fair value hedges and the offsetting changes in fair values of the hedged items due to changes in foreign currency exchange rates are recognized in earnings. As a result, any difference is reflected in earnings as ineffectiveness. The total notional values of derivatives that related to our fair value hedges of this type were $2,159 million and $1,358 million as of December 31, 2015 and 2014, respectively.
The following table summarizes the pretax impact that changes in the fair values of derivatives designated as fair value hedges had on earnings during the years ended December 31, 2015, 2014 and 2013 (in millions):

Hedging Instruments and Hedged Items	Location of Gain (Loss) Recognized in Income	Gain (Loss) Recognized in Income[1]
2015
Interest rate contracts	Interest expense	$(172)
Fixed-rate debt	Interest expense	169
Net impact to interest expense		$(3)
Foreign currency contracts	Other income (loss) — net	$110
Available-for-sale securities	Other income (loss) — net	(131)
Net impact to other income (loss) — net		$(21)
Net impact of fair value hedging instruments		$(24)
2014
Interest rate contracts	Interest expense	$18
Fixed-rate debt	Interest expense	11
Net impact to interest expense		$29
Foreign currency contracts	Other income (loss) — net	$132
Available-for-sale securities	Other income (loss) — net	(165)
Net impact to other income (loss) — net		$(33)
Net impact of fair value hedging instruments		$(4)
2013
Interest rate contracts	Interest expense	$(193)
Fixed-rate debt	Interest expense	240
Net impact to interest expense		$47
Foreign currency contracts	Other income (loss) — net	$24
Available-for-sale securities	Other income (loss) — net	(48)
Net impact to other income (loss) — net		$(24)
Net impact of fair value hedging instruments		$23
1 The net impacts represent the ineffective portions of the hedge relationships and the amounts excluded from the assessment of hedge effectiveness.
Hedges of Net Investments in Foreign Operations Strategy
The Company uses forward contracts and non-derivative financial instruments to protect the value of our investments in a number of foreign subsidiaries. During the year ended December 31, 2015, the Company designated a portion of its euro-denominated debt as a hedge of a net investment in our European operations. The change in the carrying value of the designated portion of the euro-denominated debt due to changes in foreign currency exchange rates is recorded in net foreign currency translation adjustment, a component of AOCI. For derivative instruments that are designated and qualify as hedges of net investments in foreign operations, the changes in fair values of the derivative instruments are recognized in net foreign currency translation adjustment, to offset the changes in the values of the net investments being hedged. Any ineffective portions of net investment hedges are reclassified from AOCI into earnings during the period of change.

The following table summarizes the notional values and pretax impact of changes in the fair values of instruments designated as net investment hedges (in millions):

	Notional Amount		Gain (Loss) Recognized in OCI
	as of December 31,		Year Ended December 31,
	2015	2014	2015	2014	2013
Foreign currency contracts	$1,347	$2,047	$661	$80	$61
Foreign currency denominated debt	10,912	—	(24)	—	—
Total	$12,259	$2,047	$637	$80	$61
The Company did not reclassify any deferred gains or losses related to net investment hedges from AOCI to earnings during the years ended December 31, 2015, 2014 and 2013. In addition, the Company did not have any ineffectiveness related to net investment hedges during the years ended December 31, 2015, 2014 and 2013. The cash inflows and outflows associated with the Company's derivative contracts designated as net investment hedges are classified in the line item other investing activities in our consolidated statements of cash flows.
Economic (Non-Designated) Hedging Strategy
In addition to derivative instruments that are designated and qualify for hedge accounting, the Company also uses certain derivatives as economic hedges of foreign currency, interest rate and commodity exposure. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair value of economic hedges are immediately recognized into earnings.
The Company uses foreign currency economic hedges to offset the earnings impact that fluctuations in foreign currency exchange rates have on certain monetary assets and liabilities denominated in nonfunctional currencies. The changes in fair value of economic hedges used to offset those monetary assets and liabilities are immediately recognized into earnings in the line item other income (loss) — net in our consolidated statements of income. In addition, we use foreign currency economic hedges to minimize the variability in cash flows associated with fluctuations in foreign currency exchange rates. The changes in fair values of economic hedges used to offset the variability in U.S. dollar net cash flows are recognized into earnings in the line items net operating revenues or cost of goods sold in our consolidated statements of income, as applicable. The total notional values of derivatives related to our foreign currency economic hedges were $3,605 million and $4,334 million as of December 31, 2015 and 2014, respectively.
The Company also uses certain derivatives as economic hedges to mitigate the price risk associated with the purchase of materials used in the manufacturing process and for vehicle fuel. The changes in fair values of these economic hedges are immediately recognized into earnings in the line items net operating revenues, cost of goods sold, and selling, general and administrative expenses in our consolidated statements of income, as applicable. The total notional values of derivatives related to our economic hedges of this type were $893 million and $816 million as of December 31, 2015 and 2014, respectively.
The following table presents the pretax impact that changes in the fair values of derivatives not designated as hedging instruments had on earnings during the years ended December 31, 2015, 2014 and 2013 (in millions):

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income	Year Ended December 31,
		2015	2014	2013
Foreign currency contracts	Net operating revenues	$41	$(6)	$5
Foreign currency contracts	Other income (loss) — net	(92)	(85)	162
Foreign currency contracts	Cost of goods sold	3	—	2
Commodity contracts	Net operating revenues	(16)	(48)	5
Commodity contracts	Cost of goods sold	(209)	(8)	(122)
Commodity contracts	Selling, general and administrative expenses	(25)	(79)	7
Interest rate contracts	Interest expense	—	—	(3)
Other derivative instruments	Selling, general and administrative expenses	1	24	55
Other derivative instruments	Other income (loss) — net	(37)	39	—
Total		$(334)	$(163)	$111

NOTE 6: EQUITY METHOD INVESTMENTS
Our consolidated net income includes our Company's proportionate share of the net income or loss of our equity method investees. When we record our proportionate share of net income, it increases equity income (loss) — net in our consolidated statements of income and our carrying value in that investment. Conversely, when we record our proportionate share of a net loss, it decreases equity income (loss) — net in our consolidated statements of income and our carrying value in that investment. The Company's proportionate share of the net income or loss of our equity method investees includes significant operating and nonoperating items recorded by our equity method investees. These items can have a significant impact on the amount of equity income (loss) — net in our consolidated statements of income and our carrying value in those investments. Refer to Note 17 for additional information related to significant operating and nonoperating items recorded by our equity method investees. The carrying values of our equity method investments are also impacted by our proportionate share of items impacting the equity investee's AOCI.
We eliminate from our financial results all significant intercompany transactions, including the intercompany portion of transactions with equity method investees.
The Company's equity method investments include our ownership interests in Coca-Cola FEMSA, Coca-Cola Hellenic, Coca-Cola Amatil Limited and Monster. As of December 31, 2015, we owned approximately 28 percent, 24 percent, 29 percent and 17 percent, respectively, of these companies' outstanding shares. As of December 31, 2015, our investment in our equity method investees in the aggregate exceeded our proportionate share of the net assets of these equity method investees by $4,306 million. This difference is not amortized.
A summary of financial information for our equity method investees in the aggregate is as follows (in millions):

Year Ended December 31,[1]	2015	2014	2013
Net operating revenues	$47,498	$52,627	$53,038
Cost of goods sold	28,749	31,810	32,377
Gross profit	$18,749	$20,817	$20,661
Operating income	$4,483	$4,489	$4,380
Consolidated net income	$2,299	$2,440	$2,364
Less: Net income attributable to noncontrolling interests	65	74	62
Net income attributable to common shareowners	$2,234	$2,366	$2,302
Equity income (loss) — net	$489	$769	$602
1 The financial information represents the results of the equity method investees during the Company's period of ownership.

December 31,	2015	2014
Current assets	$17,524	$16,184
Noncurrent assets	36,498	40,080
Total assets	$54,022	$56,264
Current liabilities	$11,820	$12,477
Noncurrent liabilities	14,467	16,657
Total liabilities	$26,287	$29,134
Equity attributable to shareowners of investees	$26,854	$26,363
Equity attributable to noncontrolling interests	881	767
Total equity	$27,735	$27,130
Company equity investment	$12,318	$9,947
Net sales to equity method investees, the majority of which are located outside the United States, were $8,984 million, $10,063 million and $9,178 million in 2015, 2014 and 2013, respectively. Total payments, primarily marketing, made to equity method investees were $1,380 million, $1,605 million and $1,807 million in 2015, 2014 and 2013, respectively. In addition, purchases of beverage products from equity method investees were $1,131 million, $381 million and $415 million in 2015, 2014 and 2013, respectively. The increase in purchases of beverage products in 2015 is primarily due to purchases from Monster. Refer to Note 2 for additional information.

If valued at the December 31, 2015 quoted closing prices of shares actively traded on stock markets, the value of our equity method investments in publicly traded bottlers would have exceeded our carrying value by $7,225 million.
Net Receivables and Dividends from Equity Method Investees
Total net receivables due from equity method investees were $1,399 million and $1,448 million as of December 31, 2015 and 2014, respectively. The total amount of dividends received from equity method investees was $367 million, $398 million and $401 million for the years ended December 31, 2015, 2014 and 2013, respectively. The amount of consolidated reinvested earnings that represents undistributed earnings of investments accounted for under the equity method as of December 31, 2015 was $3,389 million.
NOTE 7: PROPERTY, PLANT AND EQUIPMENT
The following table summarizes our property, plant and equipment (in millions):

December 31,	2015	2014
Land	$717	$972
Buildings and improvements	4,914	5,541
Machinery, equipment and vehicle fleet	16,723	18,745
	$22,354	$25,258
Less accumulated depreciation	9,783	10,625
Property, plant and equipment — net	$12,571	$14,633
NOTE 8: INTANGIBLE ASSETS
Indefinite-Lived Intangible Assets
The following table summarizes information related to indefinite-lived intangible assets (in millions):

December 31,	2015	2014
Trademarks[1]	$5,989	$6,533
Bottlers' franchise rights[2,3]	6,000	6,689
Goodwill	11,289	12,100
Other	164	170
Indefinite-lived intangible assets	$23,442	$25,492
1 The decrease in 2015 was primarily due to the sale of our energy brands to Monster, an impairment charge recorded related to the discontinuation of the energy products in the glacéau portfolio as a result of the Monster Transaction and the impairment of a Venezuelan trademark primarily due to changes in exchange rates as a result of the establishment of the new open market exchange system. Refer to Note 2 for additional information on the Monster Transaction and Note 1 for additional information on the Venezuela currency change.

[2]
The decrease in 2015 was primarily related to North America refranchising and the transfer of intangible assets to assets held for sale as a result of our entering into an agreement to merge our German bottling operations to form CCEP. These decreases were partially offset by the acquisition of the Company's rights to distribute Monster products in expanded territories as a result of the Monster Transaction. The carrying value of these rights as of December 31, 2015 was $640 million. These distribution rights are governed by an agreement with an initial term of 20 years, after which it will continue to remain in effect unless otherwise terminated by either party and there are no future costs of renewal. The Company anticipates that these assets will be used indefinitely. Refer to Note 2 for additional information.

3 The Company has agreements with Dr Pepper Snapple Group, Inc. ("DPSG") to distribute Dr Pepper trademark brands in the United States, Canada Dry in the Northeastern United States, and Canada Dry and C' Plus in Canada. As of December 31, 2015, the agreements have remaining terms of 15 years, with automatic 20-year renewal periods unless otherwise terminated under the terms of the agreements and there are no significant costs to renew the agreements. The Company anticipates that these assets will be used indefinitely. The carrying values of these rights as of December 31, 2015 and 2014, were $652 million and $784 million, respectively. The decrease is related to North America refranchising. Refer to Note 2 for additional information.

The following table provides information related to the carrying value of our goodwill by operating segment (in millions):

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Total
2014
Balance as of January 1	$858	$156	$8,568	$117	$2,613	$12,312
Effect of foreign currency translation	(62)	(9)	—	(2)	(26)	(99)
Acquisitions[1]	—	—	—	16	14	30
Adjustments related to the finalization of purchase accounting[1]	(47)	—	—	—	(14)	(61)
Divestitures, deconsolidations and other[1]	(3)	—	—	—	(79)	(82)
Balance as of December 31	$746	$147	$8,568	$131	$2,508	$12,100
2015
Balance as of January 1	$746	$147	$8,568	$131	$2,508	$12,100
Effect of foreign currency translation	(105)	(24)	—	2	(37)	(164)
Acquisitions[1]	—	—	26	—	1	27
Adjustments related to the finalization of purchase accounting[1]	—	—	—	—	4	4
Impairment	—	—	—	—	(4)	(4)
Divestitures, deconsolidations and other[1,2]	(3)	—	(283)	—	(388)	(674)
Balance as of December 31	$638	$123	$8,311	$133	$2,084	$11,289

[1]	Refer to Note 2 for information related to the Company's acquisitions and divestitures.

[2]
The decrease in 2015 for the North America operating segment was primarily due to the derecognition of goodwill as a result of the sale of our energy business to Monster. The 2015 decrease in the Bottling Investments segment was primarily due to the transfer of our German bottling operations to assets held for sale as a result of the Company entering into an agreement to merge the operations to form CCEP and North America refranchising. Refer to Note 2 for additional information on these transactions.

Definite-Lived Intangible Assets
The following table summarizes information related to definite-lived intangible assets (in millions):

	December 31, 2015			December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships[1]	$493	$(199)	$294	$597	$(229)	$368
Bottlers' franchise rights[1]	604	(412)	192	664	(375)	289
Trademarks	211	(44)	167	222	(39)	183
Other	97	(60)	37	96	(56)	40
Total	$1,405	$(715)	$690	$1,579	$(699)	$880

[1]
The decrease in 2015 was primarily due to the derecognition of intangible assets as a result of the North America refranchising and the transfer of our German bottling operations to assets held for sale as a result of the Company entering into an agreement to merge the operations to form CCEP. Refer to Note 2 for additional information.

Total amortization expense for intangible assets subject to amortization was $156 million, $168 million and $165 million in 2015, 2014 and 2013, respectively.
Based on the carrying value of definite-lived intangible assets as of December 31, 2015, we estimate our amortization expense for the next five years will be as follows (in millions):

Amortization Expense
2016	$149
2017	113
2018	60
2019	57
2020	52
NOTE 9: ACCOUNTS PAYABLE AND ACCRUED EXPENSES
Accounts payable and accrued expenses consisted of the following (in millions):

December 31,	2015	2014
Accrued marketing	$2,186	$2,103
Other accrued expenses	3,173	3,182
Trade accounts payable	2,795	2,089
Accrued compensation	936	997
Sales, payroll and other taxes	444	511
Container deposits	126	352
Accounts payable and accrued expenses	$9,660	$9,234
NOTE 10: DEBT AND BORROWING ARRANGEMENTS
Short-Term Borrowings
Loans and notes payable consist primarily of commercial paper issued in the United States. As of December 31, 2015 and 2014, we had $13,035 million and $19,010 million, respectively, in outstanding commercial paper borrowings. Our weighted-average interest rates for commercial paper outstanding were approximately 0.5 percent and 0.2 percent per year as of December 31, 2015 and 2014, respectively.
In addition, we had $9,771 million in lines of credit and other short-term credit facilities as of December 31, 2015. The Company's total lines of credit included $95 million that was outstanding and primarily related to our international operations.
Included in the credit facilities discussed above, the Company had $8,340 million in lines of credit for general corporate purposes. These backup lines of credit expire at various times from 2016 through 2019. There were no borrowings under these backup lines of credit during 2015. These credit facilities are subject to normal banking terms and conditions. Some of the financial arrangements require compensating balances, none of which is presently significant to our Company.

Long-Term Debt
During 2015, the Company issued SFr1,325 million, €8,500 million and $4,000 million of long-term debt. The general terms of the notes issued are as follows:

•	SFr200 million total principal amount of notes due October 2, 2017, at a fixed interest rate of 0.00 percent;

•	SFr550 million total principal amount of notes due December 22, 2022, at a fixed interest rate of 0.25 percent;

•	SFr575 million total principal amount of notes due October 2, 2028, at a fixed interest rate of 1.00 percent;

•	€2,000 million total principal amount of notes due March 9, 2017, at a variable interest rate equal to the three-month Euro Interbank Offered Rate ("EURIBOR") plus 0.15 percent;

•	€2,000 million total principal amount of notes due September 9, 2019, at a variable interest rate equal to the three-month EURIBOR plus 0.23 percent;

•	€1,500 million total principal amount of notes due March 9, 2023, at a fixed interest rate of 0.75 percent;

•	€1,500 million total principal amount of notes due March 9, 2027, at a fixed interest rate of 1.125 percent;

•	€1,500 million total principal amount of notes due March 9, 2035, at a fixed interest rate of 1.625 percent;

•	$750 million total principal amount of notes due October 27, 2017, at a fixed interest rate of 0.875 percent;

•	$1,500 million total principal amount of notes due October 27, 2020, at a fixed interest rate of 1.875 percent; and

•	$1,750 million total principal amount of notes due October 27, 2025, at a fixed interest rate of 2.875 percent.
During 2015, the Company retired $3,500 million of long-term debt upon maturity. The Company also extinguished $2,039 million of long-term debt prior to maturity, incurring associated charges of $320 million recorded in the line item interest expense in our consolidated statement of income. These charges included the difference between the reacquisition price and the net carrying amount of the debt extinguished, including the impact of the related fair value hedging relationship. The general terms of the notes that were extinguished were as follows:

•	$1,148 million total principal amount of notes due November 15, 2017, at a fixed interest rate of 5.35 percent; and

•	$891 million total principal amount of notes due March 15, 2019, at a fixed interest rate of 4.875 percent.
During 2014, the Company issued $3,537 million of long-term debt. The general terms of the notes issued are as follows:

•	$1,000 million total principal amount of notes due September 1, 2015, at a variable interest rate equal to the three-month London Interbank Offered Rate ("LIBOR") plus 0.01 percent;

•	$1,015 million total principal amount of euro notes due September 22, 2022, at a fixed interest rate of 1.125 percent; and

•	$1,522 million total principal amount of euro notes due September 22, 2026, at a fixed interest rate of 1.875 percent.
During 2014, the Company retired $1,000 million of long-term debt upon maturity.
During 2013, the Company issued $7,500 million of long-term debt. The general terms of the notes issued are as follows:

•	$500 million total principal amount of notes due March 5, 2015, at a variable interest rate equal to the three-month LIBOR minus 0.02 percent;

•	$500 million total principal amount of notes due November 1, 2016, at a variable interest rate equal to the three-month LIBOR plus 0.10 percent;

•	$500 million total principal amount of notes due November 1, 2016, at a fixed interest rate of 0.75 percent;

•	$1,250 million total principal amount of notes due April 1, 2018, at a fixed interest rate of 1.15 percent;

•	$1,250 million total principal amount of notes due November 1, 2018, at a fixed interest rate of 1.65 percent;

•	$1,250 million total principal amount of notes due November 1, 2020, at a fixed interest rate of 2.45 percent;

•	$750 million total principal amount of notes due April 1, 2023, at a fixed interest rate of 2.50 percent; and

•	$1,500 million total principal amount of notes due November 1, 2023, at a fixed interest rate of 3.20 percent.

During 2013, the Company retired $1,250 million of debt upon maturity. The Company also extinguished $2,154 million of long-term debt prior to maturity, incurring associated extinguishment charges of $50 million. The general terms of the notes that were extinguished were:

•	$225 million total principal amount of notes due August 15, 2013, at a fixed interest rate of 5.0 percent;

•	$675 million total principal amount of notes due March 3, 2014, at a fixed interest rate of 7.375 percent;

•	$900 million total principal amount of notes due March 15, 2014, at a fixed interest rate of 3.625 percent; and

•	$354 million total principal amount of notes due March 1, 2015, at a fixed interest rate of 4.25 percent.
The Company's long-term debt consisted of the following (in millions, except average rate data):

	December 31, 2015		December 31, 2014
	Amount	Average Rate [1]	Amount	Average Rate[1]
U.S. dollar notes due 2016–2093	$15,899	2.1%	$17,433	1.8%
U.S. dollar debentures due 2017–2098	2,122	3.9	2,157	3.9
U.S. dollar zero coupon notes due 2020[2]	148	8.4	143	8.4
Euro notes due 2017–2027[3]	11,364	0.6	2,468	3.7
Swiss franc notes due 2017–2028[3]	1,291	0.9	—	—
Other, due through 2098[4]	307	4.2	380	4.0
Fair value adjustment[5]	(47)	N/A	34	N/A
Debt issuance costs[6]	(97)	N/A	(55)	N/A
Total[7,8]	$30,987	1.7%	$22,560	2.2%
Less current portion	2,676		3,550
Long-term debt	$28,311		$19,010

[1]
These rates represent the weighted-average effective interest rate on the balances outstanding as of year end, as adjusted for the effects of interest rate swap agreements, cross currency swap agreements and fair value adjustments, if applicable. Refer to Note 5 for a more detailed discussion on interest rate management.

[2]	This amount is shown net of unamortized discounts of $23 million and $28 million as of December 31, 2015 and 2014, respectively.

[3]	This amount includes adjustments recorded due to changes in foreign currency exchange rates.

[4]	As of December 31, 2015, the amount shown includes $156 million of debt instruments that are due through 2031.

[5]	Amount represents changes in fair value due to changes in benchmark interest rates. Refer to Note 5 for additional information about our fair value hedging strategy.

[6]	The Company retrospectively adopted ASU 2015-03. Accordingly, the debt issuance costs have been included herein to reflect the reclassification of the costs from other assets. Refer to Note 1.

[7]
As of December 31, 2015 and 2014, the fair value of our long-term debt, including the current portion, was $31,308 million and $23,411 million, respectively. The fair value of our long-term debt is estimated based on quoted prices for those or similar instruments.

[8]	The above notes and debentures include various restrictions, none of which is presently significant to our Company.
The carrying value of the Company's long-term debt included fair value adjustments related to the debt assumed from Coca-Cola Enterprises Inc.'s ("Old CCE") former North America business in 2010 of $411 million and $464 million as of December 31, 2015 and 2014, respectively. These fair value adjustments are being amortized over the number of years remaining until the underlying debt matures. As of December 31, 2015, the weighted-average maturity of the assumed debt to which these fair value adjustments relate was approximately 20 years. The amortization of these fair value adjustments will be a reduction of interest expense in future periods, which will typically result in our interest expense being less than the actual interest paid to service the debt.
Total interest paid was $515 million, $498 million and $498 million in 2015, 2014 and 2013, respectively.

Maturities of long-term debt for the five years succeeding December 31, 2015, are as follows (in millions):

Maturities of Long-Term Debt
2016	$2,676
2017	3,363
2018	3,296
2019	2,287
2020	3,915
NOTE 11: COMMITMENTS AND CONTINGENCIES
Guarantees
As of December 31, 2015, we were contingently liable for guarantees of indebtedness owed by third parties of $572 million, of which $263 million was related to VIEs. Refer to Note 1 for additional information related to the Company's maximum exposure to loss due to our involvement with VIEs. Our guarantees are primarily related to third-party customers, bottlers, vendors and container manufacturing operations and have arisen through the normal course of business. These guarantees have various terms, and none of these guarantees was individually significant. The amount represents the maximum potential future payments that we could be required to make under the guarantees; however, we do not consider it probable that we will be required to satisfy these guarantees.
We believe our exposure to concentrations of credit risk is limited due to the diverse geographic areas covered by our operations.
Legal Contingencies
The Company is involved in various legal proceedings. We establish reserves for specific legal proceedings when we determine that the likelihood of an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Management has also identified certain other legal matters where we believe an unfavorable outcome is reasonably possible and/or for which no estimate of possible losses can be made. Management believes that the total liabilities to the Company that may arise as a result of currently pending legal proceedings will not have a material adverse effect on the Company taken as a whole.
Indemnifications
At the time we acquire or divest our interest in an entity, we sometimes agree to indemnify the seller or buyer for specific contingent liabilities. Management believes that any liability to the Company that may arise as a result of any such indemnification agreements will not have a material adverse effect on the Company taken as a whole.
Tax Audits
The Company is involved in various tax matters, with respect to some of which the outcome is uncertain. These audits may result in the assessment of additional taxes that are subsequently resolved with authorities or potentially through the courts. Refer to Note 14.
On September 17, 2015, the Company received a Statutory Notice of Deficiency ("Notice") from the Internal Revenue Service ("IRS") for the tax years 2007 through 2009, after a five-year audit. In the Notice, the IRS claims that the Company's United States taxable income should be increased by an amount that creates a potential additional federal income tax liability of approximately $3.3 billion for the period, plus interest. No penalties were asserted in the Notice; however, the IRS has since taken the position that it is not precluded from asserting penalties and notified the Company that it may do so. The disputed amounts largely relate to a transfer pricing matter involving the appropriate amount of taxable income the Company should report in the United States in connection with its licensing of intangible property to certain related foreign licensees regarding the manufacturing, distribution, sale, marketing and promotion of products in overseas markets.
The Company has followed the same transfer pricing methodology for these licenses since the methodology was agreed with the IRS in a 1996 closing agreement that applied back to 1987. The closing agreement provides prospective penalty protection as long as the Company follows the prescribed methodology and material facts and circumstances and relevant Federal tax law have not changed. On February 11, 2016, the IRS notified the Company, without further explanation, that the IRS has determined that material facts and circumstances and relevant Federal tax law have changed and that it may assert penalties. The Company does not agree with this determination. The Company's compliance with the closing agreement was audited and confirmed by the IRS in five successive audit cycles covering the subsequent 11 years through 2006, with the last audit concluding as recently as 2009.
The Notice represents a repudiation of the methodology previously adopted in the 1996 closing agreement. The IRS designated the matter for litigation on October 15, 2015. Therefore, the Company will be prevented from pursuing any administrative settlement at IRS Appeals or under the IRS Advance Pricing and Mutual Agreement Program.
The Company firmly believes that the IRS' claims are without merit and plans to pursue all available administrative and judicial remedies necessary to resolve this matter. To that end, the Company filed a petition in the U.S. Tax Court on December 14, 2015. The Company intends to vigorously defend its position and is confident in its ability to prevail on the merits. The Company regularly assesses the likelihood of adverse outcomes resulting from examinations such as this to determine the adequacy of its tax reserves. The Company believes that the final adjudication of this matter will not have a material impact on its consolidated financial position, results of operations or cash flows and that it has adequate tax reserves for all tax matters. However, the ultimate outcome of disputes of this nature is uncertain, and if the IRS were to prevail on its assertions, the additional tax, interest, and any potential penalties could have a material adverse impact on the Company's financial position, results of operations or cash flows.
Risk Management Programs
The Company has numerous global insurance programs in place to help protect the Company from the risk of loss. In general, we are self-insured for large portions of many different types of claims; however, we do use commercial insurance above our self-insured retentions to reduce the Company's risk of catastrophic loss. Our reserves for the Company's self-insured losses are estimated through actuarial procedures of the insurance industry and by using industry assumptions, adjusted for our specific expectations based on our claim history. The Company's self-insurance reserves totaled $560 million and $530 million as of December 31, 2015 and 2014, respectively.
Workforce (Unaudited)
We refer to our employees as "associates." As of December 31, 2015, our Company had approximately 123,200 associates, of which approximately 60,900 associates were located in the United States. Our Company, through its divisions and subsidiaries, is a party to numerous collective bargaining agreements. As of December 31, 2015, approximately 17,500 associates, excluding seasonal hires, in North America were covered by collective bargaining agreements. These agreements typically have terms of three years to five years. We currently expect that we will be able to renegotiate such agreements on satisfactory terms when they expire. The Company believes that its relations with its associates are generally satisfactory.
Operating Leases
The following table summarizes our minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year as of December 31, 2015 (in millions):

Year Ended December 31,	Operating Lease Payments
2016	$171
2017	109
2018	89
2019	68
2020	59
Thereafter	220
Total minimum operating lease payments[1]	$716

[1]	Income associated with sublease arrangements is not significant.

NOTE 12: STOCK-BASED COMPENSATION PLANS
Our Company grants awards under its stock-based compensation plans to certain employees of the Company. Total stock-based compensation expense was $236 million, $209 million and $227 million in 2015, 2014 and 2013, respectively, and was included as a component of selling, general and administrative expenses in our consolidated statements of income. The total income tax benefit recognized in our consolidated statements of income related to awards under these plans was $65 million, $57 million and $62 million in 2015, 2014 and 2013, respectively. Beginning in 2015, certain employees who had previously been eligible for long-term equity awards received long-term performance cash awards. Employees who receive these performance cash awards do not receive equity awards as part of the long-term incentive program.
As of December 31, 2015, we had $319 million of total unrecognized compensation cost related to nonvested stock-based compensation awards granted under our plans. This cost is expected to be recognized over a weighted-average period of 1.8 years as stock-based compensation expense. This expected cost does not include the impact of any future stock-based compensation awards.
The Coca-Cola Company 2014 Equity Plan ("2014 Equity Plan") was approved by shareowners in April 2014. Under the 2014 Equity Plan, a maximum of 500 million shares of our common stock was approved to be issued, through the grant of equity awards, to certain employees. The 2014 Equity Plan allows for grants of stock options, performance share units, restricted stock units, restricted stock and other specified award types including cash awards with performance-based vesting criteria. Beginning in 2015, the 2014 Equity Plan was the primary plan in use for equity awards and performance cash awards. There were no grants made from the 2014 Equity Plan prior to 2015. As of December 31, 2015, there were 471.6 million shares available to be granted under the 2014 Equity Plan. In addition to the 2014 Equity Plan, there were 2.7 million shares available to be granted under stock option plans approved by shareowners in 1999 and 2008 and 0.2 million shares available to be granted under a restricted stock award plan approved by shareowners in 1989.
Stock Option Awards
Stock options have generally been granted with an exercise price equal to the Company's stock price on the date of grant. The fair value of each option award is estimated using a Black-Scholes-Merton option-pricing model and is amortized over the vesting period, generally four years. The weighted-average fair value of options granted during the past three years and the weighted-average assumptions used in the Black-Scholes-Merton option-pricing model for such grants were as follows:

	2015	2014	2013
Fair value of options at grant date	$4.38	$3.91	$3.73
Dividend yield[1]	3.1%	2.7%	2.8%
Expected volatility[2]	16.0%	16.0%	17.0%
Risk-free interest rate[3]	1.8%	1.6%	0.9%
Expected term of the option[4]	6 years	5 years	5 years

[1]	The dividend yield is the calculated yield on the Company's stock at the time of the grant.

[2]	Expected volatility is based on implied volatilities from traded options on the Company's stock, historical volatility of the Company's stock and other factors.

[3]	The risk-free interest rate for the period matching the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

[4]	The expected term of the option represents the period of time that options granted are expected to be outstanding and is derived by analyzing historical exercise behavior.
Generally, stock options granted from 1999 through July 2003 expire 15 years from the date of grant and stock options granted in December 2003 and thereafter expire 10 years from the date of grant. The shares of common stock to be issued and/or sold upon exercise of stock options are made available from either authorized and unissued Company common stock or from the Company's treasury shares. In 2007, the Company began issuing common stock under these plans from the Company's treasury shares.

Stock option activity for all plans for the year ended December 31, 2015, was as follows:

	Shares (In millions)	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life	Aggregate Intrinsic Value (In millions)
Outstanding on January 1, 2015	305	$31.60
Granted	13	41.89
Exercised	(44)	28.31
Forfeited/expired	(8)	36.53
Outstanding on December 31, 2015[1]	266	$32.51	5.55 years	$2,786
Expected to vest	264	$32.45	5.53 years	$2,775
Exercisable on December 31, 2015	178	$29.92	4.43 years	$2,317

[1]
Includes 1.0 million stock option replacement awards in connection with our acquisition of Old CCE's North America business in 2010. These options had a weighted-average exercise price of $16.26 and generally vest over 3 years and expire 10 years from the original date of grant.

The total intrinsic value of the options exercised was $594 million, $894 million and $815 million in 2015, 2014 and 2013, respectively. The total shares exercised were 44 million, 58 million and 53 million in 2015, 2014 and 2013, respectively.
Performance Share Unit Awards
Performance share units require achievement of certain performance criteria, which are predefined by the Compensation Committee of the Board of Directors at the time of grant. The primary performance criterion used is compound annual growth in economic profit over a predefined performance period, which is generally three years. Economic profit is our net operating profit after tax less the cost of the capital used in our business. Beginning in 2015, the Company added net operating revenues as an additional performance criterion. Economic profit and net operating revenues are adjusted for certain items, which are approved and certified by the Audit Committee of the Board of Directors. The purpose of these adjustments is to ensure a consistent year-to-year comparison of the specific performance criteria. In the event the certified results equal the predefined performance criteria, the Company will grant the number of shares equal to the target award. In the event the certified results exceed the predefined performance criteria, additional shares up to the maximum award will be granted. In the event the certified results fall below the predefined performance criteria, a reduced number of shares will be granted. If the certified results fall below the threshold award performance level, no shares will be granted. The performance share units granted under this program are then generally subject to a holding period of one year before the shares are released.
Performance share units generally do not pay dividends or allow voting rights. For most performance share units granted beginning in 2014, the Company includes a relative TSR modifier to determine the number of shares earned at the end of the performance period. For these awards, the number of shares earned based on the certified achievement of the predefined performance criteria will be reduced or increased if total shareowner return over the performance period relative to a predefined compensation comparator group of companies falls outside of a defined range. The fair value of performance share units that include the TSR modifier is determined using a Monte Carlo valuation model. For the remaining awards that do not include the TSR modifier, the fair value of the performance share units is the quoted market value of the Company stock on the grant date less the present value of the expected dividends not received during the relevant period.
In the period it becomes probable that the minimum performance criteria specified in the plan will be achieved, we recognize expense for the proportionate share of the total fair value of the performance share units related to the vesting period that has already lapsed for the shares expected to vest and be released. The remaining fair value of the shares expected to vest and be released is expensed on a straight-line basis over the balance of the vesting period. In the event the Company determines it is no longer probable that we will achieve the minimum performance criteria specified in the plan, we reverse all of the previously recognized compensation expense in the period such a determination is made.
Performance share units are generally settled in stock, except for certain circumstances such as death or disability, in which case former employees or their beneficiaries are provided a cash equivalent payment. As of December 31, 2015, performance share units of 5,115,000, 5,306,000 and 1,775,000 were outstanding for the 2013–2015, 2014–2016 and 2015–2017 performance periods, respectively, based on the target award amounts in the performance share unit agreements.

The following table summarizes information about performance share units based on the target award amounts in the performance share unit agreements:

	Performance Share Units (In thousands)	Weighted-Average Grant Date Fair Value
Outstanding on January 1, 2015	17,426	$31.59
Granted[1]	1,857	37.99
Canceled/forfeited	(7,087)	30.32
Outstanding on December 31, 2015[2]	12,196	$33.30

[1]
Includes 70 percent of the total 2015 award. The remaining 30 percent of the 2015 award contained metrics that cannot be fully defined until 2017; therefore, these awards are not considered granted until all of the metrics are established.

[2]	The outstanding performance share units as of December 31, 2015, at the threshold award and maximum award levels were 5.0 million and 20.9 million, respectively.
The weighted-average grant date fair value of performance share units granted was $37.99 in 2015, $32.33 in 2014 and $32.67 in 2013. The Company did not convert any performance share units into cash equivalent payments in 2015. The Company converted performance share units of 5,403 in 2014 and 54,999 in 2013 to cash equivalent payments of $0.2 million and $1.8 million, respectively, to former employees or their beneficiaries due to certain events such as death or disability.
The following table summarizes information about performance share units that were previously converted to restricted stock or restricted stock units:

	Restricted Stock and Restricted Stock Units (In thousands)	Weighted-Average Grant Date Fair Value[1]
Nonvested on January 1, 2015[2]	130	$25.17
Vested and released	(130)	25.17
Nonvested on December 31, 2015	—	$—

[1]	The weighted-average grant date fair value is based on the fair values of the performance share units granted.

[2]	The nonvested restricted stock and stock units as of January 1, 2015 are presented at the performance share units' certified award level.
The total intrinsic value of restricted shares that were vested and released was $5 million, $255 million and $16 million in 2015, 2014 and 2013, respectively. The total restricted share units vested and released in 2015 were 130,017 at the certified award level. In 2014 and 2013, the total restricted share units vested and released were 6,773,934 and 405,963, respectively.
Time-Based Restricted Stock and Restricted Stock Unit Awards
Prior to the release date, time-based restricted stock and restricted stock units granted from the 2014 Equity Plan do not pay dividends or have voting rights and will be forfeited in the event of the recipient's termination of employment, except for reasons such as death or disability. Certain other time-based restricted stock awards entitled participants to vote and receive dividends, while for time-based restricted stock units, participants may receive payment of dividend equivalents but are not allowed to vote. The fair value of the restricted stock and restricted stock units expected to vest and be released is expensed on a straight-line basis over the vesting period. As of December 31, 2015, the Company had outstanding nonvested time-based restricted stock, including restricted stock units, of 941,205, most of which do not pay dividends or have voting rights.
NOTE 13: PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS
Our Company sponsors and/or contributes to pension and postretirement health care and life insurance benefit plans covering substantially all U.S. employees. We also sponsor nonqualified, unfunded defined benefit pension plans for certain associates. In addition, our Company and its subsidiaries have various pension plans and other forms of postretirement arrangements outside the United States.
We refer to the funded defined benefit pension plan in the United States that is not associated with collective bargaining organizations as the "primary U.S. plan." As of December 31, 2015, the primary U.S. plan represented 59 percent and 62 percent of the Company's consolidated projected benefit obligation and pension assets, respectively.

Obligations and Funded Status
The following table sets forth the changes in benefit obligations and the fair value of plan assets for our benefit plans (in millions):

	Pension Benefits		Other Benefits
Year Ended December 31,	2015	2014	2015	2014
Benefit obligation at beginning of year[1]	$10,346	$8,845	$1,006	$946
Service cost	265	261	27	26
Interest cost	379	406	37	43
Foreign currency exchange rate changes	(309)	(183)	(14)	(4)
Amendments	6	—	(10)	(31)
Actuarial loss (gain)	(479)	1,519	(54)	88
Benefits paid[2]	(353)	(522)	(59)	(62)
Business combinations	1	4	—	—
Divestitures[3]	(218)	—	—	—
Settlements[4]	(499)	(7)	—	(1)
Special termination benefits	21	5	2	—
Other	(1)	18	5	1
Benefit obligation at end of year[1]	$9,159	$10,346	$940	$1,006
Fair value of plan assets at beginning of year	$8,902	$8,746	$246	$243
Actual return on plan assets	(44)	574	(3)	2
Employer contributions	121	214	—	—
Foreign currency exchange rate changes	(322)	(203)	—	—
Benefits paid	(270)	(435)	(3)	(3)
Divestitures[3]	(206)	—	—	—
Settlements[4]	(486)	(1)	—	—
Other	(6)	7	5	4
Fair value of plan assets at end of year	$7,689	$8,902	$245	$246
Net liability recognized	$(1,470)	$(1,444)	$(695)	$(760)

[1]
For pension benefit plans, the benefit obligation is the projected benefit obligation. For other benefit plans, the benefit obligation is the accumulated postretirement benefit obligation. The accumulated benefit obligation for our pension plans was $8,868 million and $10,028 million as of December 31, 2015 and 2014, respectively.

[2]
Benefits paid to pension plan participants during 2015 and 2014 included $83 million and $87 million, respectively, in payments related to unfunded pension plans that were paid from Company assets. Benefits paid to participants of other benefit plans during 2015 and 2014 included $56 million and $59 million, respectively, that were paid from Company assets.

[3]
Divestitures are primarily related to the transfer of assets and liabilities associated with the Company's consolidated German bottling operations to assets held for sale and liabilities held for sale as of December 31, 2015. Refer to Note 2 for additional information.

[4]	Settlements are primarily related to the Company's productivity, restructuring and integration initiatives. Refer to Note 18.
Pension and other benefit amounts recognized in our consolidated balance sheets are as follows (in millions):

	Pension Benefits		Other Benefits
December 31,	2015	2014	2015	2014
Noncurrent asset	$454	$479	$—	$—
Current liability	(72)	(78)	(21)	(20)
Long-term liability	(1,852)	(1,845)	(674)	(740)
Net liability recognized	$(1,470)	$(1,444)	$(695)	$(760)

Certain of our pension plans have projected benefit obligations in excess of the fair value of plan assets. For these plans, the projected benefit obligations and the fair value of plan assets were as follows (in millions):

December 31,	2015	2014
Projected benefit obligation	$7,767	$8,753
Fair value of plan assets	5,865	6,854
Certain of our pension plans have accumulated benefit obligations in excess of the fair value of plan assets. For these plans, the accumulated benefit obligations and the fair value of plan assets were as follows (in millions):

December 31,	2015	2014
Accumulated benefit obligation	$7,537	$8,501
Fair value of plan assets	5,846	6,820
Pension Plan Assets
The following table presents total assets for our U.S. and non-U.S. pension plans (in millions):

	U.S. Plans		Non-U.S. Plans
December 31,	2015	2014	2015	2014
Cash and cash equivalents	$222	$186	$54	$75
Equity securities:
U.S.-based companies	1,118	1,274	445	542
International-based companies	398	558	419	505
Fixed-income securities:
Government bonds	442	455	295	411
Corporate bonds and debt securities	1,037	1,379	136	187
Mutual, pooled and commingled funds[1]	713	863	410	400
Hedge funds/limited partnerships	723	756	41	43
Real estate	462	391	2	17
Other	513	481	259	379
Total pension plan assets[2]	$5,628	$6,343	$2,061	$2,559

[1]
Mutual, pooled and commingled funds include investments in equity securities, fixed-income securities and combinations of both. There are a significant number of mutual, pooled and commingled funds from which investors can choose. The selection of the type of fund is dictated by the specific investment objectives and needs of a given plan. These objectives and needs vary greatly between plans.

[2]
Fair value disclosures related to our pension assets are included in Note 16. Fair value disclosures include, but are not limited to, the levels within the fair value hierarchy in which the fair value measurements in their entirety fall; a reconciliation of the beginning and ending balances of Level 3 assets; and information about the valuation techniques and inputs used to measure the fair value of our pension assets.

Investment Strategy for U.S. Pension Plans
The Company utilizes the services of investment managers to actively manage the assets of our U.S. pension plans. We have established asset allocation targets and investment guidelines with each investment manager. Our asset allocation targets promote optimal expected return and volatility characteristics given the long-term time horizon for fulfilling the obligations of the plan. Selection of the targeted asset allocation for U.S. plan assets was based upon a review of the expected return and risk characteristics of each asset class, as well as the correlation of returns among asset classes. Our target allocation is a mix of 42 percent equity investments, 30 percent fixed-income investments and 28 percent alternative investments. We believe this target allocation will enable us to achieve the following long-term investment objectives:

(1)	optimize the long-term return on plan assets at an acceptable level of risk;

(2)	maintain a broad diversification across asset classes and among investment managers; and

(3)	maintain careful control of the risk level within each asset class.
The guidelines that have been established with each investment manager provide parameters within which the investment managers agree to operate, including criteria that determine eligible and ineligible securities, diversification requirements and credit quality standards, where applicable. Unless exceptions have been approved, investment managers are prohibited from buying or selling commodities, futures or option contracts, as well as from short selling of securities. Additionally, investment managers agree to obtain written approval for deviations from stated investment style or guidelines. As of December 31, 2015, no investment manager was responsible for more than 8 percent of total U.S. plan assets.
Our target allocation of 42 percent equity investments is composed of 60 percent global equities, 16 percent emerging market equities and 24 percent domestic small- and mid-cap equities. Optimal returns through our investments in global equities are achieved through security selection as well as country and sector diversification. Investments in the common stock of our Company accounted for approximately 6 percent of our total global equities and approximately 3 percent of total U.S. plan assets. Our investments in global equities are intended to provide diversified exposure to both U.S. and non-U.S. equity markets. Our investments in both emerging market equities and domestic small- and mid-cap equities may experience large swings in their market value on a periodic basis. Our investments in these asset classes are selected based on capital appreciation potential.
Our target allocation of 30 percent fixed-income investments is composed of 33 percent long-duration bonds and 67 percent with multi-strategy alternative credit managers. Long-duration bonds are intended to provide a stable rate of return through investments in high-quality publicly traded debt securities. Our investments in long-duration bonds are diversified in order to mitigate duration and credit exposure. Multi-strategy alternative credit managers invest in a combination of high-yield bonds, bank loans, structured credit and emerging market debt. These investments are in lower-rated and non-rated debt securities, which generally produce higher returns compared to long-duration bonds and also help to diversify our overall fixed-income portfolio.
In addition to equity investments and fixed-income investments, we have a target allocation of 28 percent in alternative investments. These alternative investments include hedge funds, reinsurance, private equity limited partnerships, leveraged buyout funds, international venture capital partnerships and real estate. The objective of investing in alternative investments is to provide a higher rate of return than that available from publicly traded equity securities. These investments are inherently illiquid and require a long-term perspective in evaluating investment performance.
Investment Strategy for Non-U.S. Pension Plans
As of December 31, 2015, the long-term target allocation for 71 percent of our international subsidiaries' plan assets, primarily certain of our European and Canadian plans, is 61 percent equity securities; 25 percent fixed-income securities; and 14 percent other investments. The actual allocation for the remaining 29 percent of the Company's international subsidiaries' plan assets consisted of 56 percent mutual, pooled and commingled funds; 1 percent equity securities; 3 percent fixed-income securities; and 40 percent other investments. The investment strategies of our international subsidiaries differ greatly, and in some instances are influenced by local law. None of our pension plans outside the United States is individually significant for separate disclosure.

Other Postretirement Benefit Plan Assets
Plan assets associated with other postretirement benefits primarily represent funding of one of the U.S. postretirement benefit plans through a U.S. Voluntary Employee Beneficiary Association ("VEBA"), a tax-qualified trust. The VEBA assets are primarily invested in liquid assets due to the level and timing of expected future benefit payments.
The following table presents total assets for our other postretirement benefit plans (in millions):

December 31,	2015	2014
Cash and cash equivalents	$8	$10
Equity securities:
U.S.-based companies	116	114
International-based companies	6	7
Fixed-income securities:
Government bonds	80	79
Corporate bonds and debt securities	8	9
Mutual, pooled and commingled funds	15	16
Hedge funds/limited partnerships	5	5
Real estate	3	3
Other	4	3
Total other postretirement benefit plan assets[1]	$245	$246

[1]
Fair value disclosures related to our other postretirement benefit plan assets are included in Note 16. Fair value disclosures include, but are not limited to, the levels within the fair value hierarchy in which the fair value measurements in their entirety fall and information about the valuation techniques and inputs used to measure the fair value of our other postretirement benefit plan assets.

Components of Net Periodic Benefit Cost
Net periodic benefit cost for our pension and other postretirement benefit plans consisted of the following (in millions):

	Pension Benefits			Other Benefits
Year Ended December 31,	2015	2014	2013	2015	2014	2013
Service cost	$265	$261	$280	$27	$26	$36
Interest cost	379	406	378	37	43	42
Expected return on plan assets[1]	(705)	(713)	(659)	(11)	(11)	(9)
Amortization of prior service cost (credit)	(2)	(2)	(2)	(19)	(17)	(10)
Amortization of actuarial loss[2]	199	73	197	10	2	13
Net periodic benefit cost	$136	$25	$194	$44	$43	$72
Settlement charge[3]	149	4	1	—	—	—
Special termination benefits[3]	20	5	2	2	—	—
Total cost recognized in statements of income	$305	$34	$197	$46	$43	$72

[1]	The Company has elected to use the actual fair value of plan assets as the market-related value of assets in the determination of the expected return on plan assets.

[2]
Actuarial gains and losses are amortized using a corridor approach. The gain/loss corridor is equal to 10 percent of the greater of the pension benefit obligation and the market-related value of assets. Gains and losses in excess of the corridor are generally amortized over the average future working lifetime of the pension plan participants.

[3]	The settlement charge and special termination benefits were primarily related to the Company's productivity, restructuring and integration initiatives. Refer to Note 18.

The following table sets forth the changes in AOCI for our benefit plans (in millions, pretax):

	Pension Benefits		Other Benefits
Year Ended December 31,	2015	2014	2015	2014
Balance in AOCI at beginning of year	$(3,069)	$(1,537)	$(67)	$13
Recognized prior service cost (credit)	(2)	(2)	(19)	(17)
Recognized net actuarial loss (gain)	348	77	10	2
Prior service credit (cost) arising in current year	(6)	—	10	31
Net actuarial (loss) gain arising in current year	(270)	(1,658)	40	(97)
Foreign currency translation gain (loss)	92	51	—	1
Balance in AOCI at end of year	$(2,907)	$(3,069)	$(26)	$(67)
The following table sets forth amounts in AOCI for our benefit plans (in millions, pretax):

	Pension Benefits		Other Benefits
December 31,	2015	2014	2015	2014
Prior service credit (cost)	$3	$10	$93	$100
Net actuarial loss	(2,910)	(3,079)	(119)	(167)
Balance in AOCI at end of year	$(2,907)	$(3,069)	$(26)	$(67)
Amounts in AOCI expected to be recognized as components of net periodic pension cost in 2016 are as follows (in millions, pretax):

	Pension Benefits	Other Benefits
Amortization of prior service cost (credit)	$(2)	$(19)
Amortization of actuarial loss	181	7
Total	$179	$(12)
Assumptions
Certain weighted-average assumptions used in computing the benefit obligations are as follows:

	Pension Benefits		Other Benefits
December 31,	2015	2014	2015	2014
Discount rate	4.25%	3.75%	4.25%	3.75%
Rate of increase in compensation levels	3.50%	3.50%	N/A	N/A

Certain weighted-average assumptions used in computing net periodic benefit cost are as follows:

	Pension Benefits			Other Benefits
Year Ended December 31,	2015	2014	2013	2015	2014	2013
Discount rate	3.75%	4.75%	4.00%	3.75%	4.75%	4.00%
Rate of increase in compensation levels	3.50%	3.50%	3.50%	N/A	N/A	N/A
Expected long-term rate of return on plan assets	8.25%	8.25%	8.25%	4.75%	4.75%	4.75%
The expected long-term rate of return assumption for U.S. pension plan assets is based upon the target asset allocation and is determined using forward-looking assumptions in the context of historical returns and volatilities for each asset class, as well as correlations among asset classes. We evaluate the rate of return assumption on an annual basis. The expected long-term rate of return assumption used in computing 2015 net periodic pension cost for the U.S. plans was 8.5 percent. As of December 31, 2015, the 5-year, 10-year and 15-year annualized return on plan assets for the primary U.S. plan was 6.7 percent, 5.4 percent and 5.7 percent, respectively. The annualized return since inception was 10.6 percent.
The assumed health care cost trend rates are as follows:

December 31,	2015	2014
Health care cost trend rate assumed for next year	7.00%	7.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2021	2020
The Company's U.S. postretirement benefit plans are primarily defined dollar benefit plans that limit the effects of medical inflation because the plans have established dollar limits for determining our contributions. As a result, the effect of a 1 percentage point change in the assumed health care cost trend rate would not be significant to the Company.
The discount rate assumptions used to account for pension and other postretirement benefit plans reflect the rates at which the benefit obligations could be effectively settled. Rates for U.S. and certain non-U.S. plans at December 31, 2015, were determined using a cash flow matching technique whereby the rates of a yield curve, developed from high-quality debt securities, were applied to the benefit obligations to determine the appropriate discount rate. For other non-U.S. plans, we base the discount rate on comparable indices within each of the countries. The rate of compensation increase assumption is determined by the Company based upon annual reviews. We review external data and our own historical trends for health care costs to determine the health care cost trend rate assumptions.
Effective January 1, 2016, for benefit plans using the yield curve approach, the Company changed the method used to calculate the service cost and interest cost components of net periodic benefit costs for pension and other postretirement benefit plans and will measure these costs by applying the specific spot rates along the yield curve to the plans' projected cash flows. The Company believes the new approach provides a more precise measurement of service and interest costs by improving the correlation between projected cash flows and the corresponding spot yield curve rates. The change does not affect the measurement of the Company's pension and other postretirement benefit obligations for those plans and is accounted for as a change in accounting estimate, which is applied prospectively.
Cash Flows
Our estimated future benefit payments for funded and unfunded plans are as follows (in millions):

Year Ended December 31,	2016	2017	2018	2019	2020	2021–2025
Pension benefit payments	$521	$504	$533	$551	$570	$3,065
Other benefit payments[1]	61	63	64	65	67	332
Total estimated benefit payments	$582	$567	$597	$616	$637	$3,397

[1]
The expected benefit payments for our other postretirement benefit plans are net of estimated federal subsidies expected to be received under the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Federal subsidies are estimated to be $4 million for the period 2016–2020, and $3 million for the period 2021–2025.

The Company anticipates making pension contributions in 2016 of $512 million, the majority of which will be allocated to our U.S. plans. The majority of these contributions are discretionary.

Defined Contribution Plans
Our Company sponsors qualified defined contribution plans covering substantially all U.S. employees. Under the largest U.S. defined contribution plan, we match participants' contributions up to a maximum of 3.5 percent of compensation, subject to certain limitations. Company costs related to the U.S. plans were $94 million, $92 million and $97 million in 2015, 2014 and 2013, respectively. We also sponsor defined contribution plans in certain locations outside the United States. Company costs associated with those plans were $35 million, $36 million and $32 million in 2015, 2014 and 2013, respectively.
Multi-Employer Plans
As a result of our acquisition of Old CCE's North America business during the fourth quarter of 2010, the Company now participates in various multi-employer pension plans in the United States. Multi-employer pension plans are designed to cover employees from multiple employers and are typically established under collective bargaining agreements. These plans allow multiple employers to pool their pension resources and realize efficiencies associated with the daily administration of the plan.
Multi-employer plans are generally governed by a board of trustees composed of management and labor representatives and are funded through employer contributions.
The Company's expense for U.S. multi-employer pension plans totaled $40 million, $38 million and $37 million in 2015, 2014 and 2013, respectively. The plans we currently participate in have contractual arrangements that extend into 2020. If, in the future, we choose to withdraw from any of the multi-employer pension plans in which we currently participate, we would need to record the appropriate withdrawal liabilities at that time.
NOTE 14: INCOME TAXES
Income before income taxes consisted of the following (in millions):

Year Ended December 31,	2015	2014	2013
United States	$1,801	$1,567	$2,451
International	7,804	7,758	9,026
Total	$9,605	$9,325	$11,477
Income tax expense consisted of the following for the years ended December 31, 2015, 2014 and 2013 (in millions):

	United States	State and Local	International	Total
2015
Current	$711	$69	$1,386	$2,166
Deferred	120	45	(92)	73
2014
Current	$867	$81	$1,293	$2,241
Deferred	(97)	(21)	78	(40)
2013
Current	$713	$102	$1,388	$2,203
Deferred	305	38	305	648
We made income tax payments of $2,357 million, $1,926 million and $2,162 million in 2015, 2014 and 2013, respectively.

A reconciliation of the statutory U.S. federal tax rate and our effective tax rate is as follows:

Year Ended December 31,	2015		2014		2013
Statutory U.S. federal tax rate	35.0%		35.0%		35.0%
State and local income taxes — net of federal benefit	1.2		1.0		1.0
Earnings in jurisdictions taxed at rates different from the statutory U.S. federal rate	(12.7)	[1]	(11.5)	[6,7]	(10.3)	[10,11,12]
Equity income or loss	(1.7)	[2]	(2.2)		(1.4)	[13]
Other operating charges	1.2	[3,4]	2.9	[8,9]	1.2	[14]
Other — net	0.3	[5]	(1.6)		(0.7)
Effective tax rate	23.3%		23.6%		24.8%

[1]
Includes a pretax charge of $27 million (or a 0.1 percent impact on our effective tax rate) due to the remeasurement of the net monetary assets of our local Venezuelan subsidiary into U.S. dollars using the SIMADI exchange rate. Refer to Note 1 and Note 17.

[2]
Includes a tax benefit of $5 million on a pretax charge of $87 million (or a 0.3 percent impact on our effective tax rate) related to our proportionate share of unusual or infrequent items recorded by our equity method investees. Refer to Note 17.

[3]
Includes a tax benefit of $45 million on a pretax charge of $225 million (or a 0.3 percent impact on our effective tax rate) primarily due to an impairment of a Venezuelan trademark, a write-down of receivables from our bottling partner in Venezuela, a cash contribution to The Coca-Cola Foundation and charges associated with ongoing tax litigation. Refer to Note 1 and Note 17.

[4]
Includes a tax benefit of $259 million on pretax charges of $983 million (or a 0.9 percent impact on our effective tax rate) primarily related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Refer to Note 18.

[5]
Includes tax expense of $150 million on pretax income of $77 million (or a 1.3 percent impact on our effective rate) primarily due to the gain related to the Monster Transaction, offset by charges related to the refranchising of certain bottling territories in North America and charges associated with the early extinguishment of long-term debt. Refer to Note 2 and Note 17.

[6]
Includes tax expense of $6 million on a pretax net charge of $372 million (or a 1.5 percent impact on our effective tax rate) due to the remeasurement of the net monetary assets of our local Venezuelan subsidiary into U.S. dollars using the SICAD 2 exchange rate. Refer to Note 1.

[7]
Includes tax expense of $18 million (or a 0.2 percent impact on our effective tax rate) related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties, in various international jurisdictions.

[8]
Includes tax expense of $55 million on a pretax charge of $352 million (or a 1.9 percent impact on our effective tax rate) primarily due to an impairment of a Venezuelan trademark, a write-down on receivables from our bottling partner in Venezuela, a charge associated with certain of the Company's fixed assets, and as a result of the restructuring and transition of the Company's Russian juice operations to an existing joint venture with an unconsolidated bottling partner. Refer to Note 1 and Note 17.

[9]
Includes a tax benefit of $191 million on pretax charges of $809 million (or a 1 percent impact on our effective tax rate) primarily related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Refer to Note 18.

[10]
Includes a tax benefit of $26 million (or a 0.2 percent impact on our effective tax rate) related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties, in various international jurisdictions.

[11]
Includes tax expense of $279 million on pretax net gains of $501 million (or a 0.9 percent impact on our effective tax rate) related to the deconsolidation of our Brazilian bottling operations upon their combination with an independent bottler and a loss due to the merger of four of the Company's Japanese bottling partners. Refer to Note 2 and Note 17.

[12]	Includes tax expense of $3 million (or a 0.5 percent impact on our effective tax rate) related to a charge of $149 million due to the devaluation of the Venezuelan bolivar. Refer to Note 19.

[13]
Includes a tax benefit of $8 million on a pretax charge of $159 million (or a 0.4 percent impact on our effective tax rate) related to our proportionate share of unusual or infrequent items recorded by our equity method investees. Refer to Note 17.

[14]
Includes a tax benefit of $175 million on pretax charges of $877 million (or a 1.2 percent impact on our effective tax rate) primarily related to impairment charges recorded on certain of the Company's intangible assets and charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Refer to Note 17 and Note 18.

Our effective tax rate reflects the tax benefits of having significant operations outside the United States, which are generally taxed at rates lower than the U.S. statutory rate of 35.0 percent. As a result of employment actions and capital investments made by the Company, certain tax jurisdictions provide income tax incentive grants, including Brazil, Costa Rica, Singapore and Swaziland. The terms of these grants expire from 2016 to 2023. We anticipate that we will be able to extend or renew the grants in these locations. Tax incentive grants favorably impacted our income tax expense by $223 million, $265 million and $279 million for the years ended December 31, 2015, 2014 and 2013, respectively. In addition, our effective tax rate reflects the benefits of having significant earnings generated in investments accounted for under the equity method of accounting, which are generally taxed at rates lower than the U.S. statutory rate.
The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. U.S. tax authorities have completed their federal income tax examinations for all years prior to 2007. With respect to state and local jurisdictions and countries outside the United States, with limited exceptions, the Company and its subsidiaries are no longer subject to income tax audits for years before 2006. For U.S. federal and state tax purposes, the net operating losses and tax credit carryovers acquired in connection with our acquisition of Old CCE's North America business that were generated between the years of 1990 through 2010 are subject to adjustments until the year in which they are actually utilized is no longer subject to examination. Although the outcome of tax audits is always uncertain, the Company believes that adequate amounts of tax, including interest and penalties, have been provided for any adjustments that are expected to result from those years.
On September 17, 2015, the Company received a Notice from the IRS for the tax years 2007 through 2009, after a five-year audit. Refer to Note 11.
As of December 31, 2015, the gross amount of unrecognized tax benefits was $168 million. If the Company were to prevail on all uncertain tax positions, the net effect would be a benefit to the Company's effective tax rate of $148 million, exclusive of any benefits related to interest and penalties. The remaining $20 million, which was recorded as a deferred tax asset, primarily represents tax benefits that would be received in different tax jurisdictions in the event the Company did not prevail on all uncertain tax positions.
A reconciliation of the changes in the gross amount of unrecognized tax benefits is as follows (in millions):

Year Ended December 31,	2015	2014	2013
Beginning balance of unrecognized tax benefits	$211	$230	$302
Increase related to prior period tax positions	4	13	1
Decrease related to prior period tax positions	(9)	(2)	(7)
Increase related to current period tax positions	5	11	8
Decrease related to settlements with taxing authorities	(5)	(5)	(4)
Decrease due to lapse of the applicable statute of limitations	(23)	(32)	(59)
Increase (decrease) due to effect of foreign currency exchange rate changes	(15)	(4)	(11)
Ending balance of unrecognized tax benefits	$168	$211	$230
The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. The Company had $111 million, $113 million and $105 million in interest and penalties related to unrecognized tax benefits accrued as of December 31, 2015, 2014 and 2013, respectively. Of these amounts, $8 million of expense and $8 million of benefit were recognized through income tax expense in 2014 and 2013, respectively. For the year ended December 31, 2015, an insignificant amount of interest and penalties were recognized through income tax expense. If the Company were to prevail on all uncertain tax positions, the reversal of this accrual would also be a benefit to the Company's effective tax rate.
It is expected that the amount of unrecognized tax benefits will change in the next 12 months; however, we do not expect the change to have a significant impact on our consolidated statements of income or consolidated balance sheets. These changes may be the result of settlements of ongoing audits, statute of limitations expiring or final settlements in transfer pricing matters that are the subject of litigation. At this time, an estimate of the range of the reasonably possible outcomes cannot be made.

As of December 31, 2015, undistributed earnings of the Company's foreign subsidiaries amounted to $31.9 billion. Those earnings are considered to be indefinitely reinvested and, accordingly, no U.S. federal and state income taxes have been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credits would be available to reduce a portion of the U.S. tax liability.
The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities consist of the following (in millions):

December 31,	2015	2014
Deferred tax assets:
Property, plant and equipment	$192	$96
Trademarks and other intangible assets	68	68
Equity method investments (including foreign currency translation adjustment)	694	462
Derivative financial instruments	161	134
Other liabilities	1,056	1,082
Benefit plans	1,541	1,673
Net operating/capital loss carryforwards	413	729
Other	175	196
Gross deferred tax assets	$4,300	$4,440
Valuation allowances	(477)	(649)
Total deferred tax assets[1,2]	$3,823	$3,791
Deferred tax liabilities:
Property, plant and equipment	$(1,887)	$(2,342)
Trademarks and other intangible assets	(3,422)	(4,020)
Equity method investments (including foreign currency translation adjustment)	(1,441)	(1,038)
Derivative financial instruments	(687)	(457)
Other liabilities	(216)	(110)
Benefit plans	(367)	(487)
Other	(726)	(944)
Total deferred tax liabilities[3]	$(8,746)	$(9,398)
Net deferred tax liabilities	$(4,923)	$(5,607)

[1]	Noncurrent deferred tax assets of $360 million and $319 million were included in the line item other assets in our consolidated balance sheets as of December 31, 2015 and 2014, respectively.

[2]
Current deferred tax assets of $151 million and $160 million were included in the line item prepaid expenses and other assets in our consolidated balance sheets as of December 31, 2015 and 2014, respectively.

[3]
Current deferred tax liabilities of $743 million and $450 million were included in the line item accounts payable and accrued expenses in our consolidated balance sheets as of December 31, 2015 and 2014, respectively.

As of December 31, 2015 and 2014, we had $62 million of net deferred tax assets and $643 million of net deferred tax liabilities, respectively, located in countries outside the United States.
As of December 31, 2015, we had $4,419 million of loss carryforwards available to reduce future taxable income. Loss carryforwards of $356 million must be utilized within the next five years, and the remainder can be utilized over a period greater than five years.

An analysis of our deferred tax asset valuation allowances is as follows (in millions):

Year Ended December 31,	2015	2014	2013
Balance at beginning of year	$649	$586	$487
Additions	42	104	169
Decrease due to transfer to assets held for sale	(163)	—	—
Deductions	(51)	(41)	(70)
Balance at end of year	$477	$649	$586
The Company's deferred tax asset valuation allowances are primarily the result of uncertainties regarding the future realization of recorded tax benefits on tax loss carryforwards from operations in various jurisdictions. These valuation allowances were primarily related to deferred tax assets generated from net operating losses. Current evidence does not suggest we will realize sufficient taxable income of the appropriate character within the carryforward period to allow us to realize these deferred tax benefits. If we were to identify and implement tax planning strategies to recover these deferred tax assets or generate sufficient income of the appropriate character in these jurisdictions in the future, it could lead to the reversal of these valuation allowances and a reduction of income tax expense. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets in our consolidated balance sheets.
In 2015, the Company recognized a net decrease of $172 million in its valuation allowances. As a result of our German bottling operations meeting the criteria to be classified as held for sale, the Company was required to present the related assets and liabilities as separate line items in our consolidated balance sheets. In addition, the changes in net operating losses during the normal course of business and changes in deferred tax assets and related valuation allowances on certain equity investments also contributed to a decrease in the valuation allowances. These decreases were partially offset by an increase in the valuation allowances primarily due to the impact of currency devaluations in Venezuela on certain receivables.
In 2014, the Company recognized a net increase of $63 million in its valuation allowances. This increase was primarily due to the increase in net operating losses during the normal course of business operations and due to the remeasurement of the net monetary assets of our local Venezuelan subsidiary into U.S. dollars using the SICAD 2 exchange rate. The Company recognized a reduction in the valuation allowances primarily due to changes in deferred tax assets and related valuation allowances on certain equity investments and decreases in net operating losses during the normal course of business operations.
In 2013, the Company recognized a net increase of $99 million in its valuation allowances. This increase was primarily due to the addition of a deferred tax asset and related valuation allowance on certain equity method investments and increases in net operating losses during the normal course of business operations. In addition, the Company recognized a reduction in the valuation allowances primarily due to the reversal of a deferred tax asset and related valuation allowance on certain equity method investments.
NOTE 15: OTHER COMPREHENSIVE INCOME
AOCI attributable to shareowners of The Coca-Cola Company is separately presented on our consolidated balance sheets as a component of The Coca-Cola Company's shareowners' equity, which also includes our proportionate share of equity method investees' AOCI. Other comprehensive income (loss) ("OCI") attributable to noncontrolling interests is allocated to, and included in, our balance sheets as part of the line item equity attributable to noncontrolling interests.
AOCI attributable to shareowners of The Coca-Cola Company consisted of the following (in millions):

December 31,	2015	2014
Foreign currency translation adjustment	$(9,167)	$(5,226)
Accumulated derivative net gains (losses)	696	554
Unrealized net gains (losses) on available-for-sale securities	288	972
Adjustments to pension and other benefit liabilities	(1,991)	(2,077)
Accumulated other comprehensive income (loss)	$(10,174)	$(5,777)

The following table summarizes the allocation of total comprehensive income between shareowners of The Coca-Cola Company and noncontrolling interests (in millions):

	Year Ended December 31, 2015
	Shareowners of The Coca-Cola Company	Noncontrolling Interests	Total
Consolidated net income	$7,351	$15	$7,366
Other comprehensive income:
Net foreign currency translation adjustment	(3,941)	(18)	(3,959)
Net gain (loss) on derivatives[1]	142	—	142
Net unrealized gain (loss) on available-for-sale securities[2]	(684)	—	(684)
Net change in pension and other benefit liabilities[3]	86	—	86
Total comprehensive income	$2,954	$(3)	$2,951

[1]	Refer to Note 5 for additional information related to the net gain or loss on derivative instruments designated and qualifying as cash flow hedging instruments.

[2]	Refer to Note 3 for information related to the net unrealized gain or loss on available-for-sale securities.

[3]	Refer to Note 13 for additional information related to the Company's pension and other postretirement benefit liabilities.
OCI attributable to shareowners of The Coca-Cola Company, including our proportionate share of equity method investees' OCI, for the years ended December 31, 2015, 2014 and 2013, is as follows (in millions):

	Before-Tax Amount	Income Tax	After-Tax Amount
2015
Foreign currency translation adjustments:
Translation adjustment arising during the year	$(4,626)	$243	$(4,383)
Reclassification adjustments recognized in net income	63	(14)	49
Unrealized gains (losses) on net investment hedges arising during the year	637	(244)	393
Net foreign currency translation adjustment	(3,926)	(15)	(3,941)
Derivatives:
Unrealized gains (losses) arising during the year	853	(314)	539
Reclassification adjustments recognized in net income	(638)	241	(397)
Net gain (loss) on derivatives[1]	215	(73)	142
Available-for-sale securities:
Unrealized gains (losses) arising during the year	(973)	328	(645)
Reclassification adjustments recognized in net income	(61)	22	(39)
Net change in unrealized gain (loss) on available-for-sale securities[2]	(1,034)	350	(684)
Pension and other benefit liabilities:
Net pension and other benefits arising during the year	(169)	43	(126)
Reclassification adjustments recognized in net income	337	(125)	212
Net change in pension and other benefit liabilities[3]	168	(82)	86
Other comprehensive income (loss) attributable to The Coca-Cola Company	$(4,577)	$180	$(4,397)

[1]	Refer to Note 5 for additional information related to the net gain or loss on derivative instruments designated and qualifying as cash flow hedging instruments.

[2]	Includes reclassification adjustments related to divestitures of certain available-for-sale securities. Refer to Note 3 for additional information related to these divestitures.

[3]	Refer to Note 13 for additional information related to the Company's pension and other postretirement benefit liabilities.

	Before-Tax Amount	Income Tax	After-Tax Amount
2014
Foreign currency translation adjustments:
Translation adjustment arising during the year	$(2,560)	$183	$(2,377)
Net foreign currency translation adjustment	(2,560)	183	(2,377)
Derivatives:
Unrealized gains (losses) arising during the year	620	(231)	389
Reclassification adjustments recognized in net income	(50)	18	(32)
Net gain (loss) on derivatives[1]	570	(213)	357
Available-for-sale securities:
Unrealized gains (losses) arising during the year	1,139	(412)	727
Reclassification adjustments recognized in net income	(17)	4	(13)
Net change in unrealized gain (loss) on available-for-sale securities[2]	1,122	(408)	714
Pension and other benefit liabilities:
Net pension and other benefits arising during the year	(1,666)	588	(1,078)
Reclassification adjustments recognized in net income	60	(21)	39
Net change in pension and other benefit liabilities[3]	(1,606)	567	(1,039)
Other comprehensive income (loss) attributable to The Coca-Cola Company	$(2,474)	$129	$(2,345)

[1]	Refer to Note 5 for additional information related to the net gain or loss on derivative instruments designated and qualifying as cash flow hedging instruments.

[2]	Includes reclassification adjustments related to divestitures of certain available-for-sale securities. Refer to Note 3 for additional information related to these divestitures.

[3]	Refer to Note 13 for additional information related to the Company's pension and other postretirement benefit liabilities.

	Before-Tax Amount	Income Tax	After-Tax Amount
2013
Foreign currency translation adjustments:
Translation adjustment arising during the year	$(1,046)	$56	$(990)
Reclassification adjustments recognized in net income	(194)	—	(194)
Net foreign currency translation adjustment	(1,240)	56	(1,184)
Derivatives:
Unrealized gains (losses) arising during the year	425	(173)	252
Reclassification adjustments recognized in net income	(167)	66	(101)
Net gain (loss) on derivatives[1]	258	(107)	151
Available-for-sale securities:
Unrealized gains (losses) arising during the year	(134)	42	(92)
Reclassification adjustments recognized in net income	12	—	12
Net change in unrealized gain (loss) on available-for-sale securities[2]	(122)	42	(80)
Pension and other benefit liabilities:
Net pension and other benefits arising during the year	1,490	(550)	940
Reclassification adjustments recognized in net income	198	(72)	126
Net change in pension and other benefit liabilities[3]	1,688	(622)	1,066
Other comprehensive income (loss) attributable to The Coca-Cola Company	$584	$(631)	$(47)

[1]	Refer to Note 5 for additional information related to the net gain or loss on derivative instruments designated and qualifying as cash flow hedging instruments.

[2]	Includes reclassification adjustments related to divestitures of certain available-for-sale securities. Refer to Note 3 for additional information related to these divestitures.

[3]	Refer to Note 13 for additional information related to the Company's pension and other postretirement benefit liabilities.

The following table presents the amounts and line items in our consolidated statements of income where adjustments reclassified from AOCI into income were recorded during the year ended December 31, 2015 (in millions):

Description of AOCI Component	Financial Statement Line Item	Amount Reclassified from AOCI into Income
Foreign currency translation adjustments:
Divestitures, deconsolidations and other	Other income (loss) — net	$63
	Income before income taxes	$63
	Income taxes	(14)
	Consolidated net income	$49
Derivatives:
Foreign currency contracts	Net operating revenues	$(630)
Foreign currency and commodity contracts	Cost of goods sold	(59)
Foreign currency contracts	Other income (loss) — net	40
Foreign currency and interest rate contracts	Interest expense	11
	Income before income taxes	$(638)
	Income taxes	241
	Consolidated net income	$(397)
Available-for-sale securities:
Sale of securities	Other income (loss) — net	$(61)
	Income before income taxes	$(61)
	Income taxes	22
	Consolidated net income	$(39)
Pension and other benefit liabilities:
Recognized net actuarial loss (gain)	*	$358
Recognized prior service cost (credit)	*	(21)
	Income before income taxes	$337
	Income taxes	(125)
	Consolidated net income	$212

*
This component of AOCI is included in the Company's computation of net periodic benefit cost and is not reclassified out of AOCI into a single line item in our consolidated statements of income in its entirety. Refer to Note 13 for additional information.

NOTE 16: FAIR VALUE MEASUREMENTS
Accounting principles generally accepted in the United States define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Additionally, the inputs used to measure fair value are prioritized based on a three-level hierarchy. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Observable inputs other than quoted prices included in Level 1. We value assets and liabilities included in this level using dealer and broker quotations, certain pricing models, bid prices, quoted prices for similar assets and liabilities in active markets, or other inputs that are observable or can be corroborated by observable market data.

•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Recurring Fair Value Measurements
In accordance with accounting principles generally accepted in the United States, certain assets and liabilities are required to be recorded at fair value on a recurring basis. For our Company, the only assets and liabilities that are adjusted to fair value on a recurring basis are investments in equity and debt securities classified as trading or available-for-sale and derivative financial instruments. Additionally, the Company adjusts the carrying value of certain long-term debt as a result of the Company's fair value hedging strategy.
Investments in Trading and Available-for-Sale Securities
The fair values of our investments in trading and available-for-sale securities using quoted market prices from daily exchange traded markets are based on the closing price as of the balance sheet date and are classified as Level 1. The fair values of our investments in trading and available-for-sale securities classified as Level 2 are priced using quoted market prices for similar instruments or nonbinding market prices that are corroborated by observable market data. Inputs into these valuation techniques include actual trade data, benchmark yields, broker/dealer quotes and other similar data. These inputs are obtained from quoted market prices, independent pricing vendors or other sources.
Derivative Financial Instruments
The fair values of our futures contracts are primarily determined using quoted contract prices on futures exchange markets. The fair values of these instruments are based on the closing contract price as of the balance sheet date and are classified as Level 1.
The fair values of our derivative instruments other than futures are determined using standard valuation models. The significant inputs used in these models are readily available in public markets, or can be derived from observable market transactions, and therefore have been classified as Level 2. Inputs used in these standard valuation models for derivative instruments other than futures include the applicable exchange rates, forward rates, interest rates, discount rates and commodity prices. The standard valuation model for options also uses implied volatility as an additional input. The discount rates are based on the historical U.S. Deposit or U.S. Treasury rates, and the implied volatility specific to options is based on quoted rates from financial institutions.
Included in the fair value of derivative instruments is an adjustment for nonperformance risk. The adjustment is based on current credit default swap ("CDS") rates applied to each contract, by counterparty. We use our counterparty's CDS rate when we are in an asset position and our own CDS rate when we are in a liability position. The adjustment for nonperformance risk did not have a significant impact on the estimated fair value of our derivative instruments.

The following tables summarize those assets and liabilities measured at fair value on a recurring basis (in millions):

	December 31, 2015
	Level 1	Level 2	Level 3		Other	[4]	Netting Adjustment	[5]	Fair Value Measurements
Assets:
Trading securities[1]	$183	$101	$2		$36		$—		$322
Available-for-sale securities[1]	3,913	4,574	119	[3]	—		—		8,606
Derivatives[2]	2	1,268	—		—		(638)	[6]	632	[8]
Total assets	$4,098	$5,943	$121		$36		$(638)		$9,560
Liabilities:
Derivatives[2]	$24	$635	$—		$—		$(488)	[7]	$171	[8]
Total liabilities	$24	$635	$—		$—		$(488)		$171

[1]	Refer to Note 3 for additional information related to the composition of our trading securities and available-for-sale securities.

[2]	Refer to Note 5 for additional information related to the composition of our derivative portfolio.

[3]	Primarily related to long-term debt securities that mature in 2018.

[4]
Certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been categorized in the fair value hierarchy but are included to reconcile to the amounts presented in Note 3.

[5]
Amounts represent the impact of legally enforceable master netting agreements that allow the Company to settle net positive and negative positions and also cash collateral held or placed with the same counterparties. There are no amounts subject to legally enforceable master netting agreements that management has chosen not to offset or that do not meet the offsetting requirements. Refer to Note 5.

[6]	The Company is obligated to return $184 million in cash collateral it has netted against its derivative position.

[7]	The Company has the right to reclaim $17 million in cash collateral it has netted against its derivative position.

[8]
The Company's derivative financial instruments are recorded at fair value in our consolidated balance sheet as follows: $79 million in the line item prepaid expenses and other assets; $553 million in the line item other assets; and $171 million in the line item other liabilities. Refer to Note 5 for additional information related to the composition of our derivative portfolio.

	December 31, 2014
	Level 1	Level 2	Level 3		Other	[4]	Netting Adjustment	[5]	Fair Value Measurements
Assets:
Trading securities[1]	$228	$175	$4		$2		$—		$409
Available-for-sale securities[1]	4,116	3,627	136	[3]	—		—		7,879
Derivatives[2]	9	1,721	—		—		(437)		1,293	[6]
Total assets	$4,353	$5,523	$140		$2		$(437)		$9,581
Liabilities:
Derivatives[2]	$2	$558	$—		$—		$(437)		$123	[6]
Total liabilities	$2	$558	$—		$—		$(437)		$123

[1]	Refer to Note 3 for additional information related to the composition of our trading securities and available-for-sale securities.

[2]	Refer to Note 5 for additional information related to the composition of our derivative portfolio.

[3]	Primarily related to long-term debt securities that mature in 2018.

[4]
Certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been categorized in the fair value hierarchy but are included to reconcile to the amounts presented in Note 3.

[5]
Amounts represent the impact of legally enforceable master netting agreements that allow the Company to settle net positive and negative positions and also cash collateral held or placed with the same counterparties. There are no amounts subject to legally enforceable master netting agreements that management has chosen not to offset or that do not meet the offsetting requirements. Refer to Note 5.

[6]
The Company's derivative financial instruments are recorded at fair value in our consolidated balance sheet as follows: $567 million in the line item prepaid expenses and other assets; $726 million in the line item other assets; $14 million in the line item accounts payable and accrued expenses; and $109 million in the line item other liabilities. Refer to Note 5 for additional information related to the composition of our derivative portfolio.

Gross realized and unrealized gains and losses on Level 3 assets and liabilities were not significant for the years ended December 31, 2015 and 2014.
The Company recognizes transfers between levels within the hierarchy as of the beginning of the reporting period. Gross transfers between levels within the hierarchy were not significant for the years ended December 31, 2015 and 2014.
Nonrecurring Fair Value Measurements
In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company records assets and liabilities at fair value on a nonrecurring basis as required by accounting principles generally accepted in the United States. Generally, assets are recorded at fair value on a nonrecurring basis as a result of impairment charges.
The gains or losses on assets measured at fair value on a nonrecurring basis are summarized in the table below (in millions):

	Gains (Losses)
December 31,	2015		2014
Assets held for sale[1]	$(980)		$(494)
Intangible assets	(473)	[2]	(18)	[2]
Investment in formerly unconsolidated subsidiary	(19)	[3]	—
Valuation of shares in equity method investee	(6)	[4]	(32)	[4]
Total	$(1,478)		$(544)

[1]
The Company is required to record assets and liabilities that are held for sale at the lower of carrying value or fair value less any costs to sell based on the agreed-upon sale price. These charges primarily related to refranchising activities in North America. The charges were calculated based on Level 3 inputs. Refer to Note 2.

[2]
The Company recognized losses of $473 million and $18 million during the years ended December 31, 2015 and 2014, respectively, due to impairment charges on certain intangible assets. The charges incurred during 2015 included $418 million of impairment charges primarily due to the discontinuation of the energy products in the glacéau portfolio as a result of the Monster Transaction and a $55 million impairment charge on a Venezuelan trademark. The charges were determined by comparing the fair value of the assets to the current carrying value. The fair value of the assets was derived using discounted cash flow analyses based on Level 3 inputs. Refer to Note 1, Note 2 and Note 17.

[3]
The Company recognized a loss of $19 million on our previously held investment in a South African bottler, which had been accounted for under the equity method of accounting prior to our acquisition of the bottler in February 2015. U.S. GAAP requires the acquirer to remeasure its previously held noncontrolling equity interest in the acquired entity to fair value as of the acquisition date and recognize any gains or losses in earnings. The Company remeasured our equity interest in the South African bottler based on Level 3 inputs. Refer to Note 2.

[4]
In 2014, the Company recognized an estimated loss of $32 million as a result of the owners of the majority interest in a Brazilian bottling entity exercising their option to acquire from us a 10 percent interest in the entity's outstanding shares. The exercise price was lower than our carrying value. The transaction closed in January 2015, and the Company recorded an additional loss of $6 million during the year ended December 31, 2015, calculated based on the final option price. These losses were determined using Level 3 inputs. Refer to Note 2 and Note 17.

Fair Value Measurements for Pension and Other Postretirement Benefit Plans
The fair value hierarchy discussed above is not only applicable to assets and liabilities that are included in our consolidated balance sheets but is also applied to certain other assets that indirectly impact our consolidated financial statements. For example, our Company sponsors and/or contributes to a number of pension and other postretirement benefit plans. Assets contributed by the Company become the property of the individual plans. Even though the Company no longer has control over these assets, we are indirectly impacted by subsequent fair value adjustments to these assets. The actual return on these assets impacts the Company's future net periodic benefit cost, as well as amounts recognized in our consolidated balance sheets. Refer to Note 13. The Company uses the fair value hierarchy to measure the fair value of assets held by our various pension and other postretirement benefit plans.
Pension Plan Assets
The following table summarizes the levels within the fair value hierarchy for our pension plan assets as of December 31, 2015 and 2014 (in millions):

	December 31, 2015							December 31, 2014
	Level 1	Level 2	Level 3		Other [1]		Total	Level 1	Level 2	Level 3		Other [1]		Total
Cash and cash equivalents	$128	$148	$—		$—		$276	$161	$100	$—		$—		$261
Equity securities:
U.S.-based companies	1,562	—	1		—		1,563	1,793	6	17		—		1,816
International-based companies	802	5	10		—		817	1,050	13	—		—		1,063
Fixed-income securities:
Government bonds	—	736	1		—		737	—	863	3		—		866
Corporate bonds and debt securities	—	1,171	2		—		1,173	—	1,533	33		—		1,566
Mutual, pooled and commingled funds	77	15	—		1,031	[3]	1,123	98	7	—		1,158	[3]	1,263
Hedge funds/limited partnerships	—	—	—		764	[4]	764	—	—	—		799	[4]	799
Real estate	—	—	2		462	[5]	464	—	—	—		408	[5]	408
Other	—	9	219	[2]	544	[6]	772	—	7	339	[2]	514	[6]	860
Total	$2,569	$2,084	$235		$2,801		$7,689	$3,102	$2,529	$392		$2,879		$8,902

[1]
Certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been categorized in the fair value hierarchy but are included to reconcile to the amounts presented in Note 13.

[2]	Includes purchased annuity insurance contracts.

[3]
This class of assets includes actively managed emerging markets equity funds and a collective trust fund for qualified plans, invested primarily in equity securities of companies in the developed and emerging markets.

[4]
This class of assets includes hedge funds that can be subject to redemption, ranging from monthly to semi-annually with a redemption notice period of up to 181 days, and private equity funds that are primarily closed-end funds in which the Company's investments are generally not eligible for redemption. Distributions from these private equity funds will be received as the underlying assets are liquidated or distributed.

[5]
This class of assets includes funds invested in real estate, including a privately held real estate investment trust, a real estate commingled pension trust fund, infrastructure limited partnerships and commingled investment funds. These funds seek current income and capital appreciation through the investments and can be subject to redemption, ranging from quarterly to semi-annually with a redemption notice period of up to 90 days.

[6]
This class of assets includes segregated portfolios of private investment funds that are invested in a portfolio of insurance-linked securities. These assets can be subject to a semi-annual redemption, with a redemption notice period of 90 days, subject to certain gate restrictions.

The following table provides a reconciliation of the beginning and ending balance of Level 3 assets for our U.S. and non-U.S. pension plans for the years ended December 31, 2015 and 2014 (in millions):

	Fixed-Income Securities	Real Estate	Equity Securities	Other		Total
2014
Balance at beginning of year	$89	$—	$15	$361		$465
Actual return on plan assets:
Related to assets still held at the reporting date	17	—	1	11		29
Related to assets sold during the year	(2)	—	—	—		(2)
Purchases, sales and settlements — net	(41)	—	1	(5)		(45)
Transfers in or out of Level 3 — net	(27)	—	—	—		(27)
Foreign currency translation	—	—	—	(28)		(28)
Balance at end of year	$36	$—	$17	$339	[1]	$392
2015
Balance at beginning of year	$36	$—	$17	$339		$392
Actual return on plan assets:
Related to assets still held at the reporting date	1	—	(6)	5		—
Related to assets sold during the year	(4)	—	—	—		(4)
Purchases, sales and settlements — net	(6)	—	—	(77)	[2]	(83)
Transfers in or out of Level 3 — net	(24)	2	—	(3)		(25)
Foreign currency translation	—	—	—	(45)		(45)
Balance at end of year	$3	$2	$11	$219	[1]	$235

[1]	Includes purchased annuity insurance contracts.

[2]
Includes the transfer of assets associated with the Company's consolidated German bottling operations to assets held for sale and liabilities held for sale as of December 31, 2015. Refer to Note 2 for additional information.

Other Postretirement Benefit Plan Assets
The following table summarizes the levels within the fair value hierarchy for our other postretirement benefit plan assets as of December 31, 2015 and 2014 (in millions):

	December 31, 2015				December 31, 2014
	Level 1	Level 2	Other [1]	Total	Level 1	Level 2	Other [1]	Total
Cash and cash equivalents	$1	$7	$—	$8	$9	$1	$—	$10
Equity securities:
U.S.-based companies	116	—	—	116	114	—	—	114
International-based companies	6	—	—	6	7	—	—	7
Fixed-income securities:
Government bonds	77	3	—	80	76	3	—	79
Corporate bonds and debt securities	—	8	—	8	—	9	—	9
Mutual, pooled and commingled funds	10	—	5	15	10	—	6	16
Hedge funds/limited partnerships	—	—	5	5	—	—	5	5
Real estate	—	—	3	3	—	—	3	3
Other	—	—	4	4	—	—	3	3
Total	$210	$18	$17	$245	$216	$13	$17	$246

[1]
Certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been categorized in the fair value hierarchy but are included to reconcile to the amounts presented in Note 13.

Other Fair Value Disclosures
The carrying amounts of cash and cash equivalents; short-term investments; receivables; accounts payable and accrued expenses; and loans and notes payable approximate their fair values because of the relatively short-term maturities of these financial instruments.
The fair value of our long-term debt is estimated using Level 2 inputs based on quoted prices for those instruments. Where quoted prices are not available, fair value is estimated using discounted cash flows and market-based expectations for interest rates, credit risk and the contractual terms of the debt instruments. As of December 31, 2015, the carrying amount and fair value of our long-term debt, including the current portion, were $30,987 million and $31,308 million, respectively. As of December 31, 2014, the carrying amount and fair value of our long-term debt, including the current portion, were $22,560 million and $23,411 million, respectively.
NOTE 17: SIGNIFICANT OPERATING AND NONOPERATING ITEMS
Other Operating Charges
In 2015, the Company incurred other operating charges of $1,657 million. These charges primarily consisted of $691 million due to the Company's productivity and reinvestment program and $292 million due to the integration of our German bottling operations. In addition, the Company recorded impairment charges of $418 million primarily due to the discontinuation of the energy products in the glacéau portfolio as a result of the Monster Transaction and incurred a charge of $100 million due to a cash contribution we made to The Coca-Cola Foundation. The Company also incurred a charge of $111 million due to the write-down of receivables from our bottling partner in Venezuela and an impairment of a Venezuelan trademark primarily due to changes in exchange rates as a result of the establishment of the new open market exchange system. Refer to Note 18 for additional information on the Company's productivity, integration and restructuring initiatives. Refer to Note 2 for additional information on the Monster Transaction. Refer to Note 1 for additional information on the Venezuelan currency change. Refer to Note 19 for the impact these charges had on our operating segments.
In 2014, the Company incurred other operating charges of $1,183 million. These charges primarily consisted of $601 million due to the Company's productivity and reinvestment program and $208 million due to the integration of our German bottling operations. In addition, the Company incurred a charge of $314 million due to a write-down we recorded related to receivables from our bottling partner in Venezuela and an impairment of a Venezuelan trademark primarily due to changes in exchange rates. The write-down was recorded as a result of limited government-approved exchange rate conversion mechanisms. The Company also recorded a loss of $36 million as a result of the restructuring and transition of the Company's Russian juice operations to an existing joint venture with an unconsolidated bottling partner. Refer to Note 18 for additional information on our productivity and reinvestment program as well as the Company's other productivity, integration and restructuring initiatives. Refer to Note 1 for additional information on the Venezuelan currency change. Refer to Note 19 for the impact these charges had on our operating segments.
In 2013, the Company incurred other operating charges of $895 million, which primarily consisted of $494 million associated with the Company's productivity and reinvestment program; $195 million due to the impairment of certain intangible assets described below; $188 million due to the Company's other restructuring and integration initiatives; and $22 million due to charges associated with certain of the Company's fixed assets. Refer to Note 18 for additional information on our productivity and reinvestment program as well as the Company's other productivity, integration and restructuring initiatives. Refer to Note 19 for the impact these charges had on our operating segments.

During the year ended December 31, 2013, the Company recorded charges of $195 million related to certain intangible assets. These charges included $113 million related to the impairment of trademarks recorded in our Bottling Investments and Asia Pacific operating segments. These impairments were primarily due to a strategic decision to phase out certain local-market value brands, which resulted in a change in the expected useful life of the intangible assets. The charges were determined by comparing the fair value of the trademarks, derived using discounted cash flow analyses, to the current carrying value. Additionally, the remaining charge of $82 million was related to goodwill recorded in our Bottling Investments operating segment. This charge was primarily the result of management's revised outlook on market conditions and volume performance.
Other Nonoperating Items
Interest Expense
During the year ended December 31, 2015, the Company recorded charges of $320 million due to the early extinguishment of certain long-term debt. These charges included the difference between the reacquisition price and the net carrying amount of the debt extinguished, including the impact of the related fair value hedging relationship. Refer to Note 10 for additional information and Note 19 for the impact this charge had on our operating segments.
Equity Income (Loss) — Net
The Company recorded net charges of $87 million, $18 million and $159 million in equity income (loss) — net during the years ended December 31, 2015, 2014 and 2013, respectively. These amounts primarily represent the Company's proportionate share of unusual or infrequent items recorded by certain of our equity method investees. Refer to Note 19 for the impact these charges had on our operating segments.
Other Income (Loss) — Net
In 2015, the Company recorded a net gain of $1,403 million as a result of the Monster Transaction and charges of $1,006 million due to the refranchising of certain bottling territories in North America. In addition, the Company recognized a foreign currency exchange gain of $300 million associated with our foreign-denominated debt partially offset by a charge of $27 million due to the remeasurement of the net monetary assets of our Venezuelan subsidiary using the SIMADI exchange rate. Refer to Note 2 for additional information related to the Monster Transaction and North America refranchising. Refer to Note 1 for additional information related to the charge due to the remeasurement in Venezuela. Refer to Note 19 for the impact these items had on our operating segments.
In 2014, the Company recorded charges of $799 million due to the refranchising of certain bottling territories in North America. The Company also incurred a charge of $372 million due to the remeasurement of the net monetary assets of our Venezuelan subsidiary using the SICAD 2 exchange rate. Refer to Note 2 for more information related to the North America refranchising, Note 1 for more information related to the charge due to the remeasurement in Venezuela and Note 19 for the impact these charges had on our operating segments.
In 2013, the Company recorded a gain of $615 million due to the deconsolidation of our Brazilian bottling operations as a result of their combination with an independent bottling partner. Subsequent to this transaction, the Company accounts for our investment in the newly combined Brazilian bottling operations under the equity method of accounting. The owners of the majority interest received the option to acquire from us up to 24 percent of the new entity's outstanding shares at any time for a period of six years beginning December 31, 2013. In December 2014, the Company received notification that the owners of the majority interest had exercised their option to acquire from us a 10 percent interest in the entity's outstanding shares. During the year ended December 31, 2014, we recorded an estimated loss of $32 million as a result of the exercise price being lower than our carrying value. The transaction closed in January 2015, and the Company recorded an additional loss of $6 million during the year ended December 31, 2015, based on the final option price. Refer to Note 2 for additional information on this transaction. Refer to Note 19 for the impact these items had on our operating segments.
Effective July 1, 2013, four of the Company's Japanese bottling partners merged as Coca-Cola East Japan Bottling Company, Ltd. ("CCEJ"), a publicly traded entity, through a share exchange. The terms of the agreement included the issuance of new shares of one of the publicly traded bottlers in exchange for 100 percent of the outstanding shares of the remaining three bottlers according to an agreed-upon share exchange ratio. As a result, the Company recorded a net charge of $114 million for those investments in which the Company's carrying value was greater than the fair value of the shares received. Refer to Note 19 for the impact this loss had on our operating segments.

In 2013, the Company recorded a charge of $140 million due to the Venezuelan government announcing a currency devaluation. As a result of this devaluation, the Company remeasured the net monetary assets related to its operations in Venezuela. Refer to Note 19 for the impact this charge had on our operating segments. The Company also recognized a gain of $139 million due to Coca-Cola FEMSA issuing additional shares of its own stock at a per share amount greater than the carrying value of the Company's per share investment. Accordingly, the Company is required to treat this type of transaction as if the Company sold a proportionate share of its investment in Coca-Cola FEMSA. Refer to Note 16 for additional information on the measurement of the gain and Note 19 for the impact this gain had on our operating segments.
NOTE 18: PRODUCTIVITY, INTEGRATION AND RESTRUCTURING INITIATIVES
Productivity and Reinvestment
In February 2012, the Company announced a four-year productivity and reinvestment program designed to further enable our efforts to strengthen our brands and reinvest our resources to drive long-term profitable growth. This program is focused on the following initiatives: global supply chain optimization; global marketing and innovation effectiveness; operating expense leverage and operational excellence; data and information technology systems standardization; and the integration of Old CCE's North American bottling operations.
In February 2014, the Company announced the expansion of our productivity and reinvestment program to drive incremental productivity by 2016 that will primarily be redirected into increased media investments. Our incremental productivity goal consists of two relatively equal components. First, we will expand savings through global supply chain optimization, data and information technology systems standardization, and resource and cost reallocation. Second, we will increase the effectiveness of our marketing investments by transforming our marketing and commercial model to redeploy resources into more consumer-facing marketing investments to accelerate growth.
In October 2014, the Company announced that we were further expanding our productivity and reinvestment program and extending it through 2019. The expansion of the productivity initiatives will focus on four key areas: restructuring the Company's global supply chain, including manufacturing in North America; implementing zero-based work, an evolution of zero-based budget principles, across the organization; streamlining and simplifying the Company's operating model; and further driving increased discipline and efficiency in direct marketing investments.
The Company has incurred total pretax expenses of $2,056 million related to this program since it commenced. These expenses were recorded in the line item other operating charges in our consolidated statement of income. Refer to Note 19 for the impact these charges had on our operating segments. Outside services reported in the table below primarily relate to expenses in connection with legal, outplacement and consulting activities. Other direct costs reported in the table below include, among other items, internal and external costs associated with the development, communication, administration and implementation of these initiatives; accelerated depreciation on certain fixed assets; contract termination fees; and relocation costs.

The following table summarizes the balance of accrued expenses related to these productivity and reinvestment initiatives and the changes in the accrued amounts since the commencement of the plan (in millions):

	Severance Pay and Benefits		Outside Services	Other Direct Costs	Total
2013
Accrued balance as of January 1	$12		$6	$8	$26
Costs incurred	188		59	247	494
Payments	(113)		(59)	(209)	(381)
Noncash and exchange	1		—	(28)	(27)
Accrued balance as of December 31	$88		$6	$18	$112
2014
Costs incurred	$277		$77	$247	$601
Payments	(103)		(79)	(220)	(402)
Noncash and exchange	(2)		—	(24)	(26)
Accrued balance as of December 31	$260		$4	$21	$285
2015
Costs incurred	$269		$56	$366	$691
Payments	(200)		(47)	(265)	(512)
Noncash and exchange	(185)	[1]	(5)	(70)	(260)
Accrued balance as of December 31	$144		$8	$52	$204
1 Includes pension settlement charges. Refer to Note 13.
Integration Initiatives
Integration of Our German Bottling Operations
In 2008, the Company began an integration initiative related to our German bottling operations acquired in 2007. The Company incurred $292 million, $208 million and $187 million of expenses related to this initiative in 2015, 2014 and 2013, respectively, and has incurred total pretax expenses of $1,127 million related to this initiative since it commenced. These expenses were recorded in the line item other operating charges in our consolidated statements of income and impacted the Bottling Investments operating segment. The expenses recorded in connection with these integration activities have been primarily due to involuntary terminations. The Company had $122 million and $101 million accrued related to these integration costs as of December 31, 2015 and 2014, respectively.
The Company is currently reviewing other restructuring opportunities within the German bottling operations, which if implemented will result in additional charges in future periods. However, as of December 31, 2015, the Company had not finalized any additional plans.
NOTE 19: OPERATING SEGMENTS
As of December 31, 2015, our organizational structure consisted of the following operating segments: Eurasia and Africa; Europe; Latin America; North America; Asia Pacific; Bottling Investments; and Corporate.
Effective January 1, 2016, we transferred CCR's bottling and associated supply chain operations in the United States and Canada from our North America segment to our Bottling Investments segment. Additionally, effective August 1, 2016, the Company formed a new Europe, Middle East and Africa operating group consisting of the business units that were previously included in the Europe and the Eurasia and Africa operating groups. As a result, our organizational structure consists of the following operating segments: Europe, Middle East and Africa; Latin America; North America; Asia Pacific; Bottling Investments; and Corporate. Accordingly, all segment information presented herein has been revised to reflect these changes in our organizational structure.

Segment Products and Services
The business of our Company is nonalcoholic beverages. Our geographic operating segments (Europe, Middle East and Africa; Latin America; North America; and Asia Pacific) derive a majority of their revenues from the manufacture and sale of beverage concentrates and syrups and, in some cases, the sale of finished beverages. Our Bottling Investments operating segment is composed of our Company-owned or consolidated bottling operations, regardless of the geographic location of the bottler, and equity income from the majority of our equity method investments. Company-owned or consolidated bottling operations derive the majority of their revenues from the sale of finished beverages. Generally, finished product operations produce higher net operating revenues but lower gross profit margins compared to concentrate operations.
The following table sets forth the percentage of total net operating revenues related to concentrate operations and finished product operations:

Year Ended December 31,	2015	2014	2013
Concentrate operations[1]	37%	38%	38%
Finished product operations[2]	63	62	62
Total	100%	100%	100%

[1]
Includes concentrates sold by the Company to authorized bottling partners for the manufacture of fountain syrups. The bottlers then typically sell the fountain syrups to wholesalers or directly to fountain retailers.

[2]
Includes fountain syrups manufactured by the Company, including consolidated bottling operations, and sold to fountain retailers or to authorized fountain wholesalers or bottling partners who resell the fountain syrups to fountain retailers.

Method of Determining Segment Income or Loss
Management evaluates the performance of our operating segments separately to individually monitor the different factors affecting financial performance. Our Company manages income taxes and certain treasury-related items, such as interest income and expense, on a global basis within the Corporate operating segment. We evaluate segment performance based on income or loss before income taxes.
Geographic Data
The following table provides information related to our net operating revenues (in millions):

Year Ended December 31,	2015	2014	2013
United States	$20,360	$19,763	$19,820
International	23,934	26,235	27,034
Net operating revenues	$44,294	$45,998	$46,854
The following table provides information related to our property, plant and equipment — net (in millions):

Year Ended December 31,	2015	2014	2013
United States	$8,266	$8,683	$8,841
International	4,305	5,950	6,126
Property, plant and equipment — net	$12,571	$14,633	$14,967

Information about our Company's operations by operating segment as of and for the years ended December 31, 2015, 2014 and 2013, is as follows (in millions):

	Europe, Middle East & Africa		Latin America	North America	Asia Pacific	Bottling Investments		Corporate	Eliminations	Consolidated
2015
Net operating revenues:
Third party	$6,966		$3,999	$5,581	$4,707	$22,885		$156	$—	$44,294
Intersegment	621		75	4,259	545	178		10	(5,688)	—
Total net revenues	7,587		4,074	9,840	5,252	23,063		166	(5,688)	44,294
Operating income (loss)	3,875		2,169	2,366	2,189	124		(1,995)	—	8,728
Interest income	—		—	9	—	—		604	—	613
Interest expense	—		—	—	—	—		856	—	856
Depreciation and amortization	103		41	373	85	1,211		157	—	1,970
Equity income (loss) — net	39		(7)	(18)	9	426		40	—	489
Income (loss) before income taxes	3,923		2,164	2,356	2,207	(427)		(618)	—	9,605
Identifiable operating assets[1]	4,156	[2]	1,627	16,396	1,639	22,688	[2]	27,702	—	74,208
Investments[3]	1,138		657	107	158	8,084		5,644	—	15,788
Capital expenditures	54		70	377	81	1,699		272	—	2,553
2014
Net operating revenues:
Third party	$7,574		$4,597	$4,975	$5,257	$23,459		$136	$—	$45,998
Intersegment	692		60	4,296	489	192		—	(5,729)	—
Total net revenues	8,266		4,657	9,271	5,746	23,651		136	(5,729)	45,998
Operating income (loss)	3,936		2,316	2,243	2,448	213		(1,448)	—	9,708
Interest income	—		—	—	—	—		594	—	594
Interest expense	—		—	—	—	—		483	—	483
Depreciation and amortization	122		56	349	96	1,161		192	—	1,976
Equity income (loss) — net	66		10	(16)	12	691		6	—	769
Income (loss) before income taxes	4,017		2,319	2,228	2,464	120		(1,823)	—	9,325
Identifiable operating assets[1]	4,656	[2]	2,426	16,844	1,793	23,197	[2]	29,427	—	78,343
Investments[3]	1,171		757	34	157	8,795		2,711	—	13,625
Capital expenditures	84		55	367	76	1,554		270	—	2,406
2013
Net operating revenues:
Third party	$7,408		$4,748	$5,047	$5,372	$24,125		$154	$—	$46,854
Intersegment	689		191	4,168	497	195		—	(5,740)	—
Total net revenues	8,097		4,939	9,215	5,869	24,320		154	(5,740)	46,854
Operating income (loss)	3,946		2,908	2,233	2,478	314		(1,651)	—	10,228
Interest income	—		—	—	—	—		534	—	534
Interest expense	—		—	—	—	—		463	—	463
Depreciation and amortization	128		58	334	130	1,193		134	—	1,977
Equity income (loss) — net	46		13	—	19	526		(2)	—	602
Income (loss) before income taxes	4,032		2,920	2,233	2,494	880		(1,082)	—	11,477
Identifiable operating assets[1]	4,986	[2]	2,918	16,735	1,922	24,240	[2]	27,689	—	78,490
Investments[3]	1,263		545	35	143	9,438		88	—	11,512
Capital expenditures	74		63	342	117	1,675		279	—	2,550

[1]
Principally cash and cash equivalents, short-term investments, marketable securities, trade accounts receivable, inventories, goodwill, trademarks and other intangible assets, and property, plant and equipment — net.

[2]
Property, plant and equipment — net in Germany represented 10 percent of consolidated property, plant and equipment — net in 2015, 10 percent in 2014 and 11 percent in 2013. The 2015 amount includes property, plant and equipment — net classified as held for sale.

[3]	Principally equity method investments and other investments in bottling companies.

In 2015, the results of our operating segments were impacted by the following items:

•
Operating income (loss) and income (loss) before income taxes were reduced by $7 million for Latin America, $141 million for North America, $2 million for Asia Pacific, $596 million for Bottling Investments and $246 million for Corporate due to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $9 million for Europe, Middle East and Africa due to the refinement of previously established accruals, partially offset by additional charges, related to the Company's productivity and reinvestment program. Refer to Note 18.

•
Operating income (loss) and income (loss) before income taxes were reduced by $418 million for Corporate primarily due to an impairment charge primarily related to the discontinuation of the energy products in the glacéau portfolio as a result of the Monster Transaction. Refer to Note 2 and Note 17.

•	Operating income (loss) and income (loss) before income taxes were reduced by $100 million for Corporate as a result of a cash contribution to The Coca-Cola Foundation. Refer to Note 17.

•	Income (loss) before income taxes was increased by $1,403 million for Corporate as a result of the Monster Transaction. Refer to Note 2 and Note 17.

•	Income (loss) before income taxes was reduced by $1,006 million for Bottling Investments due to the refranchising of certain bottling territories in North America. Refer to Note 2 and Note 17.

•	Income (loss) before income taxes was reduced by $320 million for Corporate due to charges the Company recognized on the early extinguishment of certain long-term debt. Refer to Note 10 and Note 17.

•
Income (loss) before income taxes was reduced by $33 million for Latin America and $105 million for Corporate due to the remeasurement of the net monetary assets of our local Venezuelan subsidiary into U.S. dollars using the SIMADI exchange rate, an impairment of a Venezuelan trademark, and a write-down the Company recorded on receivables from our bottling partner in Venezuela. Refer to Note 1 and Note 17.

•
Income (loss) before income taxes was reduced by $19 million for Corporate as a result of the remeasurement of our previously held equity interest in a South African bottler to fair value upon our acquisition of the bottling operations. Refer to Note 2.

•
Income (loss) before income taxes was reduced by $6 million for Corporate as a result of a Brazilian bottling entity's majority interest owners exercising their option to acquire from us an additional equity interest at an exercise price less than that of our carrying value. Refer to Note 2 and Note 17.

•
Income (loss) before income taxes was reduced by $4 million for Europe, Middle East and Africa and $83 million for Bottling Investments due to the Company's proportionate share of unusual or infrequent items recorded by certain of our equity method investees. Refer to Note 17.

In 2014, the results of our operating segments were impacted by the following items:

•
Operating income (loss) and income (loss) before income taxes were reduced by $137 million for Europe, Middle East and Africa, $20 million for Latin America, $157 million for North America, $36 million for Asia Pacific, $335 million for Bottling Investments and $124 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Refer to Note 18.

•
Operating income (loss) and income (loss) before income taxes were reduced by $42 million for Bottling Investments as a result of the restructuring and transition of the Company's Russian juice operations to an existing joint venture with an unconsolidated bottling partner. Refer to Note 17.

•
Income (loss) before income taxes was reduced by $2 million for Europe, Middle East and Africa and $16 million for Bottling Investments due to the Company's proportionate share of unusual or infrequent items recorded by certain of our equity method investees. Refer to Note 17.

•	Income (loss) before income taxes was reduced by $799 million for Bottling Investments due to the refranchising of certain bottling territories in North America. Refer to Note 2 and Note 17.

•
Income (loss) before income taxes was reduced by $275 million for Latin America and $411 million for Corporate due to the remeasurement of the net monetary assets of our local Venezuelan subsidiary into U.S. dollars using the SICAD 2 exchange rate, an impairment of a Venezuelan trademark, and a write-down the Company recorded on the concentrate sales receivables from our bottling partner in Venezuela. Refer to Note 1 and Note 17.

•
Income (loss) before income taxes was increased by $25 million for Bottling Investments due to the elimination of intercompany profits resulting from a write-down we recorded on the concentrate sales receivables from our bottling partner in Venezuela, an equity method investee, partially offset by our proportionate share of their remeasurement loss. Refer to Note 1.

•
Income (loss) before income taxes was reduced by $32 million for Corporate as a result of a Brazilian bottling entity's majority interest owners exercising their option to acquire from us an additional equity interest at an exercise price less than that of our carrying value. Refer to Note 2 and Note 17.

In 2013, the results of our operating segments were impacted by the following items:

•
Operating income (loss) and income (loss) before income taxes were reduced by $59 million for Europe, Middle East and Africa, $127 million for North America, $26 million for Asia Pacific, $349 million for Bottling Investments and $121 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Refer to Note 18.

•
Operating income (loss) and income (loss) before income taxes were reduced by $195 million for Corporate due to impairment charges recorded on certain of the Company's intangible assets. Refer to Note 17.

•	Operating income (loss) and income (loss) before income taxes were reduced by $22 million for Asia Pacific due to charges associated with certain of the Company's fixed assets. Refer to Note 17.

•
Income (loss) before income taxes was increased by $615 million for Corporate due to a gain the Company recognized on the deconsolidation of our Brazilian bottling operations as a result of their combination with an independent bottling partner. Refer to Note 17.

•
Income (loss) before income taxes was reduced by $9 million for Bottling Investments and $140 million for Corporate due to the devaluation of the Venezuelan bolivar, including our proportionate share of the charge incurred by an equity method investee that has operations in Venezuela. Refer to Note 1 and Note 17.

•
Income (loss) before income taxes was reduced by a net $114 million for Corporate due to the merger of four of the Company's Japanese bottling partners in which we held equity method investments prior to their merger into CCEJ. Refer to Note 17.

•
Income (loss) before income taxes was increased by $139 million for Corporate due to a gain the Company recognized as a result of Coca-Cola FEMSA issuing additional shares of its own stock during the year at a per share amount greater than the carrying value of the Company's per share investment. Refer to Note 17.

•
Income (loss) before income taxes was reduced by a net $159 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees. Refer to Note 17.

•
Income (loss) before income taxes was reduced by $53 million for Corporate due to charges the Company recognized on the early extinguishment of certain long-term debt, including the hedge accounting adjustments reclassified from accumulated other comprehensive income to earnings. Refer to Note 10.

NOTE 20: NET CHANGE IN OPERATING ASSETS AND LIABILITIES
Net cash provided by (used in) operating activities attributable to the net change in operating assets and liabilities is composed of the following (in millions):

Year Ended December 31,	2015	2014	2013
(Increase) decrease in trade accounts receivable	$(212)	$(253)	$28
(Increase) decrease in inventories	(250)	35	(105)
(Increase) decrease in prepaid expenses and other assets	123	194	(163)
Increase (decrease) in accounts payable and accrued expenses	1,004	(250)	(158)
Increase (decrease) in accrued taxes	(306)	151	22
Increase (decrease) in other liabilities	(516)	(316)	(556)
Net change in operating assets and liabilities	$(157)	$(439)	$(932)

NOTE 21: SUBSEQUENT EVENT
In February 2016, additional bottling territories in North America met the criteria to be classified as held for sale. Therefore, we are required to record the related assets and liabilities at the lower of carrying value or fair value less any costs to sell based on the estimated sale price, which will result in a noncash loss of $296 million in 2016. This loss is primarily related to the write-down of intangible assets due to the accounting treatment for the contingent consideration that will be received in exchange for the grant of the exclusive territory rights. The Company expects these territories to be refranchised at various times throughout 2016. Refer to Note 2 for additional information about North America refranchising.
The following table presents information related to the major classes of assets and liabilities related to these additional territories, which were included in the Bottling Investments operating segment (in millions):

Inventories	$4
Prepaid expenses and other assets	1
Property, plant and equipment — net	62
Bottlers' franchise rights with indefinite lives	273
Goodwill	10
Other intangible assets	13
Allowance for reduction of assets held for sale	(296)
Total assets	$67
Accounts payable and accrued expenses	$1
Other liabilities	1
Deferred income taxes	19
Total liabilities	$21

REPORT OF MANAGEMENT
Management's Responsibility for the Financial Statements
Management of the Company is responsible for the preparation and integrity of the consolidated financial statements appearing in our Annual Report on Form 10-K. The financial statements were prepared in conformity with generally accepted accounting principles appropriate in the circumstances and, accordingly, include certain amounts based on our best judgments and estimates. Financial information in this Annual Report on Form 10-K is consistent with that in the financial statements.
Management of the Company is responsible for establishing and maintaining a system of internal controls and procedures to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements. Our internal control system is supported by a program of internal audits and appropriate reviews by management, written policies and guidelines, careful selection and training of qualified personnel, and a written Code of Business Conduct adopted by our Company's Board of Directors, applicable to all officers and employees of our Company and subsidiaries. In addition, our Company's Board of Directors adopted a written Code of Business Conduct for Non-Employee Directors which reflects the same principles and values as our Code of Business Conduct for officers and employees but focuses on matters of relevance to non-employee Directors.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements and, even when determined to be effective, can only provide reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Management's Report on Internal Control Over Financial Reporting
Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended ("Exchange Act"). Management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2015. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) ("COSO") in Internal Control — Integrated Framework. Based on this assessment, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2015.
The Company's independent auditors, Ernst & Young LLP, a registered public accounting firm, are appointed by the Audit Committee of the Company's Board of Directors, subject to ratification by our Company's shareowners. Ernst & Young LLP has audited and reported on the consolidated financial statements of The Coca-Cola Company and subsidiaries and the Company's internal control over financial reporting. The reports of the independent auditors are contained in this annual report.

Audit Committee's Responsibility
The Audit Committee of our Company's Board of Directors, composed solely of Directors who are independent in accordance with the requirements of the New York Stock Exchange listing standards, the Exchange Act, and the Company's Corporate Governance Guidelines, meets with the independent auditors, management and internal auditors periodically to discuss internal controls and auditing and financial reporting matters. The Audit Committee reviews with the independent auditors the scope and results of the audit effort. The Audit Committee also meets periodically with the independent auditors and the chief internal auditor without management present to ensure that the independent auditors and the chief internal auditor have free access to the Audit Committee. Our Audit Committee's Report can be found in the Company's 2016 Proxy Statement.

Muhtar Kent	Kathy N. Waller
Chairman of the Board of Directors and Chief Executive Officer February 25, 2016	Executive Vice President and Chief Financial Officer February 25, 2016

James R. Quincey	Larry M. Mark
President and Chief Operating Officer February 25, 2016	Vice President and Controller February 25, 2016

Mark Randazza
Vice President and Assistant Controller February 25, 2016

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareowners
The Coca-Cola Company
We have audited the accompanying consolidated balance sheets of The Coca-Cola Company and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, shareowners' equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Coca-Cola Company and subsidiaries at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The Coca-Cola Company and subsidiaries' internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) and our report dated February 25, 2016 expressed an unqualified opinion thereon.

Atlanta, Georgia
February 25, 2016
Except for the effects of the change in reportable segments and the retrospective adoption of the updated accounting standards in Notes 1, 8, 10, 16 and 19 to the consolidated financial statements, as to which the date is October 27, 2016.

Report of Independent Registered Public Accounting Firm
on Internal Control Over Financial Reporting

Board of Directors and Shareowners
The Coca-Cola Company
We have audited The Coca-Cola Company and subsidiaries' internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) (the COSO criteria). The Coca-Cola Company and subsidiaries' management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, The Coca-Cola Company and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of The Coca-Cola Company and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, shareowners' equity, and cash flows for each of the three years in the period ended December 31, 2015, and our report dated February 25, 2016 expressed an unqualified opinion thereon.

Atlanta, Georgia
February 25, 2016

Quarterly Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
(In millions except per share data)
2015
Net operating revenues	$10,711	$12,156	$11,427	$10,000	$44,294
Gross profit	6,608	7,408	6,850	5,946	26,812
Net income attributable to shareowners of The Coca-Cola Company	1,557	3,108	1,449	1,237	7,351
Basic net income per share	$0.36	$0.71	$0.33	$0.29	$1.69
Diluted net income per share	$0.35	$0.71	$0.33	$0.28	$1.67
2014
Net operating revenues	$10,576	$12,574	$11,976	$10,872	$45,998
Gross profit	6,493	7,755	7,346	6,515	28,109
Net income attributable to shareowners of The Coca-Cola Company	1,619	2,595	2,114	770	7,098
Basic net income per share	$0.37	$0.59	$0.48	$0.18	$1.62
Diluted net income per share	$0.36	$0.58	$0.48	$0.17	$1.60	[1]

[1]
The sum of the quarterly net income per share amounts does not agree to the full year net income per share amounts. We calculate net income per share based on the weighted-average number of outstanding shares during the reporting period. The average number of shares fluctuates throughout the year and can therefore produce a full year result that does not agree to the sum of the individual quarters.

Our first quarter, second quarter and third quarter reporting periods end on the Friday closest to the last day of the applicable quarterly calendar period. Our fourth quarter and fiscal year end on December 31 regardless of the day of the week on which December 31 falls.

The Company's first quarter 2015 results were impacted by six additional shipping days compared to the first quarter of 2014. Furthermore, the Company recorded the following transactions which impacted results:

•	Charge of $320 million due to the early extinguishment of debt. Refer to Note 10 and Note 17.

•
Charges of $135 million due to the remeasurement of the net monetary assets of our local Venezuelan subsidiary into U.S. dollars using the SIMADI exchange rate, an impairment of a Venezuelan trademark and a write-down the Company recorded on receivables from our bottling partner in Venezuela. Refer to Note 1 and Note 17.

•	Charges of $125 million due to the Company's productivity and reinvestment program as well as other restructuring initiatives. Refer to Note 17 and Note 18.

•	Charges of $73 million due to the Company's proportionate share of unusual or infrequent items recorded by certain of our equity method investees. Refer to Note 17.

•	Charge of $21 million due to the refranchising of certain bottling territories in North America. Refer to Note 2 and Note 17.
In the second quarter of 2015, the Company recorded the following transactions which impacted results:

•	Benefit of $1,402 million as a result of the Monster Transaction. Refer to Note 2 and Note 17.

•
Charge of $380 million due to an impairment primarily related to the discontinuation of the energy products in the glacéau portfolio as a result of the Monster Transaction. Refer to Note 2 and Note 17.

•	Charges of $186 million due to the Company's productivity and reinvestment program as well as other restructuring initiatives. Refer to Note 17 and Note 18.

•	Charge of $100 million as a result of a cash contribution to The Coca-Cola Foundation. Refer to Note 17.

•	Charge of $12 million due to the refranchising of certain bottling territories in North America. Refer to Note 2 and Note 17.

In the third quarter of 2015, the Company recorded the following transactions which impacted results:

•	Charge of $794 million due to the refranchising of certain bottling territories in North America. Refer to Note 2 and Note 17.

•	Charges of $216 million due to the Company's productivity and reinvestment program as well as other restructuring initiatives. Refer to Note 17 and Note 18.

•
Charge of $38 million related to an impairment on a trademark in the glacéau portfolio, primarily as a result of foreign currency exchange rate fluctuations that impacted the fair value of the asset. Refer to Note 2 and Note 17.

•	Charge of $3 million related to an impairment charge on a Venezuelan trademark. Refer to Note 1.
The Company's fourth quarter 2015 results were impacted by six fewer shipping days compared to the fourth quarter of 2014. Furthermore, the Company recorded the following transactions which impacted results:

•	Charges of $456 million due to the Company's productivity and reinvestment program as well as other restructuring initiatives. Refer to Note 17 and Note 18.

•	Charge of $179 million due to the refranchising of certain bottling territories in North America. Refer to Note 2 and Note 17.

•	Benefit of $1 million as a result of the Monster Transaction. Refer to Note 2 and Note 17.
The Company's first quarter 2014 results were impacted by one less shipping day compared to the first quarter of 2013. Furthermore, the Company recorded the following transactions which impacted results:

•
Charges of $247 million due to the devaluation of the Venezuelan bolivar, including our proportionate share of the charge incurred by an equity method investee that has operations in Venezuela. Refer to Note 1 and Note 17.

•	Charges of $128 million due to the Company's productivity and reinvestment program as well as other restructuring initiatives. Refer to Note 17 and Note 18.
In the second quarter of 2014, the Company recorded the following transactions which impacted results:

•	Charges of $155 million due to the Company's productivity and reinvestment program as well as other restructuring initiatives. Refer to Note 17 and Note 18.

•	Charge of $140 million due to the refranchising of certain bottling territories in North America. Refer to Note 2 and Note 17.

•
Charge of $21 million as a result of a write-down of receivables related to sales of concentrate to our bottling partner in Venezuela due to limited government-approved exchange rate conversion mechanisms. Refer to Note 1 and Note 17.

In the third quarter of 2014, the Company recorded the following transactions which impacted results:

•	Charge of $270 million due to the refranchising of certain bottling territories in North America. Refer to Note 2 and Note 17.

•	Charges of $118 million due to the Company's productivity and reinvestment program as well as other restructuring initiatives. Refer to Note 17 and Note 18.
The Company's fourth quarter 2014 results were impacted by one additional shipping day compared to the fourth quarter of 2013. Furthermore, the Company recorded the following transactions which impacted results:

•	Charges of $408 million due to the Company's productivity and reinvestment program as well as other restructuring initiatives. Refer to Note 17 and Note 18.

•	Charge of $389 million due to the refranchising of certain bottling territories in North America. Refer to Note 2 and Note 17.

•	Charge of $275 million due to the write-down of concentrate sales receivables from our bottling partner in Venezuela. Refer to Note 1 and Note 17.

•
Charge of $164 million due to the remeasurement of the net monetary assets of our local Venezuelan subsidiary into U.S. dollars using the SICAD 2 exchange rate, and for the impairment of a Venezuelan trademark. Refer to Note 1 and Note 17.

•
Benefit of $46 million due to the elimination of intercompany profits resulting from a write-down the Company recorded on the concentrate sales receivables from our bottling partner in Venezuela, an equity method investee. Refer to Note 1 and Note 17.

•
Charge of $32 million as a result of a Brazilian bottling entity's majority interest owners exercising their option to acquire from us an additional equity interest at an exercise price less than that of our carrying value. Refer to Note 17.